Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

UDEMY, INC.

COURSERA, INC.

and

CHESS MERGER SUB, INC.

Dated as of December 17, 2025

TABLE OF CONTENTS

ARTICLE I

THE MERGER

1.1.	The Merger	3
1.2.	Closing	3
1.3.	Effective Time	3
1.4.	Effects of the Merger	3
1.5.	Conversion of Udemy Common Stock and Merger Sub Common Stock	3
1.6.	Treatment of Udemy Equity Awards	4
1.7	Employee Stock Purchase Plan	6
1.8.	Certificate of Incorporation of the Combined Company	7
1.9.	Bylaws of the Combined Company	7
1.10.	Certificate of Incorporation and Bylaws of Surviving Entity	7
1.11.	Directors and Officers of Surviving Entity	7
1.12.	Plan of Reorganization	7

ARTICLE II

EXCHANGE OF SHARES

2.1.	Coursera to Make Consideration Available	8
2.2.	Exchange of Shares	8

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COURSERA AND MERGER SUB

3.1.	Corporate Organization	11
3.2.	Capitalization	13
3.3.	Authority; No Violation	14
3.4.	Consents and Approvals	15
3.5.	Financial Statements	16
3.6.	Broker’s Fees	17
3.7.	Absence of Certain Changes or Events	18
3.8.	Legal and Regulatory Proceedings	18
3.9.	Taxes and Tax Returns	18
3.10.	Employees	21
3.11.	SEC Reports	23
3.12.	Compliance with Applicable Law	23
3.13.	Certain Contracts	26
3.14.	Government Contracts	29
3.15.	Environmental Matters	30
3.16.	Real Property	30

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3.17.	Intellectual Property; Privacy	31
3.18.	Related Party Transactions	33
3.19.	State Takeover Laws	33
3.20.	Coursera and Merger Sub Board Recommendations	34
3.21.	Opinion	34
3.22.	Coursera Information	34
3.23.	Customers, Suppliers, Resellers	35
3.24.	Insurance	36
3.25.	No Other Representations or Warranties	36

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF UDEMY

4.1.	Corporate Organization	37
4.2.	Capitalization	38
4.3.	Authority; No Violation	39
4.4.	Consents and Approvals	40
4.5.	Financial Statements	40
4.6.	Broker’s Fees	42
4.7.	Absence of Certain Changes or Events	42
4.8.	Legal and Regulatory Proceedings	42
4.9.	Taxes and Tax Returns	43
4.10.	Employees	44
4.11.	SEC Reports	46
4.12.	Compliance with Applicable Law	47
4.13.	Certain Contracts	49
4.14.	Government Contracts	52
4.15.	Environmental Matters	52
4.16.	Real Property	53
4.17.	Intellectual Property; Privacy	53
4.18.	Related Party Transactions	55
4.19.	State Takeover Laws	55
4.20.	Udemy Board Recommendation	55
4.21.	Opinion	55
4.22.	Udemy Information	56
4.23.	Customers and Suppliers	56
4.24.	Insurance	57
4.25.	No Other Representations or Warranties	58

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1.	Conduct of Businesses Prior to the Effective Time	58
5.2.	Forbearances	58
5.3.	Process Related to Conduct of Business and Forbearance Covenants	64

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ARTICLE VI

ADDITIONAL AGREEMENTS

6.1.	Regulatory Matters	65
6.2.	Preparation of the Form S-4 and the Proxy Statement	67
6.3.	Access to Information; Confidentiality	68
6.4.	Stockholders Meetings	69
6.5.	Reasonable Best Efforts	75
6.6.	Stock Exchange Listing and Delisting	75
6.7.	Employee Benefit Plans	75
6.8.	Certain Tax Matters	77
6.9.	Indemnification; Directors’ and Officers’ Insurance	77
6.10.	Advice of Changes	78
6.11.	Stockholder Litigation	79
6.12.	Corporate Governance; Headquarters; Other Matters	79
6.13.	Acquisition Proposals	80
6.14.	Public Announcements	83
6.15.	Change of Method	84
6.16.	Takeover Statutes	84
6.17.	Exemption from Liability Under Section 16(b)	85
6.18.	Merger Sub Approval	85
6.19.	Payoff of Udemy Credit Agreement	85

ARTICLE VII

CONDITIONS PRECEDENT

7.1.	Conditions to Each Party’s Obligation to Effect the Merger	86
7.2.	Conditions to Obligations of Udemy	86
7.3.	Conditions to Obligations of Coursera and Merger Sub	88

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1.	Termination	89
8.2.	Effect of Termination	90

ARTICLE IX

GENERAL PROVISIONS

9.1.	Amendment	93
9.2.	Extension; Waiver	93
9.3.	Nonsurvival of Representations, Warranties and Agreements	93
9.4.	Expenses	93

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9.5.	Notices	94
9.6.	Interpretation	95
9.7.	Counterparts	96
9.8.	Entire Agreement	96
9.9.	Governing Law; Jurisdiction	96
9.10.	Waiver of Jury Trial	96
9.11.	Assignment; Third-Party Beneficiaries	97
9.12.	Specific Performance	97
9.13.	Severability	98
9.14.	Execution and Delivery by Electronic Transmission	98

Exhibits

Exhibit A – Udemy Voting Agreement

Exhibit B – Coursera Voting Agreement

Exhibit C – Charter Amendment

Exhibit D – Surviving Company Certificate of Incorporation

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INDEX OF DEFINED TERMS

Section
Acquisition Proposal	6.13(c)
affiliate	9.6
Agreement	Preamble
Antitrust Division	6.1(c)
Assumed RSU Award	1.6(b)
Business Day	9.6
Cancelled Shares	1.5(b)
Certificate of Merger	1.3
Charter Amendment	1.8
Charter Amendment Vote	1.8
Chosen Courts	9.9(b)
Clean Team Agreement	6.3(b)
Closing	1.2
Closing Date	1.2
Code	Recitals
Combined Company	1.1
Company Tax Counsel	7.2(d)
Company Tax Opinion	7.2(d)
Competition Laws	3.4
Confidentiality Agreement	6.3(b)
Content Licenses	3.13(a)
Contract	3.13(a)
Coursera	Preamble
Coursera Benefit Plans	3.10(a)
Coursera Board Recommendation	3.20
Coursera Bylaws	1.9
Coursera Certificate of Incorporation	1.8
Coursera Common Stock	Recitals
Coursera Contract	3.13(a)
Coursera Covered Content Partner	3.23(d)
Coursera Covered Customer	3.23(a)
Coursera Covered Reseller	3.23(c)
Coursera Covered Supplier	3.23(b)
Coursera Director Designee	6.12(a)
Coursera Disclosure Letter	Article III
Coursera Equity Awards	3.2(a)
Coursera ERISA Affiliate	3.10(a)
Coursera Indemnified Parties	6.9(a)
Coursera Intervening Event	6.4(b)(iv)
Coursera Leases	3.16
Coursera Material Source Code	3.17(d)
Coursera Meeting	6.4(a)
Coursera Privacy Obligations	3.17(f)

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Coursera PSU Awards	3.2(a)
Coursera Qualified Plans	3.10(b)
Coursera Real Property	3.16
Coursera Registered Intellectual Property	3.17(a)
Coursera Restricted Stock Awards	3.2(a)
Coursera RSU Awards	3.2(a)
Coursera SEC Reports	3.11
Coursera Securities	3.2(a)
Coursera Share Price	2.2(e)
Coursera Significant Stockholders	Recitals
Coursera Stock Options	3.2(a)
Coursera Subsidiary	3.1(b)
Coursera Subsidiary Securities	3.2(c)
Coursera Superior Proposal	6.4(b)(ii)
Coursera Voting Agreement	Recitals
Delaware Secretary	1.3
DGCL	Recitals
Director Award	1.6(c)
Director Designees	6.12(a)
Divestiture	6.1(b)
DMCA	3.17(b)
Educational Partner	3.12(c)
Effective Time	1.3
Enforceability Exceptions	3.3(a)
Environmental Laws	3.15
ERISA	3.10(a)
Exchange Act	3.5(c)
Exchange Agent	2.1
Exchange Fund	2.1
Exchange Ratio	1.5(b)
FCPA	3.12(g)
Final Offering Period	1.7
Form S-4	3.4
FTC	6.1(c)
GAAP	3.1(a)
Government Contract	3.14
Governmental Entity	3.4
Hazardous Substances	3.15
HSR Act	3.4
Indebtedness	3.13(a)
Intellectual Property	3.17(a)
IT Assets	3.17(e)
Joint Proxy Statement	3.4
knowledge	9.6
Laws	3.12(a)
Liens	3.2(c)

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made available	9.6
Malicious Code	3.17(e)
Material Adverse Effect	3.1(a)
Merger	Recitals
Merger Consideration	1.5(b)
Merger Consideration Value	1.6(a)
Merger Sub	Preamble
Merger Sub Common Stock	1.5(a)
Multiemployer Plan	3.10(a)
Multiple Employer Plan	3.10(d)
Nasdaq	6.6
Net Option Share Amount	1.6(a)
New Benefit Plans	6.7(a)
New Certificates	2.1
Non-Scheduled Contracts	3.13(a)
NYSE	2.2(e)
OFAC	3.12(f)
Old Certificate	1.5(c)
Payoff Amount	6.19
Payoff Letter	6.19
Permitted Encumbrances	3.16
Permitted Grants	5.2(d)
person	9.6
Personal Data	3.12(h)
Premium Cap	6.9(b)
Processing	3.17(f)
Recommendation Change	6.4(a)
Registered Intellectual Property	3.17(a)
Relevant Matters	9.9(a)
Remedy	6.1(b)
Representatives	3.12(g)
Requisite Coursera Vote	3.3(a)
Requisite Regulatory Approvals	6.1(a)
Requisite Udemy Vote	4.3(a)
Restructuring Election	6.15
Sarbanes-Oxley Act	3.5(c)
SEC	1.6(f)
Security Breach	3.12(h)
Share Issuance	3.3(a)
Significant Subsidiaries	5.2(o)
Subsidiary	3.1(a)
Surviving Entity	1.1
Takeover Statutes	3.19
Tax	3.9(f)
Tax Return	3.9(g)
Taxes	3.9(f)

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Taxing Authority	3.9(h)
Termination Date	8.1(c)
Termination Fee	8.2(b)(i)
Third Party	6.13(c)
Treasury Regulations	Recitals
Two-Step Merger	6.15
Udemy	Preamble
Udemy Benefit Plans	4.10(a)
Udemy Board Recommendation	4.20
Udemy Bylaws	4.1(a)
Udemy Certificate of Incorporation	4.1(a)
Udemy Common Stock	Recitals
Udemy Contract	4.13(a)
Udemy Covered Customer	4.23(a)
Udemy Covered Instructor	4.23(d)
Udemy Covered Reseller	4.23(c)
Udemy Covered Supplier	4.23(b)
Udemy Credit Agreement	6.19
Udemy Director Designee	6.12(a)
Udemy Disclosure Letter	Article IV
Udemy Equity Awards	4.2(a)
Udemy ERISA Affiliate	4.10(a)
Udemy ESPP	1.7
Udemy Indemnified Parties	6.9(a)
Udemy Insiders	6.17
Udemy Intervening Event	6.4(b)(iii)
Udemy Leases	4.16
Udemy Material Source Code	4.17(d)
Udemy Meeting	6.4(a)
Udemy Privacy Obligations	4.17(f)
Udemy PSU Award	1.6(d)
Udemy Qualified Plans	4.10(b)
Udemy Real Property	4.16
Udemy Registered Intellectual Property	4.17(a)
Udemy RSU Award	1.6(b)
Udemy SAR	1.6(a)
Udemy SEC Reports	4.11
Udemy Securities	4.2(a)
Udemy Significant Stockholders	Recitals
Udemy Stock Option	1.6(a)
Udemy Subsidiary	4.1(b)
Udemy Subsidiary Securities	4.2(b)
Udemy Superior Proposal	6.4(b)(i)
Udemy Voting Agreement	Recitals
Willful Breach	8.2(a)

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of December 17, 2025 (this “Agreement”), by and among Udemy, Inc., a Delaware corporation (“Udemy”), Coursera, Inc. a Delaware public benefit corporation (“Coursera”), and Chess Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Coursera (“Merger Sub”).

W I T N E S S E T H:

WHEREAS, the parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub will merge with and into Udemy (the “Merger”), with Udemy surviving the Merger, pursuant to and in accordance with the provisions of the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, in furtherance thereof, the respective Boards of Directors of Udemy, Coursera and Merger Sub have approved the Merger and this Agreement;

WHEREAS, the Board of Directors of Coursera has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Charter Amendment (as defined below), the Share Issuance and the Merger, are advisable to, and in the best interests of, Coursera, taking into account the pecuniary interests of holders of shares of common stock, par value $0.00001 per share, of Coursera (the “Coursera Common Stock”), the best interests of those materially affected by Coursera’s conduct, including holders of Coursera Common Stock, employees of Coursera, community, educators and learners, and Coursera’s specific public benefit purpose to provide global access to flexible affordable high-quality education that supports personal development, career advancement, and economic opportunity, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Charter Amendment, the Share Issuance and the Merger, on the terms and subject to the conditions set forth in this Agreement, (c) directed that the Share Issuance and the Charter Amendment be submitted to the holders of Coursera Common Stock, for their approval, and (d) resolved to recommend that the holders of shares of Coursera Common Stock vote in favor of the approval of the Share Issuance and the Charter Amendment on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of Udemy has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, Udemy and the holders of shares of common stock, par value $0.00001 per share, of Udemy (the “Udemy Common Stock”), (b) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth in this Agreement, (c) directed that this Agreement be submitted to the holders of shares of Udemy Common Stock for their adoption and (d) resolved to recommend that the holders of shares of Udemy Common Stock vote in favor of the adoption this Agreement;

WHEREAS, the Board of Directors of Merger Sub has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, Merger Sub, and Coursera, as the sole stockholder of Merger Sub, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth in this Agreement, (c) directed that this Agreement be submitted to Coursera, as the sole stockholder of Merger Sub, for its adoption and (d) resolved to recommend that Coursera, as the sole stockholder of Merger Sub, vote in favor of the adoption this Agreement;

WHEREAS, for U.S. federal income tax purposes, Coursera, Merger Sub and Udemy intend that the Merger (or, if a Restructuring Election is effective, the Two-Step Merger) shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder (“Treasury Regulations”), and this Agreement is intended to be and is adopted as a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated thereunder;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to Coursera’s willingness to enter into this Agreement and following approval thereof by the Board of Directors of Udemy, certain stockholders of Udemy (the “Udemy Significant Stockholders”) have entered into a voting and support agreement, dated as of the date of this Agreement (the “Udemy Voting Agreement”) in substantially the form attached hereto as Exhibit A, pursuant to which, among other things, the Udemy Significant Stockholders have agreed to vote all shares of Udemy Common Stock of which they are the sole or shared record and/or beneficial owner in favor of the adoption of this Agreement and to take certain other actions in furtherance of the Merger and the other transactions contemplated by this Agreement, in each case, on the terms and subject to the conditions provided for in the Udemy Voting Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to Udemy’s willingness to enter into this Agreement and following approval thereof by the Board of Directors of Coursera, certain stockholders of Coursera (the “Coursera Significant Stockholders”) have entered into a voting and support agreement, dated as of the date of this Agreement (the “Coursera Voting Agreement”) in substantially the form attached hereto as Exhibit B, pursuant to which, among other things, the Coursera Significant Stockholders have agreed to vote all shares of Coursera Common Stock of which they are the sole or shared record and/or beneficial owner in favor of the approval of the Share Issuance (as defined herein) and the approval of the Charter Amendment, and to take certain other actions in furtherance of the Merger and the other transactions contemplated by this Agreement, in each case, on the terms and subject to the conditions provided for in the Coursera Voting Agreement; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1. The Merger. On the terms and subject to the conditions set forth in this Agreement, (a) at the Effective Time (as defined below), Merger Sub shall be merged with and into Udemy in accordance with the DGCL and the separate corporate existence of Merger Sub shall thereupon cease, and (b) Udemy shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Entity”) and from and after the Effective Time, shall be a wholly owned Subsidiary of Coursera (sometimes hereinafter referred to as the “Combined Company”), including in its capacity as the sole stockholder of the Surviving Entity following the Effective Time), and the separate corporate existence of Udemy with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger as provided in the DGCL.

1.2. Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place by electronic exchange of documents at 8:00 a.m., New York City time, on a date which shall be no later than five (5) Business Days after the satisfaction or waiver (to the extent permitted under applicable Law) of all of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or permitted waiver thereof), unless another date, time or place is agreed to in writing by Udemy and Coursera. The date on which the Closing occurs is referred to as the “Closing Date.”

1.3. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware (the “Delaware Secretary”) a certificate of merger relating to the Merger (the “Certificate of Merger”), executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL, and, as soon as practicable on or after the Closing Date, shall make all other filings required under the DGCL or by the Delaware Secretary in connection with the Merger. The Merger shall become effective at the time that the Certificate of Merger has been duly filed with the Delaware Secretary, or at such later time as Udemy and Coursera shall agree and specify in the Certificate of Merger (such time hereinafter referred to as the “Effective Time”).

1.4. Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

1.5. Conversion of Udemy Common Stock and Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Udemy, Coursera, Merger Sub or the holders of any securities of Udemy, Coursera or Merger Sub:

(a) Each share of the common stock, par value $0.00001 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.00001 per share, of the Surviving Entity, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Entity. From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Entity into which such shares of Merger Sub Common Stock were converted in accordance with the immediately preceding sentence.

(b) Subject to Section 2.2(e), each share of Udemy Common Stock issued and outstanding immediately prior to the Effective Time, except for shares of Udemy Common Stock that are owned directly by Coursera, Udemy or Merger Sub (in each case other than shares of Udemy Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties) (the “Cancelled Shares”), shall be converted into the right to receive 0.800 shares (the “Exchange Ratio”, and such shares, the “Merger Consideration”) of Coursera Common Stock.

(c) All of the shares of Udemy Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Udemy Common Stock) previously representing any such shares of Udemy Common Stock shall thereafter represent only the right to receive (i) a New Certificate representing the number of whole shares of Coursera Common Stock which such shares of Udemy Common Stock have been converted into the right to receive pursuant to this Section 1.5, (ii) cash in lieu of fractional shares which the shares of Udemy Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), without any interest thereon and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2, in each case, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Udemy Common Stock or Coursera Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give Coursera and the holders of shares of Udemy Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided that nothing contained in this sentence shall be construed to permit Udemy or Coursera to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.

(d) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all Cancelled Shares shall be cancelled and shall cease to exist, and no Coursera Common Stock or other consideration shall be delivered in exchange therefor.

1.6. Treatment of Udemy Equity Awards.

(a) At the Effective Time, each option to purchase shares of Udemy Common Stock (an “Udemy Stock Option”) and each stock appreciation right in respect of shares of Udemy Common Stock (an “Udemy SAR”) that, as of immediately prior to the Effective Time, is outstanding and unexercised, whether vested or unvested, by virtue of the Merger and without any action on the part of the holders thereof, shall be converted into the right to receive (without interest), less applicable Tax withholdings, a number of shares of Coursera Common Stock equal to the product of (i) the Net Option Share Amount multiplied by (ii) the Exchange Ratio. For purposes of this Agreement, “Net Option Share Amount” means, with respect to each Udemy Stock Option or Udemy SAR, as applicable, the quotient of (A) the product of (1) the excess, if any, of the Merger Consideration Value over the exercise price per share of Udemy Common Stock subject to such Udemy Stock Option or Udemy SAR, as applicable, immediately prior to the Effective Time multiplied by (2) the number of shares of Udemy Common Stock subject to such Udemy Stock Option or Udemy SAR, as applicable, immediately prior to the Effective Time, divided by (B) the Merger Consideration Value. For purposes of this Agreement, “Merger Consideration Value” means the product of (x) the Coursera Share Price and (y) the Exchange Ratio. For the avoidance of doubt, at the Effective Time, each Udemy Stock Option and each Udemy SAR that is not entitled to receive any shares of Coursera Common Stock under this Section 1.6(a) shall, by virtue of the Merger and without any action on the part of the holders thereof, be canceled for no consideration.

(b) At the Effective Time, each restricted stock unit award (or portion thereof) covering shares of Udemy Common Stock that is not subject to performance-based vesting conditions, including any restricted stock unit award whose performance-based vesting conditions have been satisfied (an “Udemy RSU Award”) that is not a Director Award (as defined below) that, as of immediately prior to the Effective Time, is outstanding, by virtue of the Merger and without any action on the part of the holders thereof, shall be assumed by Coursera and converted automatically at the Effective Time into a restricted stock unit award covering Coursera Common Stock (an “Assumed RSU Award”) having the same terms and conditions as applied to the corresponding Udemy RSU Award as of immediately prior to the Effective Time (including, for the avoidance of doubt, any applicable vesting schedules and termination protections that apply following consummation of the Merger), except that each Assumed RSU Award will cover that number of shares of Coursera Common Stock (rounded to the nearest whole number of shares) equal to the product of (i) the number of shares of Udemy Common Stock that were subject to the Udemy RSU Award as of immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio.

(c) At the Effective Time, each Udemy RSU Award that was granted in respect of the holder’s services as a non-employee director of Udemy (a “Director Award”) that, as of immediately prior to the Effective Time, is outstanding, by virtue of the Merger and without any action on the part of the holders thereof, shall become fully vested (to the extent unvested) in accordance with the applicable award agreements and shall be converted into the right to receive that number of shares of Coursera Common Stock (rounded to the nearest whole number of shares) equal to the product of (i) the number of shares of Udemy Common Stock that were subject to the Director Award as of immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio.

(d) At the Effective Time, each restricted stock unit award (or portion thereof) covering shares of Udemy Common Stock that is subject to performance-based vesting conditions (a “Udemy PSU Award”) that, as of immediately prior to the Effective Time, is outstanding, by virtue of the Merger and without any action on the part of the holders thereof, shall be assumed by Coursera and converted automatically at the Effective Time into an Assumed RSU Award having the same terms and conditions as applied to the corresponding Udemy PSU Award as of immediately prior to the Effective Time (including, for the avoidance of doubt, any applicable vesting schedules and termination protections that apply following consummation of the Merger), except that each Assumed RSU Award will cover that number of shares of Coursera Common Stock (rounded to the nearest whole number of shares) equal to the product of (i) the number of unvested shares of Udemy Common Stock that were subject to the Udemy PSU Award as of immediately prior to the Effective Time assuming performance at the greater of target and the actual level of performance as of immediately prior to the Effective Time, in accordance with the terms of the applicable award agreements, multiplied by (ii) the Exchange Ratio. Prior to the Effective Time, Udemy, the Board of Directors of Udemy and its compensation committee, as applicable, shall adopt any resolutions and take any corporate actions that are necessary or appropriate to effectuate the provisions of this Section 1.6.

(e) Notwithstanding anything to the contrary herein, if the application of Sections 1.6(a) through 1.6(d) is subject to the Laws of a non-U.S. jurisdiction, then, to the extent that the manner in which such equity award would otherwise be treated pursuant to this Agreement would result in materially adverse Tax consequences to the individual holding such equity award, Coursera and Udemy shall work in good faith to adjust the treatment of such equity award as commercially reasonable to avoid such adverse Tax consequences in such a manner as to yield to the holder of such equity award the economic benefit intended by Sections 1.6(a) through 1.6(d).

(f) Coursera shall take all corporate actions that are necessary for the assumption of the Udemy Equity Awards pursuant to this Section 1.6, including the reservation, issuance and listing of Coursera Common Stock as necessary to effect the transactions contemplated by this Section 1.6. In addition, Coursera shall file with the Securities and Exchange Commission (the “SEC”) as soon as reasonably practicable on or after the Closing Date a registration statement on Form S-8 (or such other applicable form) with respect to the equity awards assumed by Coursera in accordance with this Section 1.6 and the shares of Coursera Common Stock underlying such awards, and shall maintain the effectiveness of such registration statement for so long as such awards remain outstanding and such registration of the shares of Coursera Common Stock issuable thereunder continues to be required.

1.7 Employee Stock Purchase Plan. Udemy shall take all necessary action to terminate the Udemy 2021 Employee Stock Purchase Plan (the “Udemy ESPP”) and all outstanding rights thereunder (including providing any requisite notice to participants in the Udemy ESPP pursuant to the terms of the Udemy ESPP) no later than as of immediately prior to the Effective Time, contingent upon the consummation of the transactions contemplated by this Agreement; provided that, from and after the date of this Agreement, Udemy shall take all necessary action to ensure that (a) no new participants are permitted to participate in the Udemy ESPP and that existing participants in the Udemy ESPP will not be permitted to increase their payroll deduction or contribution rates from those in effect on the date of this Agreement, (b) except for any offering period (inclusive of any rolling purchase periods thereunder) or other similar period during which shares may be purchased in effect on the date of this Agreement (the “Final Offering Period”), no new offering period or such other similar period shall be authorized or commenced after the date of this Agreement, and (c) the maximum number of shares that a participant in the Udemy ESPP is permitted to purchase shall not be increased. Unless otherwise agreed to by Udemy and Coursera, the Final Offering Period shall terminate no later than the day immediately prior to the Effective Time. Udemy shall not grant any Policy RSU (as defined in the Udemy Phantom Employee Stock Purchase Grant Policy), including in respect of the Final Offering Period.

1.8. Certificate of Incorporation of the Combined Company. Subject to the approval of the Charter Amendment by the affirmative vote of a majority of the votes cast by the holders of Coursera Common Stock at a meeting of Coursera stockholders duly called and held for such purpose (the “Charter Amendment Vote”), the filing and effectiveness of the certificate of amendment to be filed with the Delaware Secretary to effect the Charter Amendment and the occurrence of the Closing, at the Effective Time the Certificate of Incorporation of Coursera (the “Coursera Certificate of Incorporation”), as in effect immediately prior to the Effective Time, as amended as set forth in Exhibit C (such amendment the “Charter Amendment”) shall be the Certificate of Incorporation of the Combined Company, until thereafter amended in accordance with its terms and applicable Law.

1.9. Bylaws of the Combined Company. The Bylaws of Coursera (the “Coursera Bylaws”) as in effect immediately prior to the Effective Time shall be the Bylaws of the Combined Company, until thereafter amended in accordance with its terms and applicable Law.

1.10. Certificate of Incorporation and Bylaws of Surviving Entity. At the Effective Time, (i) the Certificate of Incorporation of the Surviving Entity shall be amended and restated in its entirety in the form set forth on Exhibit D and incorporated herein by reference, which will be the certificate of incorporation of the Surviving Entity until thereafter amended in accordance with its terms and applicable Law and (ii) the Bylaws of the Surviving Entity shall be amended and restated in their entirety to be in the form of the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time (except that (a) the name of the Surviving Entity shall be “Udemy, Inc.” and (b) any reference to the incorporator will be removed until thereafter amended in accordance with its terms and with applicable Law).

1.11. Directors and Officers of Surviving Entity. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Entity, in each case until such director’s successor is elected and qualified or such director’s earlier death, resignation or removal, in each case in accordance with the Bylaws of the Surviving Entity. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Entity, in each case until such officer’s successor is elected and qualified or such officer’s earlier death, resignation, retirement, disqualification or removal, in each case in accordance with the Bylaws of the Surviving Entity.

1.12. Plan of Reorganization. This Agreement is adopted as a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated thereunder, and the Merger (or, if a Restructuring Election is effective, the Two-Step Merger) is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder.

ARTICLE II

EXCHANGE OF SHARES

2.1. Coursera to Make Consideration Available. At or prior to the Effective Time, Coursera shall deposit, or shall cause to be deposited, with Coursera’s transfer agent or a bank or trust company designated by Coursera and reasonably acceptable to Udemy (the “Exchange Agent”), for exchange in accordance with this Article II for the benefit of the holders of Old Certificates, certificates or, at Coursera’s option, evidence in book-entry form, representing shares of Coursera Common Stock to be issued pursuant to Section 1.5 (referred to herein as “New Certificates”), and cash in lieu of any fractional shares to be paid pursuant to Section 2.2(e) (such cash and New Certificates, together with any dividends or distributions with respect to shares of Coursera Common Stock payable in accordance with Section 2.2(b), being hereinafter referred to as the “Exchange Fund”).

2.2. Exchange of Shares.

(a) As promptly as practicable after the Effective Time, but in no event later than ten (10) days thereafter, Coursera shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of Udemy Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive Coursera Common Stock pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for New Certificates representing the number of whole shares of Coursera Common Stock and any cash in lieu of fractional shares which the shares of Udemy Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b). Upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of whole shares of Coursera Common Stock to which such holder of shares of Udemy Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of (x) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II and (y) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2(b), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates. Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of Coursera Common Stock which the shares of Udemy Common Stock represented by such Old Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2. Holders of book-entry shares of Udemy Common Stock whose shares of Udemy Common Stock were converted pursuant to Section 1.5 into the right to receive the Merger Consideration shall not be required to deliver a certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration, and such shares will be deemed surrendered at the Effective Time.

(b) No dividends or other distributions declared with respect to Coursera Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Coursera Common Stock that the shares of Udemy Common Stock represented by such Old Certificate have been converted into the right to receive.

(c) If any New Certificate representing shares of Coursera Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of Coursera Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of Udemy of the shares of Udemy Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for New Certificates representing shares of Coursera Common Stock as provided in this Article II.

(e) Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of Coursera Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to Coursera Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of the Combined Company. In lieu of the issuance of any such fractional share, the Combined Company shall pay to each former holder of shares of Udemy Common Stock who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of Coursera Common Stock on the New York Stock Exchange (the “NYSE”) as reported by The Wall Street Journal for the consecutive period of five (5) full trading days ending on the day preceding the Closing Date (the “Coursera Share Price”) by (ii) the fraction of a share (after taking into account all shares of Udemy Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest one-thousandth when expressed in decimal form) of Coursera Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(f) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Udemy for twelve (12) months after the Effective Time shall be paid to the Combined Company. Any former holders of shares of Udemy Common Stock who have not theretofore complied with this Article II shall thereafter look only to the Combined Company for payment of the shares of Coursera Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Coursera Common Stock deliverable in respect of each former share of Udemy Common Stock such holder holds as determined pursuant to this Agreement, without any interest thereon. Notwithstanding the foregoing, none of Udemy, Coursera, Merger Sub, the Surviving Entity, the Combined Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Udemy Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(g) Notwithstanding anything herein to the contrary, each of Udemy, Coursera, Merger Sub, the Surviving Entity, the Combined Company and the Exchange Agent, and any other person that has any withholding obligation with respect to any payment made pursuant to this Agreement, shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any payment made pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable Tax Law. To the extent that amounts are so deducted or withheld and paid over to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

(h) In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Coursera, the Combined Company or the Exchange Agent, the posting by such person of a bond in such amount as Coursera, the Combined Company or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the shares of Coursera Common Stock and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

(i) In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of shares of Udemy Common Stock or Coursera Common Stock in connection with the Merger.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COURSERA AND MERGER SUB

Except (a) as disclosed in the disclosure letter delivered by Coursera and Merger Sub to Udemy concurrently herewith (the “Coursera Disclosure Letter”); provided that (i) the mere inclusion of an item in the Coursera Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by Coursera or Merger Sub that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect and (ii) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) such section, (2) any other section of Article III specifically referenced or cross-referenced and (3) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any Coursera SEC Reports filed by Coursera after December 31, 2023 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Coursera and Merger Sub hereby represent and warrant to Udemy as follows:

3.1. Corporate Organization.

(a) Coursera is a public benefit corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Coursera has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. Coursera is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Coursera. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Udemy, Coursera, the Surviving Entity or the Combined Company, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, properties, results of operations or financial condition of such person and its Subsidiaries taken as a whole; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements or official interpretations thereof, (B) changes, after the date hereof, in Laws, rules or regulations, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war, civil unrest or acts of terrorism) or in economic, market (including equity, credit and debt markets, as well as changes in interest rates) or other general industry-wide conditions affecting the industries in which such party and its Subsidiaries operates, including any government shutdowns, tariffs, sanctions, trade policies or similar Laws, Orders or policies, or any trade disputes, “trade wars” or similar actions, or any threats of any of the foregoing, (D) the announcement or the existence of, compliance with, pendency of or performance under, this Agreement or the transactions contemplated hereby or the identity of the parties to this Agreement or any of their affiliates (including the impact thereof on the relationships, contractual or otherwise, of a party or any of its Subsidiaries with officers and employees, financing sources, customers, suppliers, vendors, service providers or other business partners and any stockholder litigation) (provided that this clause (D) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution of or performance under this Agreement or the consummation of the transactions contemplated hereby), (E) a decline in the trading price of a party’s common stock or any change in the credit ratings or ratings outlook for, or the availability or cost of equity, debt or other financing to, such party or any of its Subsidiaries, or the failure, in and of itself, to meet earnings projections, earnings guidance, budgets, expectations, estimates or internal financial forecasts, but not, in either case, including any underlying causes thereof to the extent not otherwise excluded pursuant to subclauses (A) through (H), (F) strikes, outbreaks of disease, pandemics, natural disasters, wildfires, extreme weather conditions or other acts of God, (G) any action required to be taken by a party or any of its Subsidiaries at the written request of the other party, and (H) with respect to Coursera, any change in Coursera’s certification as a B Corp; provided that this clause (H) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is related to B Corp certification or qualification, and shall not include any underlying causes to the extent not otherwise excluded pursuant to subclauses (A) through (G); except, with respect to the exceptions set forth in subclauses (A), (B), (C) or (F), if such effect, change, event, circumstance, condition, occurrence or development has had a disproportionate adverse impact on the business, properties, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, relative to other companies in the industry in which Udemy, Coursera and their respective Subsidiaries operate, then the incremental disproportionate adverse impact of such effect, change, event, circumstance, condition, occurrence or development shall be taken into account for the purpose of determining whether a Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur. As used in this Agreement, the word “Subsidiary” when used with respect to any person, means any corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, or person of which (x) such first person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (y) such first person is or directly or indirectly has the power to appoint a general partner, manager or managing member or others performing similar functions. True and complete copies of the Coursera Certificate of Incorporation, the Coursera Bylaws and the constituent documents of Merger Sub, in each case as in effect as of the date of this Agreement, have previously been made available by Coursera to Udemy.

(b) Each Subsidiary of Coursera (a “Coursera Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable Law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and in which the failure to be so licensed or qualified or in good standing would reasonably be expected to have a Material Adverse Effect on Coursera and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. Section 3.1(b) of the Coursera Disclosure Letter sets forth a true and complete list of all Coursera Subsidiaries as of the date hereof. No Coursera Subsidiary is in violation of any of the provisions of the certificate of incorporation or bylaws (or comparable organizational documents) of such Coursera Subsidiary. No Coursera Subsidiary owns any capital stock of Coursera.

(c) (i) As of the date of this Agreement, Coursera is a Certified B Corporation as certified by, and pursuant to a license agreement with, B Lab and (ii) except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Coursera, Coursera is in material compliance with (A) all requirements with respect to maintaining a valid license with B Lab to use the “B Corp” trademark as it is presently used by Coursera and proposed to be used by Coursera and (B) all Laws applicable to Coursera under subchapter XV of the DGCL.

3.2. Capitalization.

(a) As of December 12, 2025, the authorized capital stock of Coursera consists of 300,000,000 shares of Coursera Common Stock and 10,000,000 shares of preferred stock, par value $0.00001 per share. As of December 12, 2025, there are (i) 167,908,653 shares of Coursera Common Stock issued and outstanding; (ii) no shares of Coursera Common Stock held in treasury; (iii) 17,043,670 shares of Coursera Common Stock subject to outstanding awards of restricted stock units corresponding to Coursera Common Stock (“Coursera RSU Awards”); (iv) 593,094 shares (assuming satisfaction of performance goals at the target level) or 834,344 shares (assuming satisfaction of performance goals at the maximum level) of Coursera Common Stock subject to outstanding awards of performance-based restricted stock units corresponding to Coursera Common Stock (“Coursera PSU Awards”); (v) 11,122,809 shares of Coursera Common Stock subject to outstanding stock options to purchase Coursera Common Stock (“Coursera Stock Options”) and (vi) no other shares of capital stock or other voting securities or equity interests of Coursera issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Coursera Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of Coursera may vote. Other than Coursera Stock Options, Coursera RSU Awards, Coursera Restricted Stock Awards and Coursera PSU Awards (collectively, “Coursera Equity Awards”) issued prior to the date of this Agreement as described in this Section 3.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in Coursera, or contracts, commitments, understandings or arrangements by which Coursera may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Coursera, or that otherwise obligate Coursera to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “Coursera Securities”). Other than Coursera Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Coursera or any Coursera Subsidiary) are outstanding as of the date of this Agreement. There are no voting trusts, stockholder agreements, proxies or other agreements in effect to which Coursera or any of Coursera Subsidiary is a party with respect to the voting or transfer (including preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts or calls) of Coursera Common Stock, capital stock or other voting or equity securities or ownership interests of Coursera or granting any stockholder or other person any registration rights.

(b) All of the issued and outstanding shares of capital stock of Merger Sub have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and is, and at the Effective Time will be, owned by Coursera. Merger Sub was incorporated solely for the purpose of entering into the transactions contemplated by this Agreement and, since the date of its incorporation, has not carried on any business, other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

(c) Coursera owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Coursera Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than the shares of capital stock or other equity ownership interests described in the previous sentence, there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock or other voting or equity securities of or ownership interests in any Coursera Subsidiary, or contracts, commitments, understandings or arrangements by which any Coursera Subsidiary may become bound to issue additional shares of its capital stock or other equity or voting securities or ownership interests in such Coursera Subsidiary, or otherwise obligating any Coursera Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any of the foregoing (collectively, “Coursera Subsidiary Securities”). Coursera does not own, directly or indirectly, subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock or other voting or equity securities of or ownership interests in any Person other than the Coursera Subsidiaries, or contracts, commitments, understandings or arrangements by which Coursera may become bound to acquire any of the foregoing.

3.3. Authority; No Violation.

(a) Coursera has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Coursera and the Board of Directors of Merger Sub, as applicable. The Board of Directors of Coursera has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of, Coursera, taking into account the pecuniary interests of holders of Coursera Common Stock, the best interests of those materially affected by Coursera’s conduct, including holders of Coursera Common Stock, employees of Coursera, community, educators and learners, and Coursera’s specific public benefit purpose to provide global access to flexible and affordable high-quality education that supports personal development, career advancement, and economic opportunity, has adopted and approved this Agreement and the transactions contemplated hereby (including the Merger), and has directed that the Share Issuance (as defined below) and the Charter Amendment be submitted to Coursera’s stockholders for approval at a meeting of such stockholders and has adopted a resolution to the foregoing effect. Except for (i) the approval of the issuance of shares of Coursera Common Stock pursuant to the Merger (the “Share Issuance”) by the holders of a majority of votes cast by the holders of Coursera Common Stock at a meeting of Coursera stockholders duly called and held for such purpose, (ii) the receipt of the Charter Amendment Vote (such approvals in clauses (i) and (ii) of this Section 3.3(a), the “Requisite Coursera Vote”), (iii) corporate proceedings required to give effect to the matters and agreements contemplated by Section 6.12 and (iv) the approval of this Agreement by the sole stockholder of Merger Sub contemplated by Section 6.18, no other corporate proceedings on the part of Coursera or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Coursera and Merger Sub, and, assuming due authorization, execution and delivery by Udemy, constitutes a valid and binding obligation of each of Coursera and Merger Sub, enforceable against each of Coursera and Merger Sub in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws of general applicability affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)). The shares of Coursera Common Stock to be issued in the Merger have been validly authorized (subject to the receipt of the Requisite Coursera Vote), and when issued, will be validly issued, fully paid and nonassessable, and no current or past stockholder of Coursera will have any preemptive right or similar rights in respect thereof.

(b) Neither the execution and delivery of this Agreement by Coursera or Merger Sub nor the consummation by Coursera or Merger Sub of the transactions contemplated hereby (including the Merger), nor compliance by Coursera or Merger Sub with any of the terms or provisions hereof, will, subject to the receipt of the Requisite Coursera Vote, (i) violate any provision of the Coursera Certificate of Incorporation, the Coursera Bylaws or the certificate of incorporation or bylaws (or similar organizational documents) of Merger Sub or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate in any material respect any Law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Coursera, Merger Sub or any Coursera Subsidiary or any of their respective properties or assets or (y) other than with respect to a Two-Step Merger, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, or accelerate the performance required by Coursera, Merger Sub or any Coursera Subsidiary under, any Coursera Contract, or result in the creation of any Lien upon any of the respective properties or assets of Coursera or any Coursera Subsidiary, except (in the case of clause (ii)(y) above) for such violations, conflicts, breaches or defaults that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Coursera.

3.4. Consents and Approvals. Except for (i) the filing of any required applications, filings and notices, as applicable, with the Nasdaq and the NYSE, (ii) the filing of any required applications, filings and notices, as applicable, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and such other consents, approvals, filings or registrations as may be required or advisable under any applicable supranational, national, federal, state, county, local or foreign antitrust, competition, trade regulation, or foreign investment Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition or to review or regulate foreign investment through merger or acquisition (including national security reviews), in each case, as amended, and other similar laws regulating antitrust, competition or restraint of trade of any non-U.S. jurisdiction (together with the HSR Act, collectively, “Competition Laws”), (iii) the filing by Coursera with the SEC of a joint proxy statement in definitive form (including any amendments or supplements thereto, the “Joint Proxy Statement”), and a registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus (the “Form S-4”), and the declaration of effectiveness of the Form S-4, (iv) the filing of the Certificate of Merger and the Charter Amendment with the Delaware Secretary pursuant to the DGCL and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Coursera Common Stock pursuant to this Agreement and the approval of the listing of such Coursera Common Stock on the NYSE, no material consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental or regulatory authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by Coursera or Merger Sub of this Agreement, or (B) the consummation by Merger Sub of the Merger and by Coursera and Merger Sub of the other transactions contemplated hereby.

3.5. Financial Statements.

(a) The financial statements of Coursera and the Coursera Subsidiaries included (or incorporated by reference) in the Coursera SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Coursera and the Coursera Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Coursera and the Coursera Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount and not otherwise material, individually or in the aggregate), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Coursera and the Coursera Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Since December 31, 2021, no independent public accounting firm of Coursera has resigned (or informed Coursera that it intends to resign) or been dismissed as independent public accountants of Coursera as a result of or in connection with any disagreements with Coursera on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Coursera, neither Coursera nor any Coursera Subsidiary has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Coursera included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (including any notes thereto) and for liabilities incurred, whether known or unknown, fixed or variable, or asserted or unasserted, in the ordinary course of business consistent with past practice since December 31, 2024, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Coursera and the Coursera Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership of Coursera or the Coursera Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership that would not reasonably be expected to have a Material Adverse Effect on Coursera. Coursera (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to Coursera, including the Coursera Subsidiaries, is made known to the chief executive officer and the chief financial officer of Coursera by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Coursera’s outside auditors and the audit committee of Coursera’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Coursera’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Coursera’s internal controls over financial reporting and (z) has established and maintains a system of internal accounting controls with respect to Coursera and the Coursera Subsidiaries designed to provide assurance regarding the reliability of financial reporting and pursuant to such system of internal accounting controls, transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP. These disclosures were made in writing by management to Coursera’s auditors and audit committee. There is no reason to believe that Coursera’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since January 1, 2022, (i) neither Coursera nor any Coursera Subsidiary, nor, to the knowledge of Coursera, any director, officer, auditor, accountant or Representative of Coursera or any Coursera Subsidiary, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to reserves, write-downs, charge-offs and accruals) of Coursera or any Coursera Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Coursera or any Coursera Subsidiary has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing Coursera or any Coursera Subsidiary, whether or not employed by Coursera or any Coursera Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Coursera or any Coursera Subsidiary or any of their respective officers, directors, employees or agents to the Board of Directors of Coursera or any committee thereof or the Board of Directors or similar governing body of any Coursera Subsidiary or any committee thereof, or to the knowledge of Coursera, to any director or officer of Coursera or any Coursera Subsidiary.

3.6. Broker’s Fees. With the exception of the engagement of Qatalyst Partners LP (“Qatalyst Partners”), neither Coursera nor any Coursera Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

3.7. Absence of Certain Changes or Events.

(a) Since December 31, 2024 through the date of this Agreement, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Coursera.

(b) Since December 31, 2024 through the date of this Agreement, Coursera and the Coursera Subsidiaries have carried on their respective businesses in all material respects in the ordinary course consistent with past practice.

3.8. Legal and Regulatory Proceedings.

(a) Except as would not reasonably be expected to, either individually or in the aggregate, be material to Coursera and the Coursera Subsidiaries, taken as a whole, neither Coursera nor any Coursera Subsidiary is a party to any, and there are no outstanding or pending or, to the knowledge of Coursera, threatened, legal, administrative, arbitral or other proceedings, demands, claims, actions or governmental or regulatory investigations of any nature against Coursera or any Coursera Subsidiary or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) Except as would not reasonably be expected to, either individually or in the aggregate, be material to Coursera and the Coursera Subsidiaries, taken as a whole, there is no injunction, order, judgment, decree, or regulatory restriction imposed upon Coursera, any Coursera Subsidiary or the assets of Coursera or any Coursera Subsidiary (or that, upon the consummation of the Merger, would apply to the Surviving Entity, the Combined Company or any of their respective Subsidiaries).

3.9. Taxes and Tax Returns.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Coursera:

(i) each of Coursera and the Coursera Subsidiaries has duly and timely filed with the appropriate Taxing Authority (taking into account all applicable extensions) all Tax Returns required by applicable Law to be filed by it in all jurisdictions in which Tax Returns are required to be filed, and all such Tax Returns are true, correct, and complete in all respects;

(ii) neither Coursera nor any Coursera Subsidiary is the beneficiary of any extension of time within which to file any Tax Return (other than automatic extensions of time to file Tax Returns obtained in the ordinary course) nor has been granted any extension or waiver of the limitation period applicable to the determination, assessment or collection of any Tax, which extension or waiver remains in effect;

(iii) all Taxes of Coursera and the Coursera Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid (taking into account all applicable extensions), and, where payment is not yet due, adequate accruals and reserves for such Taxes have been properly established on the financial statements of Coursera and the Coursera Subsidiaries in accordance with GAAP;

(iv) each of Coursera and the Coursera Subsidiaries has deducted, withheld, collected and paid over all Taxes required to have been deducted, withheld, collected and paid over in connection with any amounts paid or owing to or received or owing from any employee, customer, creditor, stockholder, independent contractor or other third party and has complied with all applicable Laws relating to withholding, collection and remittance of Taxes (including applicable information reporting requirements);

(v) neither Coursera nor any Coursera Subsidiary has received written notice of any Tax assessment or proposed Tax assessment, and there are no threatened in writing or pending disputes, actions, suits, claims, audits, investigations, examinations or other proceedings regarding any Tax or Tax Return of Coursera and the Coursera Subsidiaries or the assets of Coursera and the Coursera Subsidiaries, nor has any claim for additional Taxes been asserted in writing by any Taxing Authority against Coursera or any Coursera Subsidiary;

(vi) in the last three (3) years, no claim has been made in writing by any Taxing Authority in a jurisdiction where Coursera or any Coursera Subsidiary has not filed Tax Returns of a particular type that it is or may be subject to such type of Tax or required to file Tax Returns of such type by such jurisdiction;

(vii) neither Coursera nor any Coursera Subsidiary is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than (x) such an agreement or arrangement exclusively between or among Coursera and the Coursera Subsidiaries and (y) customary provisions contained in agreements entered into in the ordinary course of business and not primarily relating to Taxes);

(viii) neither Coursera nor any Coursera Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or any other affiliated, consolidated, combined or unitary group for any Tax purposes (other than a group the common parent of which is or was Coursera) or (ii) has any liability for the Taxes of any person (other than Coursera or any Coursera Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor;

(ix) neither Coursera nor any Coursera Subsidiary has made an election pursuant to Section 965(h) of the Code;

(x) there is no Lien on any of the assets or properties of Coursera or any Coursera Subsidiary as a result of a failure or alleged failure to pay any Tax, other than any Permitted Encumbrances; and

(xi) Coursera and its Subsidiaries are not bound with respect to the current or any future taxable period by any closing agreement (within the meaning of Section 7121(a) of the Code, or any similar state, local or non-U.S. Law) or other written agreement with a Taxing Authority.

(b) During the three (3)-year period ending on the date of this Agreement, neither Coursera nor any Coursera Subsidiary has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intending to qualify for tax-free treatment under Section 355(a) of the Code.

(c) Neither Coursera nor any Coursera Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(d) At no time during the past five (5) years has Coursera been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(e) After reasonable diligence and discussions with its Tax advisors, neither Coursera nor any Coursera Subsidiary is aware of the existence of any fact or circumstance, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Merger (or, if a Restructuring Election is effective, the Two-Step Merger) from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(f) As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments (excluding tariffs and duties), together with all penalties and additions to tax and interest thereon.

(g) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes supplied or required to be supplied to any Governmental Entity, including any schedule or attachment thereto, and including any amendment thereof.

(h) As used in this Agreement, the term “Taxing Authority” means any U.S. federal, state, local or non-U.S. Governmental Entity responsible for the imposition, assessment or collection of any Tax.

3.10. Employees.

(a) Each Coursera Benefit Plan (as defined below) has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Code. For purposes of this Agreement, the term “Coursera Benefit Plans” means any plan, program, policy, practice, contract, agreement or other arrangement constituting an employee benefit plan (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, or providing for any compensation, equity, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination pay, change in control compensation, retention, employment, fringe benefits, welfare benefits, or other benefit or perquisite with respect to which Coursera or any Subsidiary or any trade or business of Coursera or any Coursera Subsidiary, whether or not incorporated, all of which together with Coursera would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Coursera ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Coursera or any Coursera Subsidiary or any Coursera ERISA Affiliate for the benefit of any current or former employee, officer, director, independent contractor or other service provider of Coursera or any Coursera Subsidiary or any Coursera ERISA Affiliate, excluding, in each case, any “multiemployer plan” within the meaning of Section 4001(a) of ERISA (a “Multiemployer Plan”).

(b) The IRS has issued a favorable determination letter with respect to each Coursera Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Coursera Qualified Plans”) and the related trust, which letter has not been revoked (nor, to the knowledge of Coursera, has revocation been threatened), and, to the knowledge of Coursera, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Coursera Qualified Plan or the related trust.

(c) No Coursera Benefit Plan is, and Coursera and its ERISA Affiliates have not in the last six (6) years contributed to, a Multiemployer Plan or other pension plan subject to Title IV of ERISA or Section 412 of the Code.

(d) Neither Coursera nor any Coursera ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any “multiple employer plan” as defined in ERISA or the Code (a “Multiple Employer Plan”) or a “funded welfare plan” within the meaning of Section 419 of the Code.

(e) No Coursera Benefit Plan provides for any post-employment or post-retirement welfare benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code or any similar state Law or ERISA.

(f) Except as would not reasonably be expected to be material to Coursera and the Coursera Subsidiaries, taken as a whole, all contributions required to be made to any Coursera Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Coursera Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Coursera.

(g) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Coursera’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, by any current or former employee, independent contractor, consultant, advisor, or other service provider against Coursera, any Coursera Subsidiary, the Coursera Benefit Plans, any fiduciaries thereof with respect to their duties to the Coursera Benefit Plans or the assets of any of the trusts under any of the Coursera Benefit Plans that would reasonably be expected to result in any material liability of Coursera or any Coursera Subsidiary to the PBGC, the IRS, the Department of Labor, any Multiple Employer Plan, any participant in a Coursera Benefit Plan, or any other party.

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) entitle any employee, consultant or director of Coursera or any of Coursera Subsidiaries to any payment of compensation; (ii) increase the amount of compensation or benefits due to any such employee, consultant or director; (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit; or (iv) result in the payment of any amount or any benefits that would, individually or in combination with any other such payment or benefits, constitute an “excess parachute payment”, as defined in 280G(b)(1) of the Code.

(i) No Coursera Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise (except for any routine gross-up or reimbursement of Taxes pursuant to any expatriate arrangements in the ordinary course of business that relate to Taxes other than under Sections 409A and 4999 of the Code).

(j) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Coursera, each Coursera Benefit Plan that is mandated by applicable Law or by a Governmental Entity outside of the United States or that is subject to the laws of a jurisdiction outside of the United States (i) has been maintained in accordance with all applicable requirements, (ii) if intended to qualify for special Tax treatment, meets all the requirements for such treatment, and (iii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles.

(k) There are no pending or, to Coursera’s knowledge, threatened material labor grievances or material unfair labor practice claims or charges against Coursera or any Coursera Subsidiary, or any strikes or other material labor disputes against Coursera or any Coursera Subsidiary. Neither Coursera nor any Coursera Subsidiary is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Coursera or any Coursera Subsidiary and, to the knowledge of Coursera, there are no organizing efforts by any union or other group seeking to represent any employees of Coursera or any Coursera Subsidiary. Each of Coursera and each Coursera Subsidiary is, and have been at all times since December 31, 2021, in compliance in all material respects with all applicable Laws in respect of employment and employment practices, including terms and conditions of employment and wages and hours, employment discrimination, employee classification, workers’ compensation, family and medical leave, immigration and occupational safety and health requirements.

3.11. SEC Reports. Coursera has filed or furnished all required registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated therein, regardless of when such exhibits and other information were filed) with the SEC since December 31, 2022 (the “Coursera SEC Reports”). As of their respective dates, the Coursera SEC Reports complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Coursera SEC Reports, and none of the Coursera SEC Reports when filed and at their respective effective times, if applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Coursera SEC Reports, and, to the knowledge of Coursera, none of the Coursera SEC Reports is the subject of any outstanding SEC investigation. No Coursera Subsidiary is required to file reports with the SEC pursuant to the requirements of the Exchange Act.

3.12. Compliance with Applicable Law.

(a) The businesses of Coursera and the Coursera Subsidiaries have not been since January 1, 2022, and are not being, conducted in violation of any applicable federal, state, local, foreign, international or transnational law, statute, ordinance, common law, rule, regulation, standard, judgment, determination, order, writ, injunction, decree, arbitration award, treaty, agency requirement, authorization, license or permit of any Governmental Entity (“Laws”), except as would not, either individually or in the aggregate, reasonably be expected to be material to Coursera and the Coursera Subsidiaries, taken as a whole.

(b) Except with respect to regulatory matters covered by Section 6.1, no investigation or review by any Governmental Entity with respect to Coursera or any Coursera Subsidiary is pending or, to the knowledge of Coursera, threatened in writing, nor has Coursera received any notice or communication from any Governmental Entity of material noncompliance with any Laws that has not been cured or in the process of being cured as of the date of this Agreement, in each case, except as would not, individually or in the aggregate, reasonably be expected to be material to Coursera and the Coursera Subsidiaries, taken as a whole.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Coursera, since January 1, 2022, each contract between Coursera or any Coursera Subsidiary, on the one hand, and any entity that directly or indirectly owns or operates an educational institution (an “Educational Partner”), on the other hand, and each party’s respective obligations thereunder, has complied, in all material respects, with any applicable requirements, standards or modes of practice promulgated or contemplated by: (i) 34 C.F.R. § 668.14(b)(22) and (ii) the applicable version of the U.S. Department of Education “Dear Colleague Letter” GEN-11-05 interpreting 34 C.F.R. § 668.14(b)(22).

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Coursera, since January 1, 2022, neither Coursera nor any Coursera Subsidiary, nor, to the knowledge of Coursera, any Educational Partner that is a counterparty to a contract with Coursera or any Coursera Subsidiary has received any written communication from a Governmental Entity that relates to any allegation that any activities subject to a contract between Coursera or any Coursera Subsidiary, on the one hand, and an Educational Partner, on the other hand, are not or have not been in compliance in all material respects with any Law.

(e) Except as would not, individually or in the aggregate, reasonably be expected to be material to Coursera and the Coursera Subsidiaries, taken as a whole, (i) Coursera and each Coursera Subsidiary has obtained and is in compliance with all licenses necessary for it to own, lease or operate its properties, rights and other assets and to conduct its business and operations as currently conducted in all material respects, (ii) all such licenses are in full force and effect in all material respects, and (iii) to Coursera’s knowledge, there is not currently threatened any revocation, adverse modification or cancellation of any material license.

(f) Except as, individually or in the aggregate, would not reasonably be expected to be material to Coursera and the Coursera Subsidiaries, taken as a whole, since January 1, 2022, Coursera and each Coursera Subsidiary has at all times conducted all export transactions in accordance with (i) all applicable U.S. export and re-export controls, including the United States Export Administration Act, Export Administration Regulations, the Arms Export Control Act and the International Traffic in Arms Regulations, (ii) statutes, executive orders and regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) and the United States Department of State, (iii) import control statutes and regulations administered by the Department of Homeland Security, U.S. Customs and Border Protection, (iv) the anti-boycott regulations administered by the United States Department of Commerce and the U.S. Department of the Treasury, and (v) all applicable sanctions, export and import controls and anti-boycott Laws of all other countries in which the business of Coursera or any Coursera Subsidiary is conducted. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Coursera, neither Coursera nor any Coursera Subsidiary has been since January 1, 2022 or currently is the subject of a charging letter or penalty notice issued, or to the knowledge of Coursera, an investigation conducted, by a Governmental Entity pertaining to the above statutes or regulations, nor are there any currently pending internal investigations by Coursera pertaining to such matters. Neither Coursera nor any Coursera Subsidiary is currently designated as a sanctioned party under sanctions administered by OFAC, nor are they owned fifty percent (50%) or more, individually or in the aggregate, by an individual or entity that is so designated. Neither Coursera nor any Coursera Subsidiary, or, to Coursera’s knowledge, any directors, officers, employees, independent contractors, consultants, agents and other Representatives thereof, is located, organized or resident in, or doing business in, a country or region that is the target of comprehensive OFAC sanctions (as of the date of this Agreement, including Cuba, Iran, North Korea, Russia and the Crimea, Donetsk People’s Republic, and Luhansk People’s Republic regions of Ukraine) in violation of OFAC sanctions.

(g) Except as, individually or in the aggregate, would not reasonably be expected to be material to Coursera and the Coursera Subsidiaries, taken as a whole, Coursera, the Coursera Subsidiaries and their respective officers, directors, employees, and to the knowledge of Coursera, agents or other persons acting on their behalf are, and since January 1, 2021 have been, in compliance in all material respects with: (i) the provisions of the U.S. Foreign Corrupt Practices

Act of 1977, as amended (15 U.S.C. §§ 78dd-1, et seq.) (“FCPA”), and (ii) the provisions of all anti-bribery, anti-corruption and anti-money laundering Laws of each jurisdiction in which Coursera and the Coursera Subsidiaries operate or have operated and in which any agent thereof is conducting or has conducted business involving Coursera. No proceeding by or before any Governmental Entity involving Coursera, any Coursera Subsidiary or any of their respective officers, directors, employees, and to the knowledge of Coursera, agents, or other persons acting on their behalf, involving the FCPA or any anti-bribery, anti-corruption or anti-money laundering Law (in each case related to the activities of the foregoing persons on behalf of Coursera or any Coursera Subsidiary) is pending or, to the knowledge of Coursera, threatened, except as, individually or in the aggregate, would not reasonably be expected to be material to Coursera and the Coursera Subsidiaries, taken as a whole. Except as, individually or in the aggregate, would not reasonably be expected to be material to Coursera and the Coursera Subsidiaries, taken as a whole, neither Coursera nor the Coursera Subsidiaries have ever received an allegation, whistleblower complaint, or conducted any audit or investigation regarding compliance or noncompliance with the FCPA or other applicable anti-corruption laws. For purposes of this Agreement, “Representatives” means, when used with respect to any person, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers and other agents, advisors and representatives of such person and its Subsidiaries.

(h) Coursera and each Coursera Subsidiary maintains a written information privacy and security program that maintains reasonable measures designed to protect the privacy, confidentiality and security of all Personal Data in its possession or control against any (i) loss or misuse of such Personal Data, (ii) unauthorized or unlawful operations performed upon such Personal Data, or (iii) other act or omission that compromises the security or confidentiality of such Personal Data (clauses (i) through (iii), a “Security Breach”). To the knowledge of Coursera, neither Coursera nor any Coursera Subsidiary has experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to be material to Coursera and the Coursera Subsidiaries, taken as a whole. To the knowledge of Coursera, there are no data security or other technological vulnerabilities with respect to the IT Assets of Coursera or any Coursera Subsidiary that, individually or in the aggregate, would reasonably be expected to be material to Coursera and the Coursera Subsidiaries, taken as a whole. For purposes of this Agreement, “Personal Data” means any information that constitutes “personal data,” “personal information,” “personally identifiable information” or any similar term under applicable Law, including any such information that constitutes a natural person’s name, street address, telephone number, e-mail address, photograph, identification number, social security number, government-issued identifier or tax identification number, driver’s license number, passport number, credit card number, bank information, Internet protocol address or device identifier or any other piece of information that, alone or together with other information held by a party and its Subsidiaries, allows the identification of a natural person.

(i) Except as, individually or in the aggregate, would not reasonably be expected to be material to Coursera and the Coursera Subsidiaries, taken as a whole, neither Coursera nor any Coursera Subsidiary has made any disclosure to any Governmental Entity or to Coursera’s outside auditor with respect to any alleged material irregularity, fraud or price mischarging, or other violation of Law, arising under or relating to a contract, agreement or other instrument or obligation to which Coursera or any Coursera Subsidiary is a party, and none of Coursera, the Coursera Subsidiaries and any of their respective directors, officers and employees have engaged in any such fraud or price mischarging, or other violation of Law with respect to any such contract, agreement or other instrument or obligation to which Coursera or any Coursera Subsidiary is a party.

3.13. Certain Contracts.

(a) Except as set forth in Section 3.13(a) of the Coursera Disclosure Letter, as of the date hereof, neither Coursera nor any Coursera Subsidiary is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (each, a “Contract”), including any Coursera Lease but excluding any Coursera Benefit Plan, that has not expired or been terminated as of the date of this Agreement (such that none of its provisions remains in force or effect, other than provisions of the type that customarily survive pursuant to their terms and that are not expected to give rise to material liability or materially restrict the business of Coursera) and:

(i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) that contains a non-compete, client or customer non-solicit requirement or any other provision, in each case that restricts the conduct of any line of business by Coursera or any of the Coursera Subsidiaries in any material respect or upon consummation of the Merger will restrict the ability of the Combined Company or any of its affiliates to engage in any line of business or in any geographic region in any material respect;

(iii) that obligates Coursera or any Coursera Subsidiary to conduct business with any third party on a preferential or exclusive basis or contains “most favored nation” or similar provisions that restrict Coursera or any Coursera Subsidiary;

(iv) (A) that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other agreement or commitment that provides for or relates to any Indebtedness of Coursera or any Coursera Subsidiary, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements, or (B) that provides for the guarantee, assumption or endorsement by Coursera or any Coursera Subsidiary of, or any similar commitment by Coursera or any Coursera Subsidiary with respect to, Indebtedness of any other person of the nature described in clause (A), in the case of each of clauses (A) and (B), in an aggregate principal amount of $1,000,000 or more, other than any Coursera Lease;

(v) that is with any Coursera Covered Supplier, in each case, pursuant to which Coursera and the Coursera Subsidiaries purchase or lease from such Coursera Covered Supplier (provided that ordinary course ordering documents, quotes, purchase orders, and similar documents will not be required to be set forth in Section 3.13(a) of the Coursera Disclosure Letter);

(vi) that is with any Coursera Covered Customer, in each case, pursuant to which such Coursera Covered Customer purchases products and services from Coursera and the Coursera Subsidiaries (provided that ordinary course ordering documents, quotes, purchase orders, and similar documents will not be required to be set forth in Section 3.13(a) of the Coursera Disclosure Letter);

(vii) that is with any Coursera Covered Reseller, in each case, pursuant to which such Coursera Covered Reseller resells Coursera products and services (provided that ordinary course ordering documents, quotes, purchase orders, and similar documents will not be required to be set forth in Section 3.13(a) of the Coursera Disclosure Letter);

(viii) that is with any Coursera Covered Content Partner, in each case pursuant to which such Coursera Covered Content Partner provides instruction or course content or services for proliferation through the Coursera products and services;

(ix) that grants any right of first refusal, right of first offer, or right of first negotiation with respect to any material assets, rights or properties of Coursera or the Coursera Subsidiaries;

(x) pursuant to which Coursera or any Coursera Subsidiary grants to or receives from any third party a license or similar right with respect to Intellectual Property, which license or similar right is material to the business of Coursera and the Coursera Subsidiaries, taken as a whole, other than Non-Scheduled Contracts;

(xi) pursuant to which any third party has developed Intellectual Property, whether solely or jointly, for or on behalf of Coursera or any Coursera Subsidiary, which Intellectual Property is material to the business of Coursera and the Coursera Subsidiaries, taken as a whole, other than (A) Intellectual Property licensed to Coursera or a Coursera Subsidiary pursuant to Content Licenses or (B) pursuant to which Coursera or a Coursera Subsidiary is assigned all right, title and interest of such third party in and to such Intellectual Property;

(xii) that is a settlement, consent or similar agreement and contains any material continuing obligations of Coursera or any Coursera Subsidiary, including without limitation any express Intellectual Property license granted in settlement of any assertion or allegation of Intellectual Property infringement;

(xiii) that is a material joint venture, partnership or limited liability company agreement or other similar contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than any such contract solely between Coursera and its wholly owned Subsidiaries or among Coursera’s wholly owned Subsidiaries; or

(xiv) that provides for the acquisition or disposition of any person, business, business line or assets and under which Coursera or the Coursera Subsidiaries have or may have a material obligation or liability.

“Non-Scheduled Contracts” means Contracts pursuant to which the only grant(s) or receipt(s) of a license or similar right with respect to Intellectual Property material to the applicable party or any of its Subsidiaries are one or more of the following: (a) non-exclusive licenses granted or received with respect to commercially available software or technology granted or received in the ordinary course of business on substantially standardized terms, (b) open source or similar standard licenses for software or technology, (c) non-exclusive licenses or similar rights granted to employees, contractors or vendors to use Intellectual Property for the sole benefit of the licensor, (d) assignments of rights with respect to course content developed at the request of a customer in the ordinary course of business, (e) licenses received by the applicable party or any of its Subsidiaries with respect to course content provided or made available on or through a party’s platform, which licenses are received in the ordinary course of business and substantially on such party’s standard terms for such content licenses (“Content Licenses”), or (f) non-exclusive licenses with respect to feedback, suggestions, or either Contract party’s trademark for inclusion on customer lists or for use in the provision of services.

Each Contract of the type required to be set forth in Section 3.13(a) of the Coursera Disclosure Letter (without giving effect to the parenthetical clauses in the foregoing clauses (v), (vi) and (vii)), whether or not set forth in the Coursera Disclosure Letter, is referred to herein as a “Coursera Contract.” Coursera has made available to Udemy true, correct and complete copies of each Coursera Contract in effect as of the date hereof, excluding any schedules, annexes, exhibits, work orders, statements of work or other ancillary documents with respect to any such Coursera Contract that are no longer in force or effect or do not contain terms that are, individually or in the aggregate, material to Coursera and the Coursera Subsidiaries.

“Indebtedness” means, with respect to any Person, (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all Indebtedness of others secured by any Lien on owned or acquired property of such Person, whether or not the Indebtedness secured thereby has been assumed; (d) all guarantees (or any other arrangement having the economic effect of a guarantee) by such Person of Indebtedness of others; (e) all finance and capital lease obligations and all synthetic lease obligations of such Person; (f) all obligations, contingent or otherwise, of such Person as an account party in respect of financial guaranties, bankers’ acceptances, letters of credit, letters of guaranty, surety bonds and other similar instruments; (g) all securitization transactions; (h) all obligations representing the deferred and unpaid purchase price of property (other than trade payables incurred in the ordinary course of business consistent with past practice); and (i) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination).

(b) (i) Each Coursera Contract is valid and binding on Coursera or one of the Coursera Subsidiaries, as applicable, and is in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Coursera, (ii) each of Coursera and the Coursera Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each Coursera Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Coursera, (iii) to the knowledge of Coursera, each third-party counterparty to each Coursera Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such Coursera Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Coursera, (iv) neither Coursera nor any Coursera Subsidiary has knowledge of, or has received notice of, any violation of any Coursera Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Coursera, and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of Coursera or any Coursera Subsidiary, or to the knowledge of Coursera, any other party thereto, of or under any such Coursera Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Coursera.

3.14. Government Contracts(a) . Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Coursera, (a) each (i) material contract with any Governmental Entity, any prime contractor of a Governmental Entity in its capacity as a prime contractor or any higher-tier subcontractor with respect to any such contract or (ii) contract that requires access to classified information with a Governmental Entity, any prime contractor of a Governmental Entity in its capacity as a prime contractor or any subcontractor, in each case that is to be performed in whole or in part after the date of this Agreement (each, a “Government Contract”) to which Coursera or the Coursera Subsidiaries is a party was legally awarded, is binding on Coursera or the applicable Coursera Subsidiary, and is in full force and effect, (b) no such Government Contract or offer, quotation, bid or proposal to sell products or services made by Coursera or any of the Coursera Subsidiaries to any Governmental Entity or any prime contractor is currently the subject of bid or award protest proceedings, (c) Coursera and the Coursera Subsidiaries are in compliance with the terms and conditions of each such Government Contract or offer, quotation, bid or proposal, (d) since January 1, 2022, neither a Governmental Entity nor any prime contractor or subcontractor has notified Coursera or any of the Coursera Subsidiaries in writing that it has, or is alleged to have, breached or violated any applicable Law, representation, certification, disclosure, clause, provision or requirement pertaining to any such Government Contract or offer, quotation, bid or proposal, (e) since January 1, 2022, neither Coursera nor any of the Coursera Subsidiaries has made any voluntary disclosure (or mandatory disclosure pursuant to Federal Acquisition Regulation 52.203-13) to any Governmental Entity with respect to any alleged irregularity, misstatement, omission, fraud or price mischarging, or other violation of applicable Law, arising under or relating to a Government Contract, (f) none of Coursera, any of the Coursera Subsidiaries or any of their respective “Principals” (as defined in Federal Acquisition Regulation 52.209-5) has been debarred, suspended, declared nonresponsible or ineligible, or excluded, or to the knowledge of Coursera, proposed for debarment, suspension or exclusion, from participation in or the award of contracts or subcontracts for or with any Governmental Entity or doing business with any Governmental Entity and (g) neither Coursera nor any of the Coursera Subsidiaries, nor any of their respective directors or officers, nor to the knowledge of Coursera, any other of their employees, is or has been under administrative, civil or criminal investigation, indictment or information by any Governmental Entity with respect to the award or performance of any Government Contract, the subject of any actual or to the knowledge of Coursera, threatened, “whistleblower” or “qui tam” lawsuit, or audit (other than a routine contract audit) or investigation of Coursera or any of the Coursera Subsidiaries, in each case with respect to any Government Contract.

3.15. Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Coursera, Coursera and the Coursera Subsidiaries are in compliance, and have complied, with all federal, state or local laws, regulations, orders, decrees, permits, authorizations, common law and agency requirements relating to: (a) the protection or restoration of the environment, health and safety as it relates to Hazardous Substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any Hazardous Substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any Hazardous Substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of Coursera, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Coursera or any Coursera Subsidiary of any liability or obligation arising under any Environmental Law pending or, to the knowledge of Coursera, threatened against Coursera, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Coursera. To the knowledge of Coursera, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Coursera. Neither Coursera nor any Coursera Subsidiary has treated, stored, disposed or arranged for disposal of, transported, handled, used, released, exposed any Person to, or owned or operated any property or facility contaminated by, any Hazardous Substance, in each case as has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Coursera. To the knowledge of Coursera, there have been no Hazardous Substances generated by Coursera or any Coursera Subsidiary that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Entity in the United States and that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Coursera. Coursera is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity or other third party imposing any liability or obligation, with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Coursera. As used in this Agreement, the term “Hazardous Substances” means any toxic or hazardous substance, waste, or material which is regulated or defined, or for which liability or standards of conduct may be imposed, under Environmental Law, including any such substance, waste or material identified under Environmental Law as toxic substances (including asbestos and asbestos containing materials), hazardous materials, hazardous substances, hazardous waste, radioactive materials, petroleum and petroleum products and polychlorinated biphenyls.

3.16. Real Property. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Coursera, each of Coursera and each Coursera Subsidiary are the lessee of all leasehold estates reflected in the latest audited financial statements included in such Coursera SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof or have been terminated by Coursera or a Coursera Subsidiary) (such leasehold estates, the “Coursera Real Property”, and any leases with respect to such leasehold estates, the “Coursera Leases”), free and clear of all material Liens, except for (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet delinquent, (iii) materialmen’s or mechanic’s Liens and statutory or common law Liens or encumbrances to secure landlords, lessors or renters under leases or rental agreements that do not materially impair business operations at such properties as currently used and operated, (iv) Liens, easements, rights of way, covenants, conditions, restrictions and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (v) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and each such lease is valid and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of Coursera or any Coursera Subsidiary, or to the knowledge of Coursera, any other party thereto, of or under any such lease, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Coursera. To the knowledge of Coursera, there are no pending or threatened condemnation proceedings against the Coursera Real Property, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Coursera. None of Coursera or any Coursera Subsidiary owns or has ever owned any real property.

3.17. Intellectual Property; Privacy.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Coursera, (i) with respect to Intellectual Property that Coursera or any Coursera Subsidiary owns or purports to own, Coursera or a Coursera Subsidiary exclusively owns all right, title and interest to that Intellectual Property free and clear of all Liens (except Permitted Encumbrances), and (ii) all Registered Intellectual Property that is owned by, or registered in the name of, Coursera or a Coursera Subsidiary that has not expired, lapsed, or been abandoned as of the date hereof (the “Coursera Registered Intellectual Property”) is subsisting and, to the knowledge of Coursera, is not invalid or unenforceable. Since January 1, 2022, other than office actions received in the ordinary course of prosecution, Coursera has not received any written claim or notice from any person alleging that the Coursera Registered Intellectual Property is invalid or unenforceable, which claim or allegation if proven or established, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Coursera. For purposes of this Agreement, “Registered Intellectual Property” means Intellectual Property that is registered, recorded or filed under the authority of, with or by any Governmental Entity or Internet domain name registrar in any jurisdiction, including pending applications for any of the foregoing. “Intellectual Property” means intellectual property rights and industrial property rights arising in any jurisdiction of the world (whether registered or unregistered), including in or with respect to, or arising under: (A) patents and utility models of any kind, patent applications, including provisional applications, statutory invention registrations, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, (B) trademarks, service marks, trade dress rights and similar rights in identifiers of origin, whether registered or unregistered, together with any registrations and applications for registration thereof, (C) copyrights, mask work rights and analogous rights in works of authorship (including computer software, applications, source code and object code, databases or other compilations of information), whether registered or unregistered, and any registrations, renewals and applications for registration thereof, and (D) trade secret rights and other analogous rights in know-how and confidential or proprietary information.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Coursera, to Coursera’s knowledge, the operation of the respective businesses of Coursera or any of the Coursera Subsidiaries and the development, manufacture, use, sale, commercialization or other exploitation of any product, service or other offering provided by Coursera or the Coursera Subsidiaries does not infringe, misappropriate or violate and has not since January 1, 2022 infringed, misappropriated, or otherwise violated any Intellectual Property of any other person (in each case other than where Coursera or the applicable Coursera Subsidiary is immune to the applicable infringement claims under a valid safe harbor defense pursuant to the Digital Millennium Copyright Act (“DMCA”), and neither Coursera nor any of the Coursera Subsidiaries has received any written allegation of same, other than DMCA takedown notices received in the ordinary course of business and addressed in accordance with and pursuant to the safe harbors of the DMCA. Neither Coursera nor any of the Coursera Subsidiaries has, since January 1, 2022, sent any other person any written notice alleging that such person is infringing, misappropriating or otherwise violating Coursera’s Intellectual Property in a manner that, if true, is or would reasonably be expected to be material to Coursera’s business, taken as a whole, which allegation has not been resolved or would not reasonably be expected to be resolved in the ordinary course of business.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Coursera, (i) each of Coursera and the Coursera Subsidiaries has taken commercially reasonable efforts to protect and maintain its Intellectual Property, including by using commercially reasonable efforts and taking commercially necessary steps to maintain the confidentiality of its material trade secrets in confidence, and (ii) to the knowledge of Coursera, none of Coursera’s material trade secrets or other material confidential information has been subject to unauthorized access, use or disclosure.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Coursera, (i) neither Coursera nor any of the Coursera Subsidiaries has distributed or otherwise made available any software that is proprietary to Coursera or any Coursera Subsidiary, the confidential and proprietary nature of the source code to which is material to Coursera’s or any Coursera Subsidiary’s business, taken as a whole (“Coursera Material Source Code”, in a manner that requires Coursera or any Coursera Subsidiary to also license or make available to any third party any such Coursera Material Source Code, and (ii) no Coursera Material Source Code has been disclosed, licensed, escrowed or otherwise made available (conditionally or unconditionally) to any third party, other than employees, vendors, or contractors of Coursera or a Coursera Subsidiary subject to written and valid confidentiality agreements in favor of Coursera or a Coursera Subsidiary.

(e) Except as would not, individually or in the aggregate, reasonably be expected to be material to Coursera and the Coursera Subsidiaries, taken as a whole, each of Coursera and the Coursera Subsidiaries has taken commercially reasonable efforts to (i) protect and maintain the confidentiality, integrity and security of its computers, software, firmware, middleware, servers, workstations, routers, switches, networks, data communications lines and all other information technology equipment and all associated documentation (collectively, “IT Assets”) and the information stored or contained therein or transmitted thereby from any unauthorized use, access, interruption or modification by any person, including through the implementation of reasonable backup and disaster recovery technology processes and (ii) prevent the introduction of disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials (“Malicious Code”). Except as would not, individually or in the aggregate, reasonably be expected to be material to Coursera and the Coursera Subsidiaries, taken as a whole, to the knowledge of Coursera, (x) the IT Assets used or held for use by Coursera or any Coursera Subsidiary do not contain Malicious Code, and (y) since January 1, 2022, no person has gained unauthorized access to, and there has not been any failure or loss of, any IT Assets owned, used, or held for use by Coursera or any Coursera Subsidiaries, or the information stored or contained thereon or transmitted thereby.

(f) Except as would not, individually or in the aggregate, reasonably be expected to be material to Coursera and the Coursera Subsidiaries, taken as a whole, (i) each of Coursera and the Coursera Subsidiaries is in compliance, and has, since January 1, 2022, complied, with all applicable Laws, its contractual obligations, its posted policies, and its statements and representations, in each case, relating to privacy, data protection, security, or the access, collection, storage, use, transfer, and any other processing (collectively, “Processing”) of any Personal Data Processed by or on behalf of Coursera or the Coursera Subsidiaries (collectively, “Coursera Privacy Obligations”), (ii) neither Coursera nor any Coursera Subsidiary has, since January 1, 2022, received written notice alleging any violation of any Coursera Privacy Obligation, (iii) each of Coursera and the Coursera Subsidiaries has, since January 1, 2022, had all rights, consents, and authorizations required under any Coursera Privacy Obligation to Process Personal Data as such Personal Data is Processed by or on behalf of Coursera or any Coursera Subsidiary, and (iv) each of Coursera and the Coursera Subsidiaries has, since January 1, 2022, taken commercially reasonable steps to ensure that all Personal Data Processed by or on behalf of Coursera or any Coursera Subsidiary is protected against loss and unauthorized access, use, modification or disclosure, and, to the knowledge of Coursera, there has been no incident of same.

3.18. Related Party Transactions. As of the date of this Agreement, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Coursera or any Coursera Subsidiary, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Coursera or any Coursera Subsidiary or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Coursera Common Stock (or any of such person’s immediate family members or affiliates) (other than the Coursera Subsidiaries) on the other hand, of the type required to be reported in any Coursera SEC Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been disclosed therein.

3.19. State Takeover Laws. The Board of Directors of Coursera and the Board of Directors of Merger Sub have approved this Agreement and the transactions contemplated hereby and have taken all such other necessary actions as required to render inapplicable to such agreements and transactions and the Coursera Voting Agreement the provisions of any potentially applicable takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law or any similar provisions of the Coursera Certificate of Incorporation, the Coursera Bylaws or the constituent documents of Merger Sub, as applicable (collectively, with any similar provisions of the Udemy Certificate of Incorporation and the Udemy Bylaws, the “Takeover Statutes”). None of Coursera, Merger Sub or any other Subsidiary of Coursera or Merger Sub is, or during the three (3) years prior to the date of this Agreement has been, an “interested stockholder” with respect to Udemy, as those terms are used in Section 203 of the DGCL.

3.20. Coursera and Merger Sub Board Recommendations. The Board of Directors of Coursera has duly adopted resolutions (a) determining that this Agreement and transactions contemplated hereby, including the Share Issuance, the Charter Amendment and the Merger, are fair to, and in the best interests of, Coursera, taking into account the pecuniary interests of holders of shares of Coursera Common Stock, the best interests of those materially affected by Coursera’s conduct, including holders of Coursera Common Stock, employees of Coursera, community, educators and learners, and Coursera’s specific public benefit purpose to provide global access to flexible and affordable high-quality education that supports personal development, career advancement, and economic opportunity, (b) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Share Issuance, the Charter Amendment and the Merger, on the terms and subject to the conditions set forth in this Agreement, (c) directing that the Share Issuance and the Charter Amendment be submitted to the holders of shares of Coursera Common Stock for their approval and adoption, and (d) recommending that the holders of shares of Coursera Common Stock vote in favor of the approval of the Share Issuance and the Charter Amendment on the terms and subject to the conditions set forth in this Agreement (the “Coursera Board Recommendation”), which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 6.4. The Board of Directors of Merger Sub has duly adopted resolutions (i) determining that this Agreement and transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, Coursera as the sole stockholder of Merger Sub, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth in this Agreement, (iii) directing that this Agreement be submitted to Coursera as the sole stockholder of Merger Sub for its adoption, and (iv) recommending that Coursera as the sole stockholder of Merger Sub adopt this Agreement.

3.21. Opinion. Prior to the execution of this Agreement, Qatalyst Partners has delivered to the Board of Directors of Coursera its opinion, in writing or orally (in which case such opinion will be subsequently confirmed in writing), to the effect that, as of the date of such opinion and based upon and subject to the assumptions, qualifications, limitations, and other matters considered in connection with the preparation of such opinion as set forth therein, the Exchange Ratio pursuant to, and in accordance with, the terms of this Agreement is fair, from a financial point of view, to Coursera. Such opinion has not been materially amended or rescinded as of the date of this Agreement.

3.22. Coursera Information. The information relating to Coursera and the Coursera Subsidiaries or that is provided by Coursera or the Coursera Subsidiaries or their respective Representatives for inclusion in the Joint Proxy Statement and the Form S-4, or in any other document filed with the SEC in connection with the transactions contemplated hereby, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to Udemy or any Udemy Subsidiary) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Form S-4 (except for such portions thereof that relate only to Udemy or any Udemy Subsidiary) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. Any information relating to Coursera and the Coursera Subsidiaries or that is provided by Coursera or the Coursera Subsidiaries or their respective Representatives for inclusion in any document, instrument or certificate filed with any Governmental Entity with respect to Competition Laws in connection with the transactions contemplated hereby will comply in all material respects with the Laws applicable thereto.

3.23. Customers, Suppliers, Resellers.

(a) Section 3.23(a) of the Coursera Disclosure Letter sets forth a list of the top twenty (20) customers by revenue derived by Coursera and the Coursera Subsidiaries (taken together) during the period from January 1, 2025 through the date hereof, pursuant to which Coursera or any of the Coursera Subsidiaries has sold goods and/or services (each such customer, a “Coursera Covered Customer”). Since January 1, 2024 through the date of this Agreement, Coursera and the Coursera Subsidiaries have not received any written notice from any Coursera Covered Customer that such Coursera Covered Customer intends to discontinue or substantially reduce its relationship with Coursera or any Coursera Subsidiary, terminate or materially and adversely amend any existing contract with Coursera or any Coursera Subsidiary, or not continue as a customer of Coursera or any Coursera Subsidiary.

(b) Section 3.23(b) of the Coursera Disclosure Letter sets forth a list of the top ten (10) strategic suppliers and vendors (other than Coursera Covered Content Partners) by dollars paid to such suppliers and vendors by Coursera and the Coursera Subsidiaries (taken together) during the period from January 1, 2025 through the date hereof, (each such strategic supplier or vendor, a “Coursera Covered Supplier”). Since January 1, 2024 through the date of this Agreement, Coursera and the Coursera Subsidiaries have not received any written notice from any Coursera Covered Supplier that such Coursera Covered Supplier intends to discontinue or substantially reduce its relationship with Coursera or any Coursera Subsidiary, terminate or materially and adversely amend any existing contract with Coursera or any Coursera Subsidiary, or not continue as a supplier of Coursera or any Coursera Subsidiary.

(c) Section 3.23(c) of the Coursera Disclosure Letter sets forth a list of the top ten (10) strategic resellers or distributors of Coursera and the Coursera Subsidiaries (taken together) by annual recurring revenue during the period from January 1, 2025 through the date hereof, (each such reseller or distributor, a “Coursera Covered Reseller”). Since January 1, 2024 through the date of this Agreement, Coursera and the Coursera Subsidiaries have not received any written notice from any Coursera Covered Reseller alleging that such Coursera Covered Reseller intends to discontinue or substantially reduce its relationship with Coursera or any Coursera Subsidiary, terminate or materially and adversely amend any existing contract with Coursera or any Coursera Subsidiary, or not continue as a reseller or distributor of Coursera or any Coursera Subsidiary.

(d) Section 3.23(d) of the Coursera Disclosure Letter sets forth a list of the top twenty (20) content partners by revenue shared by Coursera and the Coursera Subsidiaries (taken together) with such content partner during the period from January 1, 2025 through the date hereof, (each such content partner, a “Coursera Covered Content Partner”). Since January 1, 2024 through the date of this Agreement, Coursera and the Coursera Subsidiaries have not received any written notice from any Coursera Covered Content Partner that such Coursera Covered Content Partner intends to discontinue or substantially reduce its relationship with Coursera or any Coursera Subsidiary, terminate or materially and adversely amend any existing contract with Coursera or any Coursera Subsidiary, or not continue as a content partner of Coursera or any Coursera Subsidiary.

3.24. Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Coursera, (a) Coursera and the Coursera Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Coursera reasonably has determined to be prudent and consistent with industry practice, and Coursera and the Coursera Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Coursera and the Coursera Subsidiaries, (c) Coursera or the relevant Subsidiary thereof is the sole beneficiary of such policies, all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by Coursera or any Coursera Subsidiary pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy and (e) neither Coursera nor any Coursera Subsidiary has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.

3.25. No Other Representations or Warranties.

(a) Except for the representations and warranties made by Coursera and Merger Sub in this Article III, neither Coursera, Merger Sub nor any other person makes any express or implied representation or warranty with respect to Coursera, Merger Sub, the Coursera Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Coursera and Merger Sub hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Coursera, Merger Sub nor any other person makes or has made any representation or warranty to Udemy or any of its affiliates or Representatives with respect to (i) any financial projection, forecast, future estimate, budget or prospective information relating to Coursera, Merger Sub, any Coursera Subsidiary or their respective businesses or (ii) except for the representations and warranties made by Coursera in this Article III, any oral or written information presented to Udemy or any of its affiliates or Representatives in the course of their due diligence investigation of Coursera and Merger Sub, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Coursera and Merger Sub acknowledge and agree that neither Udemy nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV. In particular, Coursera and Merger Sub acknowledge and agree that, without limiting the foregoing disclaimer, neither Udemy nor any other person makes or has made any representation or warranty to Coursera, Merger Sub or any of their respective affiliates or Representatives with respect to (i) any financial projection, forecast, future estimate, budget or prospective information relating to Udemy, any Udemy Subsidiary or their respective businesses or (ii) except for the representations and warranties made by Udemy in Article IV, any oral or written information presented to Coursera, Merger Sub or any of their respective affiliates or Representatives in the course of their due diligence investigation of Udemy, the negotiation of this Agreement or in the course of the transactions contemplated hereby, or the accuracy or completeness thereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF UDEMY

Except (a) as disclosed in the disclosure letter delivered by Udemy to Coursera and Merger Sub concurrently herewith (the “Udemy Disclosure Letter”); provided that (i) the mere inclusion of an item in the Udemy Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by Udemy that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect and (ii) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) such section, (2) any other section of Article IV specifically referenced or cross-referenced and (3) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any Udemy SEC Reports filed by Udemy after December 31, 2023 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Udemy hereby represents and warrants to Coursera and Merger Sub as follows:

4.1. Corporate Organization.

(a) Udemy is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Udemy has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. Udemy is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Udemy. True and complete copies of the Certificate of Incorporation of Udemy (the “Udemy Certificate of Incorporation”) and the Bylaws of Udemy (the “Udemy Bylaws”), in each case as in effect as of the date of this Agreement, have previously been made available by Udemy to Coursera.

(b) Each Subsidiary of Udemy (a “Udemy Subsidiary”) is duly organized and validly existing under the laws of its jurisdiction of organization, is duly licensed or qualified to do business and, where such concept is recognized under applicable Law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and in which the failure to be so licensed or qualified or in good standing would reasonably be expected to have a Material Adverse Effect on Udemy, and has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. Section 4.1(b) of the Udemy Disclosure Letter sets forth a true and complete list of all Udemy Subsidiaries as of the date hereof. No Udemy Subsidiary is in violation of any of the provisions of the certificate of incorporation or bylaws (or comparable organizational documents) of such Udemy Subsidiary. No Udemy Subsidiary owns any capital stock of Udemy. Udemy does not own, directly or indirectly, subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock or other voting or equity securities of or ownership interests in any Person other than the Udemy Subsidiaries, or contracts, commitments, understandings or arrangements by which Udemy may become bound to acquire any of the foregoing.

4.2. Capitalization.

(a) As of December 12, 2025, the authorized capital stock of Udemy consists of 950,000,000 shares of Udemy Common Stock, and 50,000,000 shares of preferred stock, par value $0.00001 per share. As of December 12, 2025, there are (i) 144,445,519 shares of Udemy Common Stock issued and outstanding; (ii) no shares of Udemy Common Stock held in treasury; (iii) 945,098 shares of Udemy Common Stock reserved for issuance upon the exercise of outstanding Udemy Stock Options; (iv) 15,420,431 shares of Udemy Common Stock reserved for issuance upon the settlement of outstanding Udemy RSU Awards; (v) 1,113,327 shares (assuming satisfaction of performance goals at the target level) or 1,556,824 shares (assuming satisfaction of performance goals at the maximum level) of Udemy Common Stock reserved for issuance upon the settlement of outstanding Udemy PSU Awards; and (vi) no other shares of capital stock or other voting securities or equity interests of Udemy issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Udemy Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of Udemy may vote. Other than Udemy Stock Options, Udemy RSU Awards, and Udemy PSU Awards issued prior to the date of this Agreement as described in this Section 4.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in Udemy, or contracts, commitments, understandings or arrangements by which Udemy may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Udemy or that otherwise obligate Udemy to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “Udemy Securities”). Other than the Udemy Stock Options, the Udemy RSU Awards and the Udemy PSU Awards (collectively, the “Udemy Equity Awards”), no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Udemy or any Udemy Subsidiary) are outstanding as of the date of this Agreement. There are no voting trusts, stockholder agreements, proxies or other agreements in effect to which Udemy or any Udemy Subsidiary is a party with respect to the voting or transfer (including preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts or calls) of Udemy Common Stock, capital stock or other voting or equity securities or ownership interests of Udemy or granting any stockholder or other person any registration rights.

(b) Udemy owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Udemy Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than the shares of capital stock or other equity ownership interests described in the previous sentence, there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock or other voting or equity securities of or ownership interests in any Udemy Subsidiary, or contracts, commitments, understandings or arrangements by which any Udemy Subsidiary may become bound to issue additional shares of its capital stock or other equity or voting securities or ownership interests in such Udemy Subsidiary, or otherwise obligating any Udemy Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any of the foregoing (collectively, “Udemy Subsidiary Securities”).

(c) The Fifth Amended and Restated Investor Rights Agreement, dated as of November 13, 2020, by and among Udemy, certain investors and certain other parties (as amended from time to time), and all obligations of Udemy and the Udemy Subsidiaries thereunder, will terminate at or prior to the Closing.

4.3. Authority; No Violation.

(a) Udemy has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Udemy. The Board of Directors of Udemy has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of Udemy and its stockholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Merger), and has directed that this Agreement be submitted to Udemy’s stockholders for adoption at a meeting of such stockholders and has adopted a resolution to the foregoing effect. Except for the adoption of this Agreement by the holders of a majority of the outstanding shares of Udemy Common Stock entitled to vote on such matter at a meeting of Udemy stockholders duly called and held for such purpose (the “Requisite Udemy Vote”), no other corporate proceedings on the part of Udemy are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Udemy, and, assuming due authorization, execution and delivery by Coursera and Merger Sub, constitutes a valid and binding obligation of Udemy, enforceable against Udemy in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).

(b) Neither the execution and delivery of this Agreement by Udemy, nor the consummation by Udemy of the transactions contemplated hereby (including the Merger), nor compliance by Udemy with any of the terms or provisions hereof, will, subject to the receipt of the Requisite Udemy Vote, (i) violate any provision of the Udemy Certificate of Incorporation or the Udemy Bylaws or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate in any material respect any Law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Udemy or any Udemy Subsidiary or any of their respective properties or assets or (y) other than with respect to a Two-Step Merger, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, or accelerate the performance required by Udemy or any Udemy Subsidiary under, any Udemy Contract, or result in the creation of any Lien upon any of the respective properties or assets of Udemy or any Udemy Subsidiary, except (in the case of clause (ii)(y) above) for such violations, conflicts, breaches or defaults that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Udemy.

4.4. Consents and Approvals. Except for (i) the filing of any required applications, filings and notices, as applicable, with the Nasdaq and the NYSE, (ii) the filing of any required applications, filings and notices, as applicable, under the HSR Act and such other consents, approvals, filings or registrations as may be required or advisable under any Competition Laws, (iii) the filing with the SEC of the Joint Proxy Statement and the Form S-4 in which the Joint Proxy Statement will be included as a prospectus, and the declaration of effectiveness of the Form S-4, (iv) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Coursera Common Stock pursuant to this Agreement and the approval of the listing of such Coursera Common Stock on the NYSE, no material consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Udemy of this Agreement or (B) the consummation by Udemy of the Merger and the other transactions contemplated hereby. As of the date hereof, Udemy is not aware of any reason why the necessary regulatory approvals and consents will not be received by Udemy to permit consummation of the Merger on a timely basis.

4.5. Financial Statements.

(a) The financial statements of Udemy and the Udemy Subsidiaries included (or incorporated by reference) in the Udemy SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Udemy and the Udemy Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Udemy and the Udemy Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount and not otherwise material, individually or in the aggregate), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Udemy and the Udemy Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Since December 31, 2021, no independent public accounting firm of Udemy has resigned (or informed Udemy that it intends to resign) or been dismissed as independent public accountants of Udemy as a result of or in connection with any disagreements with Udemy on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Udemy, neither Udemy nor any Udemy Subsidiary has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Udemy included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (including any notes thereto) and for liabilities incurred, whether known or unknown, fixed or variable, or asserted or unasserted, in the ordinary course of business consistent with past practice since December 31, 2024, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Udemy and the Udemy Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership of Udemy or the Udemy Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership that would not reasonably be expected to have a Material Adverse Effect on Udemy. Udemy (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Udemy, including the Udemy Subsidiaries, is made known to the chief executive officer and the chief financial officer of Udemy by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Udemy’s outside auditors and the audit committee of Udemy’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Udemy’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Udemy’s internal controls over financial reporting and (z) has established and maintains a system of internal accounting controls with respect to Udemy and the Udemy Subsidiaries designed to provide assurance regarding the reliability of financial reporting and pursuant to such system of internal accounting controls, transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP. These disclosures were made in writing by management to Udemy’s auditors and audit committee. There is no reason to believe that Udemy’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since January 1, 2022, (i) neither Udemy nor any Udemy Subsidiary, nor, to the knowledge of Udemy, any director, officer, auditor, accountant or Representative of Udemy or any Udemy Subsidiary, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to reserves, write-downs, charge-offs and accruals) of Udemy or any Udemy Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Udemy or any Udemy Subsidiary has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing Udemy or any Udemy Subsidiary, whether or not employed by Udemy or any Udemy Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Udemy or any Udemy Subsidiary or any of their respective officers, directors, employees or agents to the Board of Directors of Udemy or any committee thereof or the Board of Directors or similar governing body of any Udemy Subsidiary or any committee thereof, or to the knowledge of Udemy, to any director or officer of Udemy or any Udemy Subsidiary.

4.6. Broker’s Fees. With the exception of the engagement of Morgan Stanley & Co. LLC, neither Udemy nor any Udemy Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

4.7. Absence of Certain Changes or Events.

(a) Since December 31, 2024 through the date of this Agreement, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Udemy.

(b) Since December 31, 2024 through the date of this Agreement, Udemy and the Udemy Subsidiaries have carried on their respective businesses in all material respects in the ordinary course consistent with past practice.

4.8. Legal and Regulatory Proceedings.

(a) Except as would not reasonably be expected to, either individually or in the aggregate, be material to Udemy and the Udemy Subsidiaries, taken as a whole, neither Udemy nor any Udemy Subsidiary is a party to any, and there are no outstanding or pending or, to the knowledge of Udemy, threatened, legal, administrative, arbitral or other proceedings, demands, claims, actions or governmental or regulatory investigations of any nature against Udemy or any Udemy Subsidiary or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) Except as would not reasonably be expected to, either individually or in the aggregate, be material to Udemy and the Udemy Subsidiaries, taken as a whole, there is no injunction, order, judgment, decree, or regulatory restriction imposed upon Udemy, any Udemy Subsidiary or the assets of Udemy or any Udemy Subsidiary (or that, upon consummation of the Merger, would apply to the Surviving Entity, the Combined Company or any of their respective Subsidiaries).

4.9. Taxes and Tax Returns.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Udemy:

(i) each of Udemy and the Udemy Subsidiaries has duly and timely filed with the appropriate Taxing Authority (taking into account all applicable extensions) all Tax Returns required by applicable Law to be filed by it in all jurisdictions in which Tax Returns are required to be filed, and all such Tax Returns are true, correct, and complete in all respects;

(ii) neither Udemy nor any Udemy Subsidiary is the beneficiary of any extension of time within which to file any Tax Return (other than automatic extensions of time to file Tax Returns obtained in the ordinary course) nor has been granted any extension or waiver of the limitation period applicable to the determination, assessment or collection of any Tax, which extension or waiver remains in effect;

(iii) all Taxes of Udemy and the Udemy Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid (taking into account all applicable extensions), and, where payment is not yet due, adequate accruals and reserves for such Taxes have been properly established on the financial statements of Udemy and the Udemy Subsidiaries in accordance with GAAP;

(iv) each of Udemy and the Udemy Subsidiaries has deducted, withheld, collected and paid over all Taxes required to have been deducted, withheld, collected and paid over in connection with any amounts paid or owing to or received or owing from any employee, customer, creditor, stockholder, independent contractor or other third party and has complied with all applicable Laws relating to withholding, collection and remittance of Taxes (including applicable information reporting requirements);

(v) neither Udemy nor any Udemy Subsidiary has received written notice of any Tax assessment or proposed Tax assessment, and there are no threatened in writing or pending disputes, actions, suits, claims, audits, investigations, examinations or other proceedings regarding any Tax or Tax Return of Udemy and the Udemy Subsidiaries or the assets of Udemy and the Udemy Subsidiaries, nor has any claim for additional Taxes been asserted in writing by any Taxing Authority against Udemy or any Udemy Subsidiary;

(vi) in the last three (3) years, no claim has been made in writing by any Taxing Authority in a jurisdiction where Udemy or any Udemy Subsidiary has not filed Tax Returns of a particular type that it is or may be subject to such type of Tax or required to file Tax Returns of such type by such jurisdiction;

(vii) neither Udemy nor any Udemy Subsidiary is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than (x) such an agreement or arrangement exclusively between or among Udemy and the Udemy Subsidiaries and (y) customary provisions contained in agreements entered into in the ordinary course of business and not primarily relating to Taxes);

(viii) neither Udemy nor any Udemy Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or any other affiliated, consolidated, combined or unitary group for any Tax purposes (other than a group the common parent of which is or was Udemy) or (ii) has any liability for the Taxes of any person (other than Udemy or any Udemy Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor;

(ix) neither Udemy nor any Udemy Subsidiary has made an election pursuant to Section 965(h) of the Code;

(x) there is no Lien on any of the assets or properties of Udemy or any Udemy Subsidiary as a result of a failure or alleged failure to pay any Tax, other than any Permitted Encumbrances; and

(xi) Udemy and its Subsidiaries are not bound with respect to the current or any future taxable period by any closing agreement (within the meaning of Section 7121(a) of the Code, or any similar state, local or non-U.S. Law) or other written agreement with a Taxing Authority.

(b) During the three (3)-year period ending on the date of this Agreement, neither Udemy nor any Udemy Subsidiary has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intending to qualify for tax-free treatment under Section 355(a) of the Code.

(c) Neither Udemy nor any Udemy Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(d) At no time during the past five (5) years has Udemy been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(e) After reasonable diligence and discussions with its Tax advisors, neither Udemy nor any Udemy Subsidiary is aware of the existence of any fact or circumstance, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Merger (or, if a Restructuring Election is effective, the Two-Step Merger) from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or Company Tax Counsel from delivering the Company Tax Opinion described in Section 7.2(d)).

4.10. Employees.

(a) Each Udemy Benefit Plan (as defined below) has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. For purposes of this Agreement, the term “Udemy Benefit Plans” means any plan, program, policy, practice, contract, agreement or other arrangement constituting an employee benefit plan (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, or providing for any compensation, equity, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination pay, change in control compensation, retention, employment, fringe benefits, welfare benefits, or other benefit or perquisite with respect to which Udemy or any Subsidiary or any trade or business of Udemy or any Udemy Subsidiary, whether or not incorporated, all of which together with Udemy would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Udemy ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Udemy or any Udemy Subsidiary or any Udemy ERISA Affiliate for the benefit of any current or former employee, officer, director, independent contractor or other service provider of Udemy or any Udemy Subsidiary or any Udemy ERISA Affiliate, excluding, in each case, any Multiemployer Plan.

(b) The IRS has issued a favorable determination letter with respect to each Udemy Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Udemy Qualified Plans”) and the related trust, which letter has not been revoked (nor, to the knowledge of Udemy, has revocation been threatened), and, to the knowledge of Udemy, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Udemy Qualified Plan or the related trust.

(c) No Udemy Benefit Plan is, and Udemy and its ERISA Affiliates have not in the last six (6) years contributed to, a Multiemployer Plan or other pension plan subject to Title IV of ERISA or Section 412 of the Code.

(d) Neither Udemy nor any Udemy ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Multiple Employer Plan or a “funded welfare plan” within the meaning of Section 419 of the Code.

(e) No Udemy Benefit Plan provides for any post-employment or post-retirement welfare benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code or any similar state Law or ERISA.

(f) Except as would not reasonably be expected to be material to Udemy and the Udemy Subsidiaries, taken as a whole, all contributions required to be made to any Udemy Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Udemy Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Udemy.

(g) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Udemy’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, by any current or former employee, independent contractor, consultant, advisor, or other service provider against Udemy, any Udemy Subsidiary, the Udemy Benefit Plans, any fiduciaries thereof with respect to their duties to the Udemy Benefit Plans or the assets of any of the trusts under any of the Udemy Benefit Plans that would reasonably be expected to result in any material liability of Udemy or any Udemy Subsidiary to the PBGC, the IRS, the Department of Labor, any Multiple Employer Plan, any participant in an Udemy Benefit Plan, or any other party.

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) entitle any employee, consultant or director of Udemy or any of Udemy Subsidiaries to any payment of compensation; (ii) increase the amount of compensation or benefits due to any such employee, consultant or director; (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit; or (iv) result in the payment of any amount or any benefits that would, individually or in combination with any other such payment or benefits, constitute an “excess parachute payment”, as defined in 280G(b)(1) of the Code.

(i) No Udemy Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise (except for any routine gross-up or reimbursement of Taxes pursuant to any expatriate arrangements in the ordinary course of business that relate to Taxes other than under Sections 409A and 4999 of the Code).

(j) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Udemy, each Udemy Benefit Plan that is mandated by applicable Law or by a Governmental Entity outside of the United States or that is subject to the laws of a jurisdiction outside of the United States (i) has been maintained in accordance with all applicable requirements, (ii) if intended to qualify for special Tax treatment, meets all the requirements for such treatment, and (iii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles.

(k) There are no pending or, to Udemy’s knowledge, threatened material labor grievances or material unfair labor practice claims or charges against Udemy or any Udemy Subsidiary, or any strikes or other material labor disputes against Udemy or any Udemy Subsidiary. Neither Udemy nor any Udemy Subsidiary is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Udemy or any Udemy Subsidiary and, to the knowledge of Udemy, there are no organizing efforts by any union or other group seeking to represent any employees of Udemy or any Udemy Subsidiary. Each of Udemy and the Udemy Subsidiaries is, and have been at all times since December 31, 2021, in compliance in all material respects with all applicable Laws in respect of employment and employment practices, including terms and conditions of employment and wages and hours, employment discrimination, employee classification, workers’ compensation, family and medical leave, immigration and occupational safety and health requirements.

4.11. SEC Reports. Udemy has filed or furnished all required registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated therein, regardless of when such exhibits and other information were filed) with the SEC since December 31, 2022 (the “Udemy SEC Reports”). As of their respective dates, the Udemy SEC Reports complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Udemy SEC Reports, and none of the Udemy SEC Reports when filed and at their respective effective times, if applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Udemy SEC Reports, and, to the knowledge of Udemy, none of the Udemy SEC Reports is the subject of any outstanding SEC investigation. No Udemy Subsidiary is required to file reports with the SEC pursuant to the requirements of the Exchange Act.

4.12. Compliance with Applicable Law.

(a) The businesses of Udemy and the Udemy Subsidiaries have not been since January 1, 2022, and are not being, conducted in violation of any applicable Laws, except as would not, either individually or in the aggregate, reasonably be expected to be material to Udemy and the Udemy Subsidiaries, taken as a whole.

(b) Except with respect to regulatory matters covered by Section 6.1, no investigation or review by any Governmental Entity with respect to Udemy or any Udemy Subsidiary is pending or, to the knowledge of Udemy, threatened in writing, nor has Udemy received any notice or communication from any Governmental Entity of material noncompliance with any Laws that has not been cured or in the process of being cured as of the date of this Agreement, in each case, except as would not, individually or in the aggregate, reasonably be expected to be material to Udemy and the Udemy Subsidiaries, taken as a whole.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Udemy, since January 1, 2022, each contract between Udemy or any Udemy Subsidiary, on the one hand, and an Educational Partner, on the other hand, and each party’s respective obligations thereunder, has complied, in all material respects, with any applicable requirements, standards or modes of practice promulgated or contemplated by: (i) 34 C.F.R. § 668.14(b)(22) and (ii) the applicable version of the U.S. Department of Education “Dear Colleague Letter” GEN-11-05 interpreting 34 C.F.R. § 668.14(b)(22).

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Udemy, since January 1, 2022, neither Udemy nor any Udemy Subsidiary, nor, to the knowledge of Udemy, any Educational Partner that is a counterparty to a contract with Udemy or any Udemy Subsidiary has received any written communication from a Governmental Entity that relates to any allegation that any activities subject to a contract between Udemy or any Udemy Subsidiary, on the one hand, and an Educational Partner, on the other hand, are not or have not been in compliance in all material respects with any Law.

(e) Except as would not, individually or in the aggregate, reasonably be expected to be material to Udemy and the Udemy Subsidiaries, taken as a whole, (i) each of Udemy and the Udemy Subsidiaries has obtained and is in compliance with all licenses necessary for it to own, lease or operate its properties, rights and other assets and to conduct its business and operations as currently conducted in all material respects, (ii) all such licenses are in full force and effect in all material respects, and (iii) to Udemy’s knowledge, there is not currently threatened any revocation, adverse modification or cancellation of any material license.

(f) Except as, individually or in the aggregate, would not reasonably be expected to be material to Udemy and the Udemy Subsidiaries, taken as a whole, since January 1, 2022, each of Udemy and the Udemy Subsidiaries has at all times conducted all export transactions in accordance with (i) all applicable U.S. export and re-export controls, including the United States Export Administration Act, Export Administration Regulations, the Arms Export Control Act and the International Traffic in Arms Regulations, (ii) statutes, executive orders and regulations administered by OFAC and the United States Department of State, (iii) import control statutes and regulations administered by the Department of Homeland Security, U.S. Customs and Border Protection, (iv) the anti-boycott regulations administered by the United States Department of Commerce and the U.S. Department of the Treasury, and (v) all applicable sanctions, export and import controls and anti-boycott Laws of all other countries in which the business of Udemy or any Udemy Subsidiary is conducted. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Udemy, neither Udemy nor any Udemy Subsidiary has been since January 1, 2022 or currently is the subject of a charging letter or penalty notice issued, or to the knowledge of Udemy, an investigation conducted, by a Governmental Entity pertaining to the above statutes or regulations, nor are there any currently pending internal investigations by Udemy pertaining to such matters. Neither Udemy nor any Udemy Subsidiary is currently designated as a sanctioned party under sanctions administered by OFAC, nor are they owned fifty percent (50%) or more, individually or in the aggregate, by an individual or entity that is so designated. Neither Udemy nor any Udemy Subsidiary, or, to Udemy’s knowledge, any directors, officers, employees, independent contractors, consultants, agents and other Representatives thereof, is located, organized or resident in, or doing business in, a country or region that is the target of comprehensive OFAC sanctions (as of the date of this Agreement, including Cuba, Iran, North Korea, Russia and the Crimea, Donetsk People’s Republic, and Luhansk People’s Republic regions of Ukraine) in violation of OFAC sanctions.

(g) Except as, individually or in the aggregate, would not reasonably be expected to be material to Udemy and the Udemy Subsidiaries, taken as a whole, Udemy, the Udemy Subsidiaries and their respective officers, directors, employees, and to the knowledge of Udemy, agents, or other persons acting on their behalf, are, and since January 1, 2021 have been, in compliance in all material respects with: (i) the provisions of the FCPA, and (ii) the provisions of all anti-bribery, anti-corruption and anti-money laundering Laws of each jurisdiction in which Udemy and the Udemy Subsidiaries operate or have operated and in which any agent thereof is conducting or has conducted business involving Udemy. No proceeding by or before any Governmental Entity involving Udemy, any Udemy Subsidiary or any of their respective officers, directors, employees, and to the knowledge of Udemy, its agents, or other persons acting on their behalf, involving the FCPA or any anti-bribery, anti-corruption or anti-money laundering Law (in each case related to the activities of the foregoing persons on behalf of Udemy or any Udemy Subsidiary) is pending or, to the knowledge of Udemy, threatened, except as, individually or in the aggregate, would not reasonably be expected to be material to Udemy and the Udemy Subsidiaries, taken as a whole. Except as, individually or in the aggregate, would not reasonably be expected to be material to Udemy and the Udemy Subsidiaries, taken as a whole, neither Udemy nor the Udemy Subsidiaries have ever received an allegation, whistleblower complaint, or conducted any audit or investigation regarding compliance or noncompliance with the FCPA or other applicable anti-corruption laws.

(h) Udemy and each Udemy Subsidiary maintains a written information privacy and security program that maintains reasonable measures designed to protect the privacy, confidentiality and security of all Personal Data in its possession or control against any Security Breach. To the knowledge of Udemy, neither Udemy nor any Udemy Subsidiary has experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to be material to Udemy and the Udemy Subsidiaries, taken as a whole. To the knowledge of Udemy, there are no data security or other technological vulnerabilities with respect to the IT Assets of Udemy or any Udemy Subsidiary that, individually or in the aggregate, would reasonably be expected to be material to Udemy and the Udemy Subsidiaries, taken as a whole.

(i) Except as, individually or in the aggregate, would not reasonably be expected to be material to Udemy and the Udemy Subsidiaries, taken as a whole, neither Udemy nor any Udemy Subsidiary has made any disclosure to any Governmental Entity or to Udemy’s outside auditor with respect to any alleged material irregularity, fraud or price mischarging, or other violation of Law, arising under or relating to a contract, agreement or other instrument or obligation to which Udemy or any Udemy Subsidiary is a party, and none of Udemy, the Udemy Subsidiaries and any of their respective directors, officers and employees have engaged in any such fraud or price mischarging, or other violation of Law with respect to any such contract, agreement or other instrument or obligation to which Udemy or any Udemy Subsidiary is a party.

4.13. Certain Contracts.

(a) Except as set forth in Section 4.13(a) of the Udemy Disclosure Letter, as of the date hereof, neither Udemy nor any Udemy Subsidiary is a party to or bound by any Contract, including any Udemy Lease but excluding any Udemy Benefit Plan, that has not expired or been terminated as of the date of this Agreement (such that none of its provisions remains in force or effect, other than provisions of the type that customarily survive pursuant to their terms and that are not expected to give rise to material liability or materially restrict the business of Udemy) and:

(i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) that contains a non-compete, client or customer non-solicit requirement or any other provision, in each case that restricts the conduct of any line of business by Udemy or any of the Udemy Subsidiaries in any material respect or upon consummation of the Merger will restrict the ability of the Combined Company or any of its affiliates to engage in any line of business or in any geographic region in any material respect;

(iii) that obligates Udemy or any Udemy Subsidiary to conduct business with any third party on a preferential or exclusive basis or contains “most favored nation” or similar provisions that restrict Udemy or any Udemy Subsidiary;

(iv) (A) that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other agreement or commitment that provides for or relates to any Indebtedness of Udemy or any Udemy Subsidiary, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements, or (B) that provides for the guarantee, assumption or endorsement by Udemy or any Udemy Subsidiary of, or any similar commitment by Udemy or any Udemy Subsidiary with respect to, Indebtedness of any other person of the nature described in clause (A), in the case of each of clauses (A) and (B), in an aggregate principal amount of $1,000,000 or more, other than any Udemy Lease;

(v) that is with any Udemy Covered Supplier, in each case, pursuant to which Udemy and the Udemy Subsidiaries purchase or lease from such Udemy Covered Supplier (provided that ordinary course ordering documents, quotes, purchase orders, and similar documents will not be required to be set forth in Section 4.13(a) of the Udemy Disclosure Letter);

(vi) that is with any Udemy Covered Customer, in each case, pursuant to which such Udemy Covered Customer purchases products and services from Udemy and the Udemy Subsidiaries (provided that ordinary course ordering documents, quotes, purchase orders, and similar documents will not be required to be set forth in Section 4.13(a) of the Udemy Disclosure Letter);

(vii) that is with any Udemy Covered Reseller, in each case, pursuant to which such Udemy Covered Reseller resells Udemy products and services (provided that ordinary course ordering documents, quotes, purchase orders, and similar documents will not be required to be set forth in Section 4.13(a) of the Udemy Disclosure Letter);

(viii) that is with any Udemy Covered Instructor, in each case pursuant to which such Udemy Covered Instructor provides instruction or course content or services for proliferation through the Udemy products and services;

(ix) that grants any right of first refusal, right of first offer, or right of first negotiation with respect to any material assets, rights or properties of Udemy or the Udemy Subsidiaries;

(x) pursuant to which Udemy or any Udemy Subsidiary grants to or receives from any third party a license or similar right with respect to Intellectual Property, which license or similar right is material to the business of Udemy and the Udemy Subsidiaries, taken as a whole, other than Non-Scheduled Contracts;

(xi) pursuant to which any third party has developed Intellectual Property, whether solely or jointly, for or on behalf of Udemy or any Udemy Subsidiary, which Intellectual Property is material to the business of Udemy and the Udemy Subsidiaries, taken as a whole, other than (A) Intellectual Property licensed to Udemy or an Udemy Subsidiary pursuant to Content Licenses or (B) pursuant to which Udemy or an Udemy Subsidiary is assigned all right, title and interest of such third party in and to such Intellectual Property;

(xii) that is a settlement, consent or similar agreement and contains any material continuing obligations of Udemy or any Udemy Subsidiary, including without limitation any express Intellectual Property license granted in settlement of any assertion or allegation of Intellectual Property infringement;

(xiii) that is a material joint venture, partnership or limited liability company agreement or other similar contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than any such contract solely between Udemy and its wholly owned Subsidiaries or among Udemy’s wholly owned Subsidiaries; or

(xiv) that provides for the acquisition or disposition of any person, business, business line or assets and under which Udemy or the Udemy Subsidiaries have or may have a material obligation or liability.

Each Contract of the type required to be set forth in Section 4.13(a) of the Udemy Disclosure Letter (without giving effect to the parenthetical clauses in the foregoing clauses (v), (vi) and (vii)), whether or not set forth in the Udemy Disclosure Letter, is referred to herein as a “Udemy Contract.” Udemy has made available to Coursera true, correct and complete copies of each Udemy Contract in effect as of the date hereof, excluding any schedules, annexes, exhibits, work orders, statements of work or other ancillary documents with respect to any such Udemy Contract that are no longer in force or effect or do not contain terms that are, individually or in the aggregate, material to Udemy and the Udemy Subsidiaries.

(b) (i) Each Udemy Contract is valid and binding on Udemy or one of the Udemy Subsidiaries, as applicable, and is in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Udemy, (ii) each of Udemy and the Udemy Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each Udemy Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Udemy, (iii) to the knowledge of Udemy, each third-party counterparty to each Udemy Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such Udemy Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Udemy, (iv) neither Udemy nor any Udemy Subsidiary has knowledge of, or has received notice of, any violation of any Udemy Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Udemy and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of Udemy or any Udemy Subsidiary or, to the knowledge of Udemy, any other party thereto, of or under any such Udemy Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Udemy.

(c) Except as set forth on Section 4.13(c) of the Udemy Disclosure Letter, each Contract between Udemy or an Udemy Subsidiary, on the one hand, and an instructor who is one of Udemy’s top 1,000 instructors by revenue for the twelve month period ended September 30, 2025, on the other hand, is on Udemy’s standard form instructor agreement in the form made available to Coursera.

4.14. Government Contracts. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Udemy, (a) each Government Contract to which Udemy or the Udemy Subsidiaries is a party was legally awarded, is binding on Udemy or the applicable Udemy Subsidiary, and is in full force and effect, (b) no such Government Contract or offer, quotation, bid or proposal to sell products or services made by Udemy or any of the Udemy Subsidiaries to any Governmental Entity or any prime contractor is currently the subject of bid or award protest proceedings, (c) Udemy and the Udemy Subsidiaries are in compliance with the terms and conditions of each such Government Contract or offer, quotation, bid or proposal, (d) since January 1, 2022, neither a Governmental Entity nor any prime contractor or subcontractor has notified Udemy or any of the Udemy Subsidiaries in writing that it has, or is alleged to have, breached or violated any applicable Law, representation, certification, disclosure, clause, provision or requirement pertaining to any such Government Contract or offer, quotation, bid or proposal, (e) since January 1, 2022, neither Udemy nor any of the Udemy Subsidiaries has made any voluntary disclosure (or mandatory disclosure pursuant to Federal Acquisition Regulation 52.203-13) to any Governmental Entity with respect to any alleged irregularity, misstatement, omission, fraud or price mischarging, or other violation of applicable Law, arising under or relating to a Government Contract, (f) none of Udemy, any of the Udemy Subsidiaries or any of their respective “Principals” (as defined in Federal Acquisition Regulation 52.209-5) has been debarred, suspended, declared nonresponsible or ineligible, or excluded, or to the knowledge of Udemy, proposed for debarment, suspension or exclusion, from participation in or the award of contracts or subcontracts for or with any Governmental Entity or doing business with any Governmental Entity and (g) neither Udemy nor any of the Udemy Subsidiaries, nor any of their respective directors or officers, nor to the knowledge of Udemy, any other of their employees, is or has been under administrative, civil or criminal investigation, indictment or information by any Governmental Entity with respect to the award or performance of any Government Contract, the subject of any actual or to the knowledge of Udemy, threatened, “whistleblower” or “qui tam” lawsuit, or audit (other than a routine contract audit) or investigation of Udemy or any of the Udemy Subsidiaries, in each case, with respect to any Government Contract.

4.15. Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Udemy, Udemy and the Udemy Subsidiaries are in compliance, and have complied, with all Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of Udemy, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Udemy or any Udemy Subsidiary of any liability or obligation arising under any Environmental Law pending or, to the knowledge of Udemy, threatened against Udemy, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Udemy. To the knowledge of Udemy, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Udemy. Neither Udemy nor any Udemy Subsidiary has treated, stored, disposed or arranged for disposal of, transported, handled, used, released, exposed any Person to, or owned or operated any property or facility contaminated by, any Hazardous Substance, in each case as has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Udemy. To the knowledge of Udemy, there have been no Hazardous Substances generated by Udemy or any Udemy Subsidiary that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Entity in the United States and that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Udemy. Udemy is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity or other third party imposing any liability or obligation, with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Udemy.

4.16. Real Property. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Udemy, each of Udemy and the Udemy Subsidiaries are the lessee of all leasehold estates reflected in the latest audited financial statements included in such Udemy SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof or have been terminated by Udemy or an Udemy Subsidiary) (such leasehold estates, the “Udemy Real Property”, and any leases with respect to such leasehold estates, the “Udemy Leases”), free and clear of all material Liens, except for Permitted Encumbrances, and each such lease is valid and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of Udemy or any Udemy Subsidiary, or to the knowledge of Udemy, any other party thereto, of or under any such lease, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Udemy. To the knowledge of Udemy, there are no pending or threatened condemnation proceedings against the Udemy Real Property, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Udemy. None of Udemy or any Udemy Subsidiary owns or has ever owned any real property.

4.17. Intellectual Property; Privacy.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Udemy, (i) with respect to Intellectual Property that Udemy or any Udemy Subsidiary owns or purports to own, Udemy or an Udemy Subsidiary exclusively owns all right, title and interest to that Intellectual Property free and clear of all Liens (except Permitted Encumbrances), and (ii) all Registered Intellectual Property that is owned by, or registered in the name of, Udemy or an Udemy Subsidiary that has not expired, lapsed, or been abandoned as of the date hereof (the “Udemy Registered Intellectual Property”) is subsisting and, to the knowledge of Udemy, is not invalid or unenforceable. Since January 1, 2021, other than office actions received in the ordinary course of prosecution, Udemy has not received any written claim or notice from any person alleging that the Udemy Registered Intellectual Property is invalid or unenforceable, which claim or allegation if proven or established, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Udemy.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Udemy, to Udemy’s knowledge, the operation of the respective businesses of Udemy or any of the Udemy Subsidiaries and the development, manufacture, use, sale, commercialization or other exploitation of any product, service or other offering provided by Udemy or the Udemy Subsidiaries does not infringe, misappropriate or violate and has not since January 1, 2022 infringed, misappropriated, or otherwise violated any Intellectual Property of any other person (in each case other than where Udemy or the applicable Udemy Subsidiary is immune to the applicable infringement claims under a valid safe harbor defense pursuant to the DMCA), and neither Udemy nor any of the Udemy Subsidiaries has received any written allegation of same, other than DMCA takedown notices received in the ordinary course of business and addressed in accordance with and pursuant to the safe harbors of the DMCA. Neither Udemy nor any of the Udemy Subsidiaries has, since January 1, 2022, sent any other person any written notice alleging that such person is infringing, misappropriating or otherwise violating Udemy’s Intellectual Property in a manner that, if true, is or would reasonably be expected to be material to Udemy’s business, taken as a whole, which allegation has not been resolved or would not reasonably be expected to be resolved in the ordinary course of business.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Udemy, (i) each of Udemy and the Udemy Subsidiaries has taken commercially reasonable efforts to protect and maintain its Intellectual Property, including by using commercially reasonable efforts and taking commercially necessary steps to maintain the confidentiality of its material trade secrets in confidence, and (ii) to the knowledge of Udemy, none of Udemy’s material trade secrets or other material confidential information has been subject to unauthorized access, use or disclosure.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Udemy, (i) neither Udemy nor any of the Udemy Subsidiaries has distributed or otherwise made available any software that is proprietary to Udemy or any Udemy Subsidiary, the confidential and proprietary nature of the source code to which is material to Udemy’s or any Udemy Subsidiary’s business, taken as a whole (the “Udemy Material Source Code”), in a manner that requires Udemy or any Udemy Subsidiary to also license or make available to any third party any such Udemy Material Source Code, and (ii) no Udemy Material Source Code has been disclosed, licensed, escrowed or otherwise made available (conditionally or unconditionally) to any third party, other than employees, vendors, or contractors of Udemy or an Udemy Subsidiary subject to written and valid confidentiality agreements in favor of Udemy or an Udemy Subsidiary.

(e) Except as would not, individually or in the aggregate, reasonably be expected to be material to Udemy and the Udemy Subsidiaries, taken as a whole, each of Udemy and the Udemy Subsidiaries has taken commercially reasonable efforts to (i) protect and maintain the confidentiality, integrity and security of its IT Assets and the information stored or contained therein or transmitted thereby from any unauthorized use, access, interruption or modification by any person, including through the implementation of reasonable backup and disaster recovery technology processes and (ii) prevent the introduction of Malicious Code. Except as would not, individually or in the aggregate, reasonably be expected to be material to Udemy and the Udemy Subsidiaries, taken as a whole, to the knowledge of Udemy, (x) the IT Assets used or held for use by Udemy or any Udemy Subsidiary do not contain Malicious Code, and (y) since January 1, 2022, no person has gained unauthorized access to, and there has not been any failure or loss of, any IT Assets owned, used, or held for use by Udemy or any Udemy Subsidiaries, or the information stored or contained thereon or transmitted thereby.

(f) Except as would not, individually or in the aggregate, reasonably be expected to be material to Udemy and the Udemy Subsidiaries, taken as a whole, (i) each of Udemy and the Udemy Subsidiaries is in compliance, and has, since January 1, 2022, complied, with all applicable Laws, its contractual obligations, its posted policies, and its statements and representations, in each case, relating to privacy, data protection, security, or the Processing of any Personal Data Processed by or on behalf of Udemy or the Udemy Subsidiaries (collectively the “Udemy Privacy Obligations”), (ii) neither Udemy nor any Udemy Subsidiary has, since January 1, 2022, received written notice alleging any violation of any Udemy Privacy Obligation, (iii) each of Udemy and the Udemy Subsidiaries has, since January 1, 2022, had all rights, consents, and authorizations required under any Udemy Privacy Obligation to Process Personal Data as such Personal data is Processed by or on behalf of Udemy or any Udemy Subsidiary, and (iv) each of Udemy and the Udemy Subsidiaries has, since January 1, 2022, taken commercially reasonable steps to ensure that all Personal Data Processed by or on behalf of Udemy or any Udemy Subsidiary is protected against loss and unauthorized access, use, modification or disclosure, and, to Udemy’s knowledge, there has been no incident of same.

4.18. Related Party Transactions. As of the date of this Agreement, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Udemy or any Udemy Subsidiary, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Udemy or any Udemy Subsidiary or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Udemy Common Stock (or any of such person’s immediate family members or affiliates) (other than the Udemy Subsidiaries) on the other hand, of the type required to be reported in any Udemy SEC Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been disclosed therein.

4.19. State Takeover Laws. The Board of Directors of Udemy has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions and the Udemy Voting Agreement the provisions of any potentially applicable Takeover Statutes. None of Udemy, or any Subsidiary of Udemy is, or during the three (3) years prior to the date of this Agreement has been, an “interested stockholder” with respect to Coursera, as those terms are used in Section 203 of the DGCL.

4.20. Udemy Board Recommendation. The Board of Directors of Udemy has duly adopted resolutions (a) determining that this Agreement and transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of, Udemy and the holders of shares of Udemy Common Stock, (b) approving and declaring advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth in this Agreement, (c) directing that this Agreement be submitted to the holders of shares of Udemy Common Stock for their approval and adoption, and (d) recommending that the holders of shares of Udemy Common Stock vote in favor of the adoption of this Agreement on the terms and subject to the conditions set forth in this Agreement (the “Udemy Board Recommendation”), which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 6.4.

4.21. Opinion. Prior to the execution of this Agreement, Morgan Stanley & Co. LLC has delivered to the Board of Directors of Udemy its opinion, in writing or orally (in which case such opinion will be subsequently confirmed in writing), to the effect that, as of the date of such opinion and based upon and subject to the assumptions, qualifications, limitations, and other matters considered in connection with the preparation of such opinion as set forth therein, the Exchange Ratio pursuant to this Agreement is fair from a financial point of view to the holders of shares of Udemy Common Stock (other than Cancelled Shares). Such opinion has not been materially amended or rescinded as of the date of this Agreement.

4.22. Udemy Information. The information relating to Udemy and the Udemy Subsidiaries or that is provided by Udemy or the Udemy Subsidiaries or their respective Representatives for inclusion in the Joint Proxy Statement and the Form S-4, or in any other document filed with the SEC in connection with the transactions contemplated hereby, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to Coursera, Merger Sub or any Coursera Subsidiary) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Form S-4 (except for such portions thereof that relate only to Coursera, Merger Sub or any Coursera Subsidiary) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. Any information relating to Udemy and the Udemy Subsidiaries or that is provided by Udemy or the Udemy Subsidiaries or their respective Representatives for inclusion in any document, instrument or certificate filed with any Governmental Entity with respect to Competition Laws in connection with the transactions contemplated hereby will comply in all material respects with the Laws applicable thereto.

4.23. Customers and Suppliers.

(a) Section 4.23(a) of the Udemy Disclosure Letter sets forth a list of the top twenty (20) customers by revenue derived by Udemy and the Udemy Subsidiaries (taken together) during the period from January 1, 2025 through the date hereof, pursuant to which Udemy or any of the Udemy Subsidiaries has sold goods and/or services (each such customer, an “Udemy Covered Customer”). Since January 1, 2024 through the date of this Agreement, Udemy and the Udemy Subsidiaries have not received any written notice from any Udemy Covered Customer that such Udemy Covered Customer intends to discontinue or substantially reduce its relationship with Udemy or any Udemy Subsidiary, terminate or materially and adversely amend any existing contract with Udemy or any Udemy Subsidiary, or not continue as a customer of Udemy or any Udemy Subsidiary.

(b) Section 4.23(b) of the Udemy Disclosure Letter sets forth a list of the top ten (10) strategic suppliers and vendors (other than Udemy Covered Instructors) by dollars paid to such suppliers and vendors by Udemy and the Udemy Subsidiaries (taken together) during the period from January 1, 2025 through the date hereof, (each such strategic supplier or vendor, an “Udemy Covered Supplier”). Since January 1, 2024 through the date of this Agreement, Udemy and the Udemy Subsidiaries have not received any written notice from any Udemy Covered Supplier that such Udemy Covered Supplier intends to discontinue or substantially reduce its relationship with Udemy or any Udemy Subsidiary, terminate or materially and adversely amend any existing contract with Udemy or any Udemy Subsidiary, or not continue as a supplier of Udemy or any Udemy Subsidiary.

(c) Section 4.23(c) of the Udemy Disclosure Letter sets forth a list of the top ten (10) strategic resellers or distributors of Udemy and the Udemy Subsidiaries (taken together) by annual recurring revenue during the period from January 1, 2025 through the date hereof, (each such reseller or distributor, an “Udemy Covered Reseller”). Since January 1, 2024 through the date of this Agreement, Udemy and the Udemy Subsidiaries have not received any written notice from any Udemy Covered Reseller that such Udemy Covered Reseller intends to discontinue or substantially reduce its relationship with Udemy or any Udemy Subsidiary, terminate or materially and adversely amend any existing contract with Udemy or any Udemy Subsidiary, or not continue as a reseller or distributor of Udemy or any Udemy Subsidiary.

(d) Section 4.23(d)(i) of the Udemy Disclosure Letter sets forth a list of the top twenty (20) instructors of Udemy and the Udemy Subsidiaries (taken together), by revenue shared by Udemy and the Udemy Subsidiaries (taken as a whole) with such instructor during the period from January 1, 2025 through the date hereof, (each such instructor, an “Udemy Covered Instructor”). Since January 1, 2024 through the date of this Agreement, Udemy and the Udemy Subsidiaries have not received any written notice from any Udemy Covered Instructor that such Udemy Covered Instructor intends to discontinue or substantially reduce its relationship with Udemy or any Udemy Subsidiary, terminate or materially and adversely amend any existing contract with Udemy or any Udemy Subsidiary, or not continue as an instructor of Udemy or any Udemy Subsidiary. Each Udemy Covered Instructor has agreed in writing, subject to the exceptions set forth on Section 4.23(d)(ii) of the Udemy Disclosure Letter, not to offer any on-demand content, such as pre-recorded courses, on any competing platform in a way that directly competes with or impairs the sales of such content on Udemy’s platform, and neither Udemy nor any Udemy Subsidiary has waived any such exclusivity arrangement with respect to any Udemy Covered Instructor.

4.24. Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Udemy, (a) Udemy and the Udemy Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Udemy reasonably has determined to be prudent and consistent with industry practice, and Udemy and the Udemy Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Udemy and the Udemy Subsidiaries, (c) Udemy or the relevant Subsidiary thereof is the sole beneficiary of such policies, all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by Udemy or any Udemy Subsidiary pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy and (e) neither Udemy nor any Udemy Subsidiary has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.

4.25. No Other Representations or Warranties.

(a) Except for the representations and warranties made by Udemy in this Article IV, neither Udemy nor any other person makes any express or implied representation or warranty with respect to Udemy, the Udemy Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Udemy hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Udemy nor any other person makes or has made any representation or warranty to Coursera, Merger Sub or any of their respective affiliates or Representatives with respect to (i) any financial projection, forecast, future estimate, budget or prospective information relating to Udemy, any Udemy Subsidiary or their respective businesses or (ii) except for the representations and warranties made by Udemy in this Article IV, any oral or written information presented to Coursera, Merger Sub or any of their respective affiliates or Representatives in the course of their due diligence investigation of Udemy, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Udemy acknowledges and agrees that neither Coursera, nor Merger Sub, nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III. In particular, Udemy acknowledges and agrees that, without limiting the foregoing disclaimer, neither Coursera nor Merger Sub nor any other person makes or has made any representation or warranty to Udemy or any of its affiliates or Representatives with respect to (i) any financial projection, forecast, future estimate, budget or prospective information relating to Coursera, any Coursera Subsidiary or their respective businesses or (ii) except for the representations and warranties made by Coursera and Merger Sub in Article III, any oral or written information presented to Udemy or any of its affiliates or Representatives in the course of their due diligence investigation of Coursera, the negotiation of this Agreement or in the course of the transactions contemplated hereby, or the accuracy or completeness thereof.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1. Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier valid termination of this Agreement, except (i) as expressly contemplated or expressly permitted by this Agreement (including as set forth in Section 5.1 of the Udemy Disclosure Letter or the Coursera Disclosure Letter, as applicable), (ii) with the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed), or (iii) as required by applicable Law (but only following notice, to the extent legally permissible, to the other party), each of Udemy and Coursera shall, and shall cause each of its respective Subsidiaries to, use reasonable best efforts to conduct its business in the ordinary course consistent with past practice in all material respects and maintain and preserve intact its (1) business organization, goodwill, employees and ongoing businesses and (2) advantageous relationships with key customers, suppliers, vendors, distributors, licensors, licensees, Governmental Entities, employees and other Persons with whom it and they have material business relations.

5.2. Forbearances. During the period from the date of this Agreement to the Effective Time or earlier valid termination of this Agreement, except (i) as expressly contemplated by this Agreement (including as set forth in Section 5.2 of the Udemy Disclosure Letter or the Coursera Disclosure Letter, as applicable) or (ii) as required by applicable Law (but only following notice, to the extent legally permissible, to the other party), (A) with respect to each of the following clauses, other than clauses (i), (k) and (l) below, neither Udemy nor Coursera shall, and neither Udemy nor Coursera shall permit any of their respective Subsidiaries to, without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed) or (B) with respect to clauses (i), (k) and (l) below, Udemy shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Coursera (such consent not to be unreasonably withheld, conditioned or delayed):

(a) incur, assume, guarantee or become liable for any Indebtedness, other than (i) intercompany Indebtedness among Udemy and/or wholly owned Udemy Subsidiaries or Coursera and/or wholly owned Coursera Subsidiaries, as applicable, (ii) guarantees by Udemy or any direct or indirect wholly owned Udemy Subsidiary of Indebtedness of Udemy or any other direct or indirect wholly owned Udemy Subsidiary, (iii) guarantees by Coursera or any direct or indirect wholly owned Coursera Subsidiary of Indebtedness of Coursera or any other direct or indirect wholly owned Coursera Subsidiary, (iv) other Indebtedness incurred by mutual written agreement of Udemy and Coursera, (v) Indebtedness of Udemy and/or Udemy Subsidiaries or Coursera and/or Coursera Subsidiaries, as applicable, of the type described in clause (i) of the definition of Indebtedness incurred in the ordinary course of business consistent with past practice and not for speculative purposes, (vi) indebtedness incurred in respect of letters of credit or other similar arrangements in the ordinary course of business consistent with past practice, (vii) indebtedness arising from customary cash management and treasury services and the honoring of checks, drafts or similar instruments against insufficient funds or from the endorsement of instruments for collection, in each case incurred in the ordinary course of business consistent with past practice, and (viii) Indebtedness of Udemy and/or Udemy Subsidiaries or Coursera and/or Coursera Subsidiaries, as applicable, in an aggregate principal amount not to exceed $5.0 million at any time outstanding, without taking into account any amounts permitted by clauses (i) through (vii) of this Section 5.2(a); provided, in the case of this clause (viii), that (1) the material terms and conditions of any such Indebtedness are customary and reasonable market terms, (2) such Indebtedness is prepayable or redeemable at any time (subject to customary notice requirements) without premium or penalty (other than customary reference rate breakage), (3) none of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby or to be consummated in connection herewith shall conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under or any other material right of the lenders (or their agents or trustees) under or any loss of a material benefit of the Udemy or any Udemy Subsidiary, or Coursera or any Coursera Subsidiary, as applicable, under, or result in the creation of any Lien under such Indebtedness, or would be reasonably likely to require the preparation or delivery of separate financial statements of Udemy and/or any Udemy Subsidiary following the Closing and (4) such Indebtedness is not comprised of debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise);

(b) adjust, split, combine or reclassify any capital stock;

(c) make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any Udemy Securities or Udemy Subsidiary Securities, in the case of Udemy, or Coursera Securities or Coursera Subsidiary Securities, in the case of Coursera, except, in each case, (A) dividends and distributions paid by any of the Subsidiaries of each of Udemy and Coursera to Udemy or Coursera or any of their wholly-owned Subsidiaries, respectively or (B) the acceptance of shares of Udemy Common Stock or Coursera Common Stock, as the case may be, as payment for the exercise price of stock options or for withholding Taxes incurred in connection with the exercise of stock options or the vesting or settlement of equity compensation awards or the payment of dividend equivalents thereon, in each case, in accordance with past practice and the terms of the applicable award agreements;

(d) grant any stock options, restricted stock units, performance stock units, phantom stock units, performance shares, restricted shares or other equity-based awards or interests (whether payable in shares, cash or otherwise), or grant any person any right to acquire any Udemy Securities or Udemy Subsidiary Securities, in the case of Udemy, or Coursera Securities or Coursera Subsidiary Securities, in the case of Coursera, in each case other than grants made in the ordinary course of business consistent with past practice and consistent with the terms set forth in Section 5.2(d) of the Udemy Disclosure Letter or the Coursera Disclosure Letter, as applicable (collectively, the “Permitted Grants”);

(e) other than the Permitted Grants, issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any Udemy Securities or Udemy Subsidiary Securities, in the case of Udemy, or Coursera Securities or Coursera Subsidiary Securities, in the case of Coursera, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any Udemy Securities or Udemy Subsidiary Securities, in the case of Udemy, or Coursera Securities or Coursera Subsidiary Securities, in the case of Coursera, except pursuant to the exercise of stock options or the settlement or vesting of equity compensation awards in accordance with their terms;

(f) sell, transfer, mortgage, encumber or otherwise dispose of any of its material tangible properties or material tangible assets to any individual, corporation or other entity, or cancel, release or assign any Indebtedness to any such person or any claims held by any such person, in each case other than (i) to any wholly-owned Subsidiary or to Coursera or Udemy, as applicable, (ii) Liens that secure obligations in respect of the Udemy Credit Agreement, which Liens are released at or prior to the Closing or (iii) pursuant to contracts or agreements as in effect at the date of this Agreement and set forth on Section 5.2(f) of the Udemy Disclosure Letter or the Coursera Disclosure Letter, as applicable;

(g) make any material investment in or material acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or business or the property or assets of any other person, in each case, in excess of $7,500,000 individually or $15,000,000 in the aggregate for any consecutive 12-month period, other than (i) acquisitions of properties and assets, pursuant to contracts or agreements as in effect at the date of this Agreement and set forth on Section 5.2(g) of the Udemy Disclosure Letter or the Coursera Disclosure Letter, as applicable, (ii) transactions solely among a party and its wholly owned Subsidiaries or among a party’s wholly owned Subsidiaries or (iii) acquisitions of inventory or other goods in the ordinary course of business consistent with past practice;

(h) (i) terminate, or materially amend or waive any material provision, right or remedy under, any Udemy Contract or Coursera Contract, as the case may be (or any contract that would be an Udemy Contract or Coursera Contract, as the case may be, if in effect as of the date hereof), or make any material change in any instrument or agreement governing any Udemy Contract or Coursera Contract, as the case may be (or any contract that would be, or would reasonably be expected to be, an Udemy Contract or Coursera Contract, as the case may be, if in effect as of the date hereof), in each case, in a manner adverse to (A) Coursera (in the case of a Coursera Contract) or (B) Udemy (in the case of an Udemy Contract), or (ii) enter into any Contract that would constitute, or would reasonably be expected to constitute, an Udemy Contract or Coursera Contract if it were in effect on the date of this Agreement, except, in each case of clauses (i) and (ii), in the ordinary course of business consistent with past practice (subject to Section 5.2(i) below); provided that, for the purposes of this clause (h), Udemy Contracts and Coursera Contracts will be deemed to include any Contract with any strategic supplier or vendor, strategic reseller, content partner (in the case of Coursera) or instructor (in the case of Udemy) that results in committed payments to such counterparty (together with its affiliates) in excess of $2,000,000 in any twelve month period; provided, further, that this Section 5.2(h) shall not apply to any Contract for capital expenditures that is expressly permitted by Section 5.2(q);

(i) solely with respect to Udemy, enter into any Contract that contains, or amend any Contract such that it contains (or such that the provisions described in this Section 5.2(i) contained therein become more restrictive), the provisions of the type described in (A) clause (ii) of Section 4.13(a) or (B) clause (iii) of Section 4.13(a) if, in the case of this clause (B), the applicable provisions of such Contract would bind or purport to bind Coursera or any of its Subsidiaries (other than Udemy or its Subsidiaries) after the Closing or if such Contract is with the Person set forth on Section 5.2(i) of the Udemy Disclosure Letter (it being understood that any new statement of work or order form under an existing Contract will not be a breach of this Section 5.2(i) so long as such statement of work or order form does not, in and of itself, contain a provision of the type described in clause (ii) or (iii) of Section 4.13(a));

(j) terminate, or amend in a manner materially adverse to (A) Coursera (in the case of a Coursera Contract) or (B) Udemy (in the case of an Udemy Contract), any Contract that accounted for consolidated revenue of Udemy or Coursera, as applicable, for fiscal year 2025 in excess of the amount set forth in Section 5.2(j) of the Udemy Disclosure Letter or the Coursera Disclosure Letter, as applicable (it being understood that (i) any adverse change to any economic term will be deemed to be materially adverse, (ii) any new statement of works or order forms under existing Coursera Contract or Udemy Contract will not be deemed to be an amendment of such Contract to the extent they are not materially adverse to Coursera or Udemy, as applicable, measured on a scale relative to such Coursera Contract or Udemy Contract, as applicable, and (iii) any expirations or automatic or other involuntary terminations of a Coursera Contract or Udemy Contract in accordance with its terms as in effect on the date hereof will not be a breach of this Section 5.2(j));

(k) solely with respect to Udemy, enter into, amend or renew any Contract (other than Contracts that have an annual contract value of less than $100,000 or are described in clause (a) of the definition of “Non-Scheduled Contracts”) that grants or accelerates any right or benefit of a third party, or which terminates, as a result of the Merger (it being understood that (i) an automatic or involuntary renewal or extension of any existing Contract or (ii) any new statement of work or order form under an existing Contract that does not, in and of itself, contain a provision described in this Section 5.2(k) will not be a breach of this Section 5.2(k));

(l) except as required under applicable Law or the terms of any Udemy Benefit Plan as in effect at the date hereof, as applicable, (i) enter into, adopt or terminate any employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or individual consultant, other than in the ordinary course of business consistent with past practice, (ii) amend (whether in writing or through the interpretation of) any employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or individual consultant, other than in the ordinary course of business consistent with past practice, (iii) materially increase the compensation or benefits payable to any current or former employee, officer, director or individual consultant (other than in connection with a relocation of an employee in the ordinary course of business consistent with past practice or a promotion or change in responsibilities), (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation other than in the ordinary course of business consistent with past practice, (v) grant (other than the Permitted Grants) or accelerate the vesting of any equity-based awards or other compensation, (vi) enter into any new, or amend any existing, employment, severance, change in control, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement, (vii) fund any rabbi trust or similar arrangement, (viii) terminate the employment or services of any officer or any employee who has a title of senior director or above other than for cause (as reasonably determined by Udemy in accordance with past practice), or (ix) hire or promote any officer, employee or individual consultant who has (or, following such hire or promotion, would have) a title of senior director or above; provided that, without limiting the foregoing restrictions, during the period from the date of this Agreement to the Effective Time or earlier valid termination of this Agreement, the Chief People Officer of Coursera and the Chief People Officer of Udemy will cooperate in good faith to provide updates to each other regarding material developments on matters described in this Section 5.2(l) that occur with respect to employees, compensation and benefit programs of Coursera and Udemy, respectively, notwithstanding that this Section 5.2(l) is intended to apply only with respect to Udemy;

(m) waive, release, assign, compromise or settle any claim, arbitration, suit, action, investigation or proceeding (for the avoidance of doubt, including with respect to matters in which a party or any of its Subsidiaries is a plaintiff, or in which any of their officers or directors in their capacities as such are parties) (other than any claim, suit, action or proceeding in respect of Taxes (which shall be governed by Section 5.2(y) below), except (i) any such settlement that involves monetary remedies in excess of amounts covered by insurance policies in an amount not in excess of $750,000 individually or $2,000,000 in the aggregate or (ii) any waiver or compromise of monetary payments that are not, individually or in the aggregate, material to Udemy or Coursera, as the case may be, in connection with payment collection efforts by a party in the ordinary course consistent with past practice pursuant to which a party or any of its Subsidiaries receives monetary payments (and neither a party nor any of its Subsidiaries makes, or is obligated to make, monetary payments), so long as, in each case of the foregoing clause (i) or (ii), any such settlement or waiver does not (A) impose any material restriction on, or create any adverse precedent or admit fault in any manner that would be material to, the business of it or its Subsidiaries, the Surviving Entity or the Combined Company, (B) provide for the license of or obligation not to assert any Intellectual Property (which license or obligation not to assert would be material to the business of it or its Subsidiaries), (C) involve the termination, material amendment in a manner adverse to (1) Coursera (in the case of a Coursera Contract) or (2) Udemy (in the case of an Udemy Contract), or waiver of any other material provision, right or remedy under, any Udemy Contract or Coursera Contract, as the case may be (or any contract that would be an Udemy Contract or Coursera Contract, as the case may be, if in effect as of the date hereof) and (D) not relate to claims, litigations, investigations or proceedings brought by Governmental Entities (other than solely in their capacities as customers of such party’s or its Subsidiaries’ products and services);

(n) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to impede or prevent the Merger (or, if a Restructuring Election is effective, the Two-Step Merger) from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(o) amend either party’s certificate of incorporation, bylaws or comparable governing documents of its “Significant Subsidiaries” (as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act);

(p) merge or consolidate either party or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve itself or any of its Significant Subsidiaries (other than mergers, consolidations, restructurings or reorganizations solely between or among its wholly owned Subsidiaries, or as permitted under an exception set forth in Section 5.2(f) or 5.2(g));

(q) make any capital expenditure, enter into agreements or arrangements providing for capital expenditure or otherwise commit to do so, except for (i) capital expenditures for capitalized software, production of content and procurement of laptops and related equipment, in each case, incurred in the ordinary course of business consistent with past practice and (ii) any other capital expenditures not to exceed $4,000,000 in the aggregate in any consecutive 12-month period;

(r) implement any employee layoffs that do not comply with the Worker Adjustment and Retraining Notification Act of 1988, as amended;

(s) enter into any collective bargaining agreement or any material agreement with any labor organization, works council, trade union, labor association or other employee representative, except as required by applicable Law;

(t) enter into, modify or waive any right with respect to any transactions or Contracts with (A) any affiliate or other person that would be required to be disclosed by a party under Item 404 of Regulation S-K of the SEC, or (B) any person who beneficially owns, directly or indirectly, more than 5% of the outstanding shares of the Udemy Common Stock, or the Coursera Common Stock, as applicable;

(u) adopt or otherwise implement any stockholder rights plan, “poison pill” or other comparable agreement;

(v) without limiting the obligations of the parties pursuant to Section 6.1, voluntarily terminate, materially modify or waive in any material respect any material right under any (i) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law, including Competition Laws, or (ii) contract or agreement with any Governmental Entity, other than in the ordinary course of business consistent with past practice;

(w) cancel any material insurance policies or fail to pay the premiums on any material insurance policies, other than any cancellation or termination of such policy in the ordinary course of business consistent with past practice, or fail to maintain such insurance policies in a manner that is consistent with the ordinary course of business consistent with past practice;

(x) enter into any new line of business or discontinue any existing line of business (other than entering into any line of business adjacent or related to artificial intelligence);

(y) (i) make (other than in the ordinary course of business and consistent with past practice), change or revoke any material Tax election, (ii) change any annual Tax accounting period, (iii) adopt or change any material Tax accounting method, (iv) file any material amended Tax Return, (v) enter into any closing agreement or similar agreement with respect to a material amount of Taxes or, solely with respect to Udemy, take the actions described in item 1 of Section 5.2(y) of the Udemy Disclosure Letter, (vi) request any ruling from any Taxing Authority, (vii) settle or compromise any Tax claim, audit, assessment, dispute or other proceeding for an amount of Taxes materially in excess of the amount accrued or reserved therefor (if any) in the latest audited financial statements included in the Coursera SEC Reports or Udemy SEC Reports, as applicable, or (viii) surrender any right to claim a material refund of Taxes;

(z) sell, exclusively license, waive, assign, transfer, convey, subject to any Lien (except Permitted Encumbrances) or dispose of, or voluntarily fail to maintain, allow to lapse or abandon any material Intellectual Property, other than (i) content-specific licenses, transfers and similar conveyances made in the ordinary course of business consistent with past practice, (ii) the expiration, or non-renewal of Registered Intellectual Property in the ordinary course of business consistent with past practice, and (iii) Liens that secure obligations in respect of the Udemy Credit Agreement, which Liens are released at or prior to the Closing; or

(aa) agree to take, authorize, or make any commitment to take, in writing or otherwise, any of the actions prohibited by this Section 5.2.

5.3. Process Related to Conduct of Business and Forbearance Covenants. If either Udemy or Coursera desires to take an action that would, absent the prior written consent of the other party, be restricted pursuant to Section 5.1 or Section 5.2, then, prior to taking such action, Udemy or Coursera, in lieu of the procedure outlined in Section 9.5, may request consent by sending an email to all of the individuals listed in Section 5.3 of the Udemy Disclosure Letter (in the case of consent required by Coursera) and Section 5.3 of the Coursera Disclosure Letter (in the

case of consent required by Udemy), specifying, in reasonable detail, the action proposed to be taken (or omitted from being taken), and any of the individuals listed in (a) Section 5.3 of the Udemy Disclosure Letter may grant consent by email on behalf of Udemy and (b) Section 5.3 of the Coursera Disclosure Letter may grant consent by email on behalf of Coursera, in each case for purposes of Section 5.1 or Section 5.2.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1. Regulatory Matters.

(a) Subject to the terms of this Agreement, the parties hereto shall cooperate with each other and use their reasonable best efforts to (i) take, or cause to be taken, all necessary actions, and do or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable following the date hereof; (ii) make, or cause to be made, the registrations, declarations and filings (A) required under the HSR Act and (B) required or advisable in connection with obtaining the other Requisite Regulatory Approvals as promptly as reasonably practicable after the date of this Agreement (and in the case of any filings required under the HSR Act, no later than twenty-five (25) calendar days after the date of this Agreement); (iii) prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals, clearances and authorizations of all Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement, and to comply with the terms and conditions of all such permits, consents, approvals, clearances and authorizations of all such Governmental Entities and (iv) seek to avoid or prevent the initiation of any investigation, claim, action, suit, arbitration, litigation or proceeding by or before any Governmental Entity challenging this Agreement or the consummation of the transactions contemplated by this Agreement. As used in this Agreement, the term “Requisite Regulatory Approvals” shall mean the expiration or termination of the applicable waiting period under the HSR Act and all regulatory authorizations, consents, clearances, orders and approvals set forth on Section 6.1(a) of the Coursera Disclosure Letter.

(b) Each party shall use its reasonable best efforts to resolve any objection that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing and notwithstanding anything in this Agreement to the contrary, in furtherance of the parties’ reasonable best efforts, each of Udemy and the Udemy Subsidiaries and Coursera and the Coursera Subsidiaries, as applicable, to the extent required in order to obtain the Requisite Regulatory Approvals or any necessary approvals of any other Governmental Entity required for the transactions contemplated hereby as promptly as reasonably practicable or to avoid the consequences in Section 6.1(a)(iv) or otherwise in connection with the Requisite Regulatory Approvals required pursuant to any Competition Law, shall (i) propose, negotiate or offer to effect, or consent or commit to, any sale, leasing, licensing, transfer, disposal, divestiture or other encumbrance, or holding separate, of any assets, licenses, operations, rights, product lines, businesses or interest therein (collectively, a “Divestiture”); and (ii) take or agree to take any other action, agree or consent to, make any concession in respect of, or permit or suffer to exist any condition or requirement setting forth, any limitations or restrictions on freedom of actions with respect to, or its ability to retain, or make changes in, any assets, licenses, operations, rights, product lines, businesses or interest therein (collectively, a “Remedy”), provided that neither party nor its Subsidiaries shall be required to take any of the actions referred to above with respect to a Divestiture or Remedy unless the effectiveness thereof is conditioned on the occurrence of the Effective Time, and provided, further, that notwithstanding anything in Section 6.1 to the contrary, nothing in this Agreement shall require either party to, and neither party shall without the consent of the other party, offer, propose, negotiate, agree, commit or consent to a Divestiture or Remedy that would have, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Combined Company and its Subsidiaries (including Udemy and its Subsidiaries), taken as a whole after giving effect to the Merger, but, in each case, measured on a scale relative to the size of Udemy and its Subsidiaries, taken as a whole, prior to the Merger. Udemy and Coursera agree to use reasonable best efforts to: (1) oppose or defend against any investigation, claim, action, suit, arbitration, litigation or proceeding by any Governmental Entity to prevent or enjoin the consummation of the Merger or (2) overturn any regulatory order by any such Governmental Entity to prevent consummation of the Merger, including by defending any investigation, claim, action, suit, arbitration, litigation or proceeding brought by any such Governmental Entity in order to avoid the entry of, or to have vacated, overturned, terminated or appealed any order that would otherwise have the effect of preventing or materially delaying the consummation of the Merger.

(c) If Udemy or Coursera or any of their respective Subsidiaries or affiliates receives a request for information or documentary material from any Governmental Entity with respect to this Agreement or any of the transactions contemplated hereby, then such party shall make, or cause to be made, as soon as reasonably practicable and after consultation with the other party (to the extent permitted under applicable Law), an appropriate response in substantial compliance with such request. If Udemy or Coursera receives a formal request for additional information or documentary material from the Federal Trade Commission (“FTC”) or the Antitrust Division of the U.S. Department of Justice (“Antitrust Division”), then Udemy and Coursera will substantially comply with such formal request as soon as reasonably practicable, unless otherwise agreed between Udemy and Coursera. Udemy and Coursera shall consult with each other in good faith prior to agreeing, directly or indirectly, to extend any waiting period under the HSR Act or other applicable Law or to any timing agreement with the FTC, the Antitrust Division or any other Governmental Entity.

(d) Each party shall promptly notify the other party of any communication it or any of its affiliates receives from any Governmental Entity relating to the matters that are the subject of this Agreement and, to the extent permitted under applicable Law, furnish the other party promptly with all communications received from any Governmental Entity and permit the other party to review in advance, and consider in good faith the other party’s comments to, any proposed communication, filing or submission by such party to any Governmental Entity. The parties will coordinate and reasonably cooperate with each other in exchanging information and providing reasonable assistance as the other party may reasonably request in writing in connection with the foregoing or in connection with any filing or submission to be made to any Governmental Entity; provided, however, that materials exchanged pursuant to this Section 6.1 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of Udemy’s or Coursera’s consideration of the transactions contemplated by this Agreement or other competitively sensitive material; provided, further that the parties hereto may, as they deem advisable and necessary, designate any materials provided to the other pursuant to this Section 6.1 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient without the advance written consent of the party providing such materials. Udemy and Coursera shall (to the extent permitted under applicable Law) consult with the other party in advance of any meeting, discussion or teleconference with any Governmental Entity or, in connection with any proceeding by a private party in connection with the transactions contemplated by this Agreement, with any other person, and, to the extent not prohibited by the Governmental Entity or such other person, give the other party the opportunity to attend and participate in such meetings, discussions and teleconferences. The parties shall discuss in advance the strategy and timing for obtaining any clearances required or advisable under any applicable Law in connection with this Agreement or the transactions contemplated by this Agreement.

(e) Udemy shall not, and shall cause the Udemy Subsidiaries not to, and Coursera shall not, and shall cause the Coursera Subsidiaries not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing part or all of the assets of or equity of, in any business or any corporation, partnership, association or other business organization or division thereof, or take any other similar action, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation, or the taking of any other similar action, would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorizations, consents, orders, clearances or approvals of any Governmental Entity necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period; (ii) increase, in any material respect, the risk of any Governmental Entity entering an order prohibiting the consummation of the transactions contemplated hereby; (iii) increase the risk, in any material respect, of not being able to remove any such order on appeal or otherwise; or (iv) prevent or materially delay the consummation of the transactions contemplated hereby.

(f) Udemy and Coursera shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Udemy, Coursera or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

6.2. Preparation of the Form S-4 and the Proxy Statement(a) . As soon as practicable following the date of this Agreement, Coursera and Udemy shall prepare the Form S-4, in which the Joint Proxy Statement shall be included as a prospectus, and Coursera shall file the Form S-4 with the SEC. Each of Coursera and Udemy shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Coursera and Udemy shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Form S-4 or the Joint Proxy Statement received from the SEC. Coursera and Udemy shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 or the Joint Proxy Statement prior to filing such with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Form S-4 or the Joint Proxy Statement shall be made without the approval of both Coursera and Udemy, which approval shall not be unreasonably withheld, conditioned or delayed; provided that, with respect to documents filed by a party that are incorporated by reference in the Form S-4 or the Joint Proxy Statement, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations, or the Combined Company; and provided, further, that this approval right shall not apply with respect to information relating to a Recommendation Change. Coursera shall use reasonable best efforts to cause the Joint Proxy Statement to be mailed to Coursera’s stockholders, and Udemy shall use reasonable best efforts to cause the Joint Proxy Statement to be mailed to Udemy’s stockholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Each party shall advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, of the time when any supplement or amendment to the Form S-4 has been filed, of the issuance of any stop order with respect to the Form S-4, or of any request by the SEC for amendment of the Form S-4 or the Joint Proxy Statement or comments on the Form S-4 or the Joint Proxy Statement and responses thereto or requests by the SEC for additional information relating thereto. If at any time prior to the Effective Time any information relating to Coursera, Udemy or any of their respective affiliates, officers or directors, should be discovered by Coursera or Udemy that should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of Coursera and Udemy.

6.3. Access to Information; Confidentiality.

(a) Upon reasonable notice and subject to applicable Laws, each of Udemy and Coursera, for the purposes of performing its respective obligations under this Agreement, planning for the post-Closing integration and operation of the Combined Company or otherwise in furtherance of the consummation of the transactions contemplated hereby, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other Representatives of the other party, access, during normal business hours during the period prior to the earlier of the Effective Time and the valid termination of this Agreement, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and, during such period, each of Udemy and Coursera shall, and shall cause its respective Subsidiaries to, make available to the other party all information concerning its business, properties and personnel as such party may reasonably request. Neither Udemy nor Coursera nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties), contravene any Law or binding agreement entered into prior to the date of this Agreement or would result in the disclosure of information that is commercially sensitive (as determined in Coursera’s and Udemy’s, as applicable, reasonable discretion). The parties hereto will use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Each of Udemy and Coursera shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or Representatives pursuant to Section 6.3(a) in confidence to the extent required by, and in accordance with, the provisions of (i) the Mutual Non-Disclosure Agreement by and between Udemy and Coursera, entered into as of November 24, 2025 (as it may be further amended, modified, or supplemented from time to time, the “Confidentiality Agreement”) and (ii) the Clean Team Agreement by and between Udemy and Coursera, entered into as of November 26, 2025 (as it may be amended, modified, or supplemented from time to time, the “Clean Team Agreement”).

(c) No investigation by either of the parties or their respective Representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give Coursera or Merger Sub, directly or indirectly, the right to control or direct the operations of Udemy or the Udemy Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give Udemy, directly or indirectly, the right to control or direct the operations of Coursera or the Coursera Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Coursera, Merger Sub and Udemy shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.4. Stockholders Meetings.

(a) Each of Udemy and Coursera shall call a meeting of its stockholders (the “Udemy Meeting” and the “Coursera Meeting,” respectively) to be held as soon as reasonably practicable after the Form S-4 is declared effective, for the purpose of obtaining (1) the Requisite Coursera Vote and the Requisite Udemy Vote required in connection with this Agreement and the Merger, as applicable, and (2) if so desired and mutually agreed, a vote upon other matters of the type customarily brought before a meeting of stockholders in connection with the approval of a merger agreement or the transactions contemplated thereby, and each of Udemy and Coursera shall use its reasonable best efforts to cause such meetings to occur on the same date and at the same time. Subject to Section 6.4(b), each of Udemy and Coursera and their respective Boards of Directors shall use its reasonable best efforts to obtain from the stockholders of Udemy and Coursera, as applicable, the Requisite Udemy Vote and the Requisite Coursera Vote, as applicable, including by communicating to the respective stockholders of Udemy and Coursera the Udemy Board Recommendation and the Coursera Board Recommendation, respectively (and including the respective recommendation in the Joint Proxy Statement), and each of Udemy and Coursera and their respective Boards of Directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to the other party the Udemy Board Recommendation, in the case of Udemy, or the Coursera Board Recommendation, in the case of Coursera, (ii) fail to make the Udemy Board Recommendation, in the case of Udemy, or the Coursera Board Recommendation, in the case of Coursera, in the Joint Proxy Statement, (iii) recommend or endorse an Acquisition Proposal or publicly announce an intention to recommend or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the Udemy Board Recommendation, in the case of Udemy, or the Coursera Board Recommendation, in the case of Coursera, in each case within ten (10) Business Days (or such fewer number of days as remains prior to the date that is two (2) Business Days prior to the Udemy Meeting or the Coursera Meeting, as applicable) after an Acquisition Proposal is made public (upon a request by the other party to do so), (v) adopt or approve an Acquisition Proposal or (vi) publicly propose to do any of the foregoing (any of the foregoing a “Recommendation Change”).

(b)

(i) Notwithstanding the foregoing, subject to Section 8.1 and Section 8.2, at any time prior to obtaining the Requisite Udemy Vote, the Board of Directors of Udemy, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it has received an Udemy Superior Proposal that was not solicited, initiated, knowingly encouraged or facilitated or otherwise procured in violation of this Agreement, may make a Recommendation Change (other than under clause (v) of Section 6.4(a)), if, and only if, (A) the Board of Directors of Udemy, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that making a Recommendation Change would be required to comply with its fiduciary duties under applicable Law, (B) the Board of Directors of Udemy gives Coursera at least five (5) Business Days’ prior written notice of its intention to make a Recommendation Change, (C) in such notice Udemy has provided Coursera with a copy of all material documentation relating to such Udemy Superior Proposal, including a copy of any proposed definitive documentation, and any other material terms and conditions of such Udemy Superior Proposal (or, if not in writing, a reasonably detailed written description of such material terms and conditions thereof) and the identity of the Third Party in any such Udemy Superior Proposal or any amendment or modification thereof, (D) during such five (5) Business Day period, Udemy shall have discussed and negotiated in good faith and made Udemy’s Representatives available to discuss and negotiate in good faith (in each case to the extent Coursera desires to negotiate) with Coursera’ Representatives any proposed modifications to the terms and conditions of this Agreement or the transactions contemplated by this Agreement so that making a Recommendation Change would no longer be required for the Board of Directors of Udemy to comply with its fiduciary duties under applicable Law (it being understood and agreed that any material amendment to any term or condition of any Udemy Superior Proposal shall require a new notice period (except that the notice period shall be shortened to three (3) Business Days)) and (E) at the end of such notice period, taking into account any such amendments or modifications to this Agreement proposed in writing by Coursera and, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, the Board of Directors of Udemy determines in good faith that (1) the Acquisition Proposal that is the subject of the notice described in clause (B) above still constitutes an Udemy Superior Proposal and (2) making a Recommendation Change would still be required to comply with its fiduciary duties under applicable Law. No Recommendation Change may be made by the Board of Directors of Udemy with respect to an Udemy Superior Proposal or an Acquisition Proposal if such Udemy Superior Proposal or Acquisition Proposal was solicited, initiated, knowingly encouraged or facilitated or otherwise procured in violation of Section 6.13 in any material respect. For purposes of this Agreement, an “Udemy Superior Proposal” means any bona fide, written Acquisition Proposal (with references in the definition thereof to 25% and 75% being deemed to be replaced with references to 60%

and 40%, respectively) by a Third Party, which the Board of Directors of Udemy determines in good faith after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, to be more favorable to the holders of Udemy Common Stock from a financial point of view than the Merger, taking into account all relevant factors (including all the terms and conditions of such proposal or offer (including the transaction consideration, conditionality, timing, certainty of financing and regulatory approvals and likelihood of consummation) and this Agreement (and any changes to the terms of this Agreement proposed in writing by Coursera pursuant to this Section 6.4(b)(i))).

(ii) Notwithstanding the foregoing, subject to Section 8.1 and Section 8.2, at any time prior to obtaining the Requisite Coursera Vote, the Board of Directors of Coursera, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it has received a Coursera Superior Proposal that was not solicited, initiated, knowingly encouraged or facilitated or otherwise procured in violation of this Agreement, may make a Recommendation Change (other than under clause (v) of Section 6.4(a)) if, and only if, (A) the Board of Directors of Coursera, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that making a Recommendation Change would be required to comply with its fiduciary duties under applicable Law (including subchapter XV of the DGCL), (B) the Board of Directors of Coursera gives Udemy at least five (5) Business Days’ prior written notice of its intention to make a Recommendation Change, (C) in such notice Coursera has provided Udemy with a copy of all material documentation relating to such Coursera Superior Proposal, including a copy of any proposed definitive documentation, and any other material terms and conditions of such Coursera Superior Proposal (or, if not in writing, a reasonably detailed written description of such material terms and conditions thereof) and the identity of the Third Party in any such Coursera Superior Proposal or any amendment or modification thereof, (D) during such five (5) Business Day period, Coursera shall have discussed and negotiated in good faith and made Coursera’s Representatives available to discuss and negotiate in good faith (in each case to the extent Udemy desires to negotiate) with Udemy’s Representatives any proposed modifications to the terms and conditions of this Agreement or the transactions contemplated by this Agreement so that making a Recommendation Change would no longer be required for the Board of Directors of Coursera to comply with its fiduciary duties under applicable Law (including subchapter XV of the DGCL) (it being understood and agreed that any material amendment to any term or condition of any Coursera Superior Proposal shall require a new notice period (except that the notice period shall be shortened to three (3) Business Days)) and (E) at the end of such notice period, taking into account any such amendments or modifications to this Agreement proposed in writing by Udemy and, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, the Board of Directors of Coursera determines in good faith that (1) the Acquisition Proposal that is the subject of the notice described in clause (B) above still constitutes a Coursera Superior Proposal and (2) making a Recommendation Change would still be required to comply with its fiduciary duties under applicable Law (including subchapter XV of the DGCL). No Recommendation Change may be made by the Board of Directors of Coursera with respect to a Coursera Superior Proposal or an Acquisition Proposal if such Coursera Superior

Proposal or Acquisition Proposal was solicited, initiated, knowingly encouraged or facilitated or otherwise procured in violation of Section 6.13 in any material respect. For purposes of this Agreement, a “Coursera Superior Proposal” means any bona fide, written Acquisition Proposal (with references in the definition thereof to 25% and 75% being deemed to be replaced with references to 60% and 40% respectively) by a Third Party, which the Board of Directors of Coursera determines in good faith after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, to be more favorable than the Merger in accordance with the requirements of its fiduciary duties under applicable Law (including subchapter XV of the DGCL), taking into account all relevant factors (including all the terms and conditions of such proposal or offer (including the transaction consideration, conditionality, timing, certainty of financing and regulatory approvals and likelihood of consummation) and this Agreement (and any changes to the terms of this Agreement proposed in writing by Udemy pursuant to this Section 6.4(b)(ii))).

(iii) Notwithstanding the foregoing, subject to Section 8.1 and Section 8.2, other than in connection with an Udemy Superior Proposal (which shall be governed by Section 6.4(b)(i)), at any time prior to obtaining the Requisite Udemy Vote, the Board of Directors of Udemy may, in response to an Udemy Intervening Event, make a Recommendation Change described in clauses (i) or (ii) of Section 6.4(a), if, and only if, (A) the Board of Directors of Udemy, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that making a Recommendation Change would be required to comply with its fiduciary duties under applicable Law, (B) the Board of Directors of Udemy gives Coursera at least five (5) Business Days’ prior written notice of its intention to make a Recommendation Change (under clauses (i) or (ii) of Section 6.4(a)), which notice shall specify the facts and circumstances providing the basis of the Udemy Intervening Event and for the determination by the Board of Directors of Udemy to make a Recommendation Change under clauses (i) or (ii) of Section 6.4(a) in reasonable detail, (C) during such five (5) Business Day period, Udemy shall have discussed and negotiated in good faith and made Udemy’s Representatives available to discuss and negotiate in good faith (in each case to the extent Coursera desires to negotiate) with Coursera’s Representatives any proposed modifications to the terms and conditions of this Agreement or the transactions contemplated by this Agreement so that making a Recommendation Change would no longer be required for the Board of Directors of Udemy to comply with its fiduciary duties under applicable Law (it being understood that any material change to the relevant facts and circumstances with respect to the Udemy Intervening Event shall require a new notice period (except that the notice period shall be shortened to three (3) Business Days) and (D) at the end of such notice period, taking into account any such amendments or modifications to this Agreement agreed to in writing by Coursera and, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, the Board of Directors of Udemy determines in good faith that making a Recommendation Change would still be required to comply with its fiduciary duties under applicable Law, in which event the Board of Directors of Udemy may communicate the basis for its lack of recommendation to its stockholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto solely to the extent required by Law. For purposes of this Agreement, an “Udemy Intervening Event” means any material event or circumstance first occurring or arising after the date of this Agreement and prior to obtaining the Requisite Udemy Vote if and only if such event or circumstance was neither known nor reasonably foreseeable to the Board of Directors of Udemy as of or prior to the date of this Agreement; provided that in no event shall the following events or circumstances constitute an Udemy Intervening Event: (1) the receipt, existence or terms of an Acquisition Proposal or (2) changes in the market price or trading volume of the Udemy Common Stock or the Coursera Common Stock or the fact that Udemy or Coursera meets or exceeds or fails to meet or exceed internal or published projections, forecasts or revenue or earnings predictions for any period (it being understood that the underlying cause of any of the foregoing in this clause (2) may be considered and taken into account).

(iv) Notwithstanding the foregoing, subject to Section 8.1 and Section 8.2, other than in connection with a Coursera Superior Proposal (which shall be governed by Section 6.4(b)(ii)), at any time prior to obtaining the Requisite Coursera Vote, the Board of Directors of Coursera may, in response to a Coursera Intervening Event, make a Recommendation Change described in clauses (i) or (ii) of Section 6.4(a) if, and only if, (A) the Board of Directors of Coursera, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that making a Recommendation Change would be required to comply with its fiduciary duties under applicable Law (including subchapter XV of the DGCL), (B) the Board of Directors of Coursera gives Udemy at least five (5) Business Days’ prior written notice of its intention to make a Recommendation Change (under clauses (i) or (ii) of Section 6.4(a)), which notice shall specify the facts and circumstances providing the basis of the Coursera Intervening Event and for the determination by the Board of Directors of Coursera to make a Recommendation Change under clauses (i) or (ii) of Section 6.4(a) in reasonable detail, (C) during such five (5) Business Day period, Coursera shall have discussed and negotiated in good faith and made Coursera’s Representatives available to discuss and negotiate in good faith (in each case to the extent Udemy desires to negotiate) with Udemy’s Representatives any proposed modifications to the terms and conditions of this Agreement or the transactions contemplated by this Agreement so that making a Recommendation Change would no longer be required for the Board of Directors of Coursera to comply with its fiduciary duties under applicable Law (including subchapter XV of the DGCL) (it being understood that any material change to the relevant facts and circumstances with respect to the Coursera Intervening Event shall require a new notice period (except that the notice period shall be shortened to three (3) Business Days) and (D) at the end of such notice period, taking into account any such amendments or modifications to this Agreement agreed to in writing by Udemy and, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, the Board of Directors of Coursera determines in good faith that making a Recommendation Change would still be required to comply with its fiduciary duties under applicable Law (including subchapter XV of the DGCL), in which event the Board of Directors of Coursera may communicate the basis for its lack of recommendation to its stockholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto solely to the extent required by Law. For purposes of this Agreement, a “Coursera Intervening Event” means any material event or circumstance first occurring or arising after the date of this Agreement and prior to obtaining the Requisite Coursera Vote if and only if such event or circumstance was neither known nor reasonably foreseeable to the Board of Directors of Coursera as of or prior to the date of this Agreement; provided that in no event shall the following events or circumstances constitute a Coursera Intervening Event: (1) the receipt, existence or terms of an Acquisition Proposal, or (2) changes in the market price or trading volume of the Coursera Common Stock or the Udemy Common Stock or the fact that Coursera or Udemy meets or exceeds or fails to meet or exceed internal or published projections, forecasts or revenue or earnings predictions for any period (it being understood that the underlying cause of any of the foregoing in this clause (2) may be considered and taken into account).

(c) Except as required by Law or as Udemy and Coursera may mutually agree, neither Udemy nor Coursera shall adjourn or postpone the Udemy Meeting or the Coursera Meeting beyond the date on which the Udemy Meeting or the Coursera Meeting, as the case may be, was (or was required to be) originally scheduled; provided that Udemy and Coursera shall:

(i) be permitted to adjourn or postpone its own stockholder meeting (i.e., the Udemy Meeting or the Coursera Meeting, as the case may be), if (A) as of the time for which such meeting is originally scheduled there are insufficient shares of Udemy Common Stock or Coursera Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, (B) in the case of the Udemy Meeting, the Board of Directors of Udemy has made a Recommendation Change and, in the case of the Coursera Meeting, the Board of Directors of Coursera has made a Recommendation Change, (C) required by applicable Law, (D) necessary to ensure that any supplement or amendment to the Joint Proxy Statement that is required by applicable Law is disclosed to the holders of shares of Udemy Common Stock or Coursera Common Stock or (E) a change to the method or structure of effecting the combination of Udemy and Coursera is to be effected pursuant to Section 6.15; provided, further, that in no event shall Udemy or Coursera adjourn or postpone the Udemy Meeting or the Coursera Meeting, as applicable, pursuant to this clause (i) more than two (2) times or by more than forty-five (45) calendar days in the aggregate with respect to all such adjournments or proposals; and

(ii) at Udemy’s request, cause to be adjourned or postponed the Coursera Meeting, or at Coursera’s request, cause to be adjourned or postponed the Udemy Meeting, if (A) the Board of Directors of the non-requesting party has made a Recommendation Change, (B) reasonably necessary to obtain the Requisite Udemy Vote or the Requisite Coursera Vote, as the case may be or (C) a change to the method or structure of effecting the combination of Udemy and Coursera is to be effected pursuant to Section 6.15; provided, further, that in no event shall Udemy or Coursera be obligated to adjourn or postpone the Udemy Meeting or the Coursera Meeting, as applicable, pursuant to this clause (ii) more than two (2) times or by more than forty-five (45) calendar days, in the aggregate with respect to all such adjournments or proposals;

provided, however, that, if either the Udemy Meeting or the Coursera Meeting, as the case may be, is adjourned or postponed pursuant to either the foregoing clause (i) or (ii), the other of the Udemy Meeting or the Coursera Meeting, as the case may be, may be correspondingly adjourned or postponed and such adjournment or postponement shall not affect the aggregate time limits contemplated by the foregoing clause (i) or (ii).

(d) Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, (x) Udemy shall, as soon as practicable after the Form S-4 is declared effective under the Securities Act, duly call, give notice of, convene and, subject to Section 6.4(c), within thirty (30) Business Days after the Joint Proxy Statement is mailed to the stockholders of Udemy, hold the Udemy Meeting for the purpose of submitting this Agreement for adoption by the stockholders of Udemy at the Udemy Meeting and (y) Coursera shall, as soon as practicable after the Form S-4 is declared effective under the Securities Act, duly call, give notice of, convene and, subject to Section 6.4(c), within thirty (30) Business Days after the Joint Proxy Statement is mailed to the stockholders of Coursera, hold the Coursera Meeting for the purpose of submitting the Share Issuance and Charter Amendment for approval by the stockholders of Coursera at the Coursera Meeting, and nothing contained herein shall be deemed to relieve either Udemy or Coursera, as applicable of such obligation.

6.5. Reasonable Best Efforts. Subject in all respects to Section 6.1 of this Agreement, each of Udemy and Coursera shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement; and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any third party (other than Governmental Entities) that is required to be obtained by Udemy or Coursera or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement; provided that clause (b) of this Section 6.5 shall not require any party to (i) make any material payment or provide any material value or other material consideration (including increased or accelerated payments) or (ii) incur any material liability; provided, further, that a party shall reasonably consult with the other parties to this Agreement before making any such material payment, providing any such material value or other material consideration or incurring any such material liability.

6.6. Stock Exchange Listing and Delisting. Coursera shall use its reasonable best efforts to cause the shares of Coursera Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time. Udemy shall cooperate with Coursera and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of The Nasdaq Stock Market (“Nasdaq”) to enable the delisting by the Surviving Entity of the shares of Udemy Common Stock from Nasdaq and the deregistration of the shares of Udemy Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

6.7. Employee Benefit Plans.

(a) The Combined Company agrees that, for the period from the Effective Time through the first anniversary thereof (or such shorter period during which an applicable employee is employed), each employee of either Coursera or Udemy as of immediately prior to the Effective Time will receive (i) an annual base salary or base wage rate that is not less than that provided as of immediately prior to the Effective Time and (ii) severance benefits and protections in the event of an applicable qualifying termination according to the terms set forth in Section 6.7(a) of the Coursera Disclosure Letter. The Combined Company agrees to honor in accordance with their terms all Udemy Benefit Plans and Coursera Benefit Plans (subject to Section 6.7(c)). In order to further an orderly transition and integration, Udemy and Coursera shall cooperate in good faith in reviewing, evaluating and analyzing the Udemy Benefit Plans and Coursera Benefit Plans with a view towards developing appropriate new benefit plans, or selecting the Udemy Benefit Plans or Coursera Benefit Plans, as applicable, that will apply with respect to employees of the Combined Company and its Subsidiaries after the Effective Time (collectively, the “New Benefit Plans”), and the Combined Company shall use its commercially reasonable efforts to cause the New Benefit Plans, to the extent permitted by applicable Law, to (i) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities, and (ii) not discriminate between employees who were covered by Udemy Benefit Plans, on the one hand, and those covered by Coursera Benefit Plans, on the other hand, at the Effective Time. Until such time as the New Benefit Plans are determined and/or established, the legacy Coursera employees will participate in Coursera Benefit Plans and the legacy Udemy employees will participate in Udemy Benefit Plans in accordance with their applicable terms including eligibility, in each case while employed by the Combined Company and its Subsidiaries and subject to the terms of such plans, and it is understood and agreed that participation in New Benefit Plans may commence on different dates following the Effective Time for different plans.

(b) With respect to any New Benefit Plans in which any employees of Udemy or Coursera (or their respective Subsidiaries) prior to the Effective Time first become eligible to participate on or after the Effective Time, and in which such employees did not participate prior to the Effective Time, the Combined Company shall use commercially reasonable efforts to: (i) waive all preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Benefit Plans in which such employees first become eligible to participate after the Effective Time, except to the extent such preexisting conditions, exclusions or waiting periods would apply under the analogous Udemy Benefit Plan or Coursera Benefit Plan, as the case may be, (ii) provide each such employee and his or her eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time (or, if later, prior to the time such employee commenced participation in the New Benefit Plan) under an Udemy Benefit Plan or Coursera Benefit Plan (to the same extent that such credit was given under the analogous Udemy Benefit Plan or Coursera Benefit Plan) in satisfying any applicable deductible or out-of-pocket requirements under any New Benefit Plans in which such employees first become eligible to participate after the Effective Time, and (iii) recognize all service of such employees with Udemy or Coursera, as applicable, and their respective Subsidiaries (and any predecessor entities), for all purposes in any New Benefit Plan in which such employees first become eligible to participate after the Effective Time to the same extent that such service was taken into account under the analogous Udemy Benefit Plan or Coursera Benefit Plan prior to the Effective Time; provided that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of service, (B) for purposes of benefit accrual under any defined benefit pension plan, (C) for purposes of any benefit plan that provides retiree welfare benefits, or (D) to any benefit plan that is a frozen plan or provides grandfathered benefits.

(c) For the period from the Effective Time through the first anniversary of the Effective Time, the Combined Company shall honor and continue in effect the flexible work arrangement policy of both Udemy and Coursera and their respective Subsidiaries, as in effect as of the date of this Agreement, for all legacy employees of Udemy or Coursera and their respective Subsidiaries, as applicable.

(d) Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Udemy or Coursera or any of their Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Entity, the Combined Company, Coursera, Udemy or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Entity, the Combined Company, Coursera, Udemy or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Udemy or Coursera or any of their Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Coursera Benefit Plan, Udemy Benefit Plan, New Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of Coursera or any Coursera Subsidiary (or, after the Effective Time, the Combined Company or any of its Subsidiaries) or their respective affiliates to amend, modify or terminate any particular Coursera Benefit Plan, Udemy Benefit Plan, New Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of Udemy or Coursera or any of their Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.8. Certain Tax Matters. (i) Udemy shall, and shall cause its Subsidiaries to, use reasonable best efforts to obtain (x) the Company Tax Opinion and (y) any opinion(s) of counsel required by the SEC to be issued regarding the U.S. federal income tax treatment of the Merger in connection with the declaration of effectiveness of the Registration Statement by the SEC, and (ii) each of Udemy, Coursera and Merger Sub shall, and shall cause each of its respective Subsidiaries to, use reasonable best efforts to execute and deliver a customary tax representation letter to the Company Tax Counsel and any other relevant counsel, which letter shall include the representations referred to in Section 7.2(d) and such other representations as may be necessary or appropriate for such counsel to deliver its opinion(s) with respect to the U.S. federal income tax treatment of the Merger as of the date of the Joint Proxy Statement or the Form S-4, if required, and as of the Closing Date, in form and substance reasonably satisfactory to such counsel.

6.9. Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, the Combined Company shall indemnify and hold harmless and shall advance expenses as incurred, in each case to the maximum extent permitted by applicable Law, such persons that are indemnified on the date of this Agreement by Udemy pursuant to the Udemy Certificate of Incorporation, the Udemy Bylaws, the governing or organizational documents of any Udemy Subsidiary and any indemnification agreements as in effect at the date hereof and disclosed in Section 6.9(a) of the Udemy Disclosure Letter (in each case, when acting in such capacity) (collectively, the “Udemy Indemnified Parties”) and such persons that are indemnified on the date of this Agreement by Coursera pursuant to the Coursera Certificate of Incorporation, the Coursera Bylaws, the governing or organizational documents of any Coursera Subsidiary and any indemnification agreements as in effect on the date hereof and disclosed in Section 6.9(a) of the Coursera Disclosure Letter (in each case, when acting in such capacity) (collectively, the “Coursera Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director, officer or employee of Udemy or any Udemy Subsidiary, or of Coursera or any Coursera Subsidiary, and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided that in the case of advancement of expenses, any Udemy Indemnified Party or Coursera Indemnified Party, to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b) For a period of six (6) years after the Effective Time, the Combined Company shall cause to be maintained in effect insurance coverage equivalent to the coverage under the current policies of directors’ and officers’ liability insurance maintained by Udemy as of the date hereof (provided that the Combined Company may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that the Combined Company shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by Udemy for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Combined Company shall cause to be maintained policies of insurance which, in the Combined Company’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Udemy may, or at Coursera’s request shall, obtain at or prior to the Effective Time a six (6)-year “tail” policy under Udemy’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(c) The provisions of this Section 6.9 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Udemy Indemnified Party and his or her heirs and Representatives. If the Combined Company, the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its assets to any other person or engages in any similar transaction, then in each such case, the Combined Company or the Surviving Entity will cause proper provision to be made so that the successors and assigns of the Combined Company or the Surviving Entity, as applicable, will expressly assume the obligations set forth in this Section 6.9.

6.10. Advice of Changes. Udemy and Coursera shall each, on or before the Closing Date, promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it or (ii) that it believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.10 or the failure of any condition set forth in Sections 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Sections 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.10 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

6.11. Stockholder Litigation. Udemy and Coursera shall give each other prompt notice of any stockholder litigation against such party or its directors or officers relating to the transactions contemplated by this Agreement and shall give the other party the opportunity to participate (at such other’s party’s expense) in the defense or settlement of any such litigation. Udemy and Coursera shall give each other the right to review and comment on all filings or responses to be made by such party in connection with any such litigation and will in good faith take such comments into account. Neither Udemy nor Coursera shall agree to settle any such litigation without the other party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided that, without limiting the foregoing, each party shall use reasonable best efforts so that any settlement of any such litigation includes a full release of the other party and its affiliates and does not impose any material injunction or other material equitable relief after the Effective Time upon the Combined Company, the Surviving Entity or any of their respective affiliates.

6.12. Corporate Governance; Headquarters; Other Matters.

(a) Prior to the Effective Time, Coursera shall take all action necessary to cause the Board of Directors of the Combined Company to consist, as of the Effective Time, of nine (9) directors (i) six (6) of whom shall be persons designated by Coursera from among the current directors of Coursera as of the date hereof (each a “Coursera Director Designee”), which shall include the Chairman of the Board of Directors of Coursera and the Chief Executive Officer of Coursera, and (ii) three (3) of whom shall be persons designated by Udemy from among the current directors of Udemy as of the date hereof (each an “Udemy Director Designee” and together with the Coursera Director Designees, the “Director Designees). Each of the Udemy Director Designees shall meet the independence standards of the NYSE. Each Coursera Director Designee shall remain in the same classes of the Board of Directors of the Combined Company in which such Coursera Director Designee currently serves, and the Udemy Director Designees shall be allocated to serve in the classes of the Board of Directors of the Combined Company as determined by the Board of Directors of Coursera so that the classes shall be nearly equal in number as possible.

(b) The initial composition of the Audit Committee, the Leadership, Diversity, Equity, Inclusion, and Compensation Committee and the Nominating and Corporate Governance Committee of the Board of Directors of the Combined Company, respectively, shall be determined by the Board of Directors of the Combined Company.

(c) Effective as of the Effective Time, (i) the Chairman of the Board of Directors of Coursera shall serve as Chairman of the Board of Directors of the Combined Company and (ii) the Chief Executive Officer of Coursera shall serve as the Chief Executive Officer of the Combined Company.

(d) The name of the Combined Company as of the Effective Time shall be “Coursera, Inc.”

(e) As of the Effective Time, the headquarters of the Combined Company shall be located in the San Francisco Bay Area.

(f) The parties agree that provision of charitable contributions and community support in their respective service areas serves a number of their important corporate goals. From and after the Effective Time, the Combined Company taken as a whole intend to continue to provide charitable contributions and community support at levels substantially comparable to the levels of charitable contributions and community support provided, directly or indirectly, by Udemy and Coursera within their respective service areas prior to the Effective Time.

6.13. Acquisition Proposals.

(a) From and after the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 8.1, Udemy agrees that it will not, and will cause each of its Subsidiaries and its and their respective directors and officers not to, and shall not permit its and their other respective Representatives, and shall cause the Udemy Significant Stockholders and their respective officers and directors not to, directly or indirectly, (i) initiate, solicit, knowingly encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries, offers or proposals, or the making, submission or announcement of any inquiry, offer or proposal which constitutes or would be reasonably expected to lead to an Acquisition Proposal, (ii) engage or participate in any negotiations with any person in connection with or concerning an Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with any person in connection with or relating to an Acquisition Proposal or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.13) in connection with or relating to an Acquisition Proposal. Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the receipt of the Requisite Udemy Vote, Udemy receives a bona fide written Acquisition Proposal not solicited in violation of this Section 6.13(a) that the Board of Directors of Udemy, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith constitutes an Udemy Superior Proposal or could reasonably be expected to lead to an Udemy Superior Proposal, Udemy may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in and facilitate such negotiations or discussions with the person making the Acquisition Proposal and such person’s Representatives if the Board of Directors of Udemy concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that taking such actions would be required to comply with its fiduciary duties under applicable Law; provided that, (I) prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, Udemy shall have entered into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with such party, and shall otherwise permit such party to comply with its obligations herein and (II) Udemy also provides to Coursera, prior to or substantially concurrently with the time such information is provided or made available to such person or its Representatives, any non-public information furnished to such other person or its Representatives that was not previously furnished to Coursera. Without limiting the foregoing, Udemy shall promptly (and in any event within 24 hours after such determination) inform Coursera in writing if Udemy determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 6.13(a). Udemy will, and will cause its Representatives and the Udemy Significant Stockholders and their respective officers and directors to, immediately cease and cause to be terminated any activities, discussions or negotiations with any person other than Coursera with respect to any Acquisition Proposal, and immediately (within one (1) Business Day of the date hereof) (1) request the return or destruction of any confidential information previously delivered to any such person pursuant to the terms of any confidentiality agreement to the extent provided by such agreement and (2) terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal by any such person and its Representatives.

(b) From and after the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 8.1, Coursera agrees that it will not, and will cause each of its Subsidiaries and its and their respective directors and officers not to, and shall not permit its and their other respective Representatives, and shall cause the Coursera Significant Stockholders and their respective officers and directors not to, directly or indirectly, (i) initiate, solicit, knowingly encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries, offers or proposals, or the making, submission or announcement of any inquiry, offer or proposal which constitutes or would be reasonably expected to lead to an Acquisition Proposal, (ii) engage or participate in any negotiations with any person in connection with or concerning an Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with any person in connection with or relating to an Acquisition Proposal, or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.13) in connection with or relating to an Acquisition Proposal. Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the receipt of the Requisite Coursera Vote, Coursera receives a bona fide written Acquisition Proposal not solicited in violation of this Section 6.13(b) that the Board of Directors of Coursera, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith constitutes a Coursera Superior Proposal or could reasonably be expected to lead to a Coursera Superior Proposal, Coursera may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in and facilitate such negotiations or discussions with the person making the Acquisition Proposal and such person’s Representatives if the Board of Directors of Coursera concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that taking such actions would be required to comply with its fiduciary duties under applicable Law (including subchapter XV of the DGCL); provided that, (I) prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, Coursera shall have entered into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with such party, and shall otherwise permit such party to comply with its obligations herein and (II) Coursera also provides to Udemy, prior to or substantially concurrently with the time such information is provided or made available to such person or its Representatives, any non-public information furnished to such other person or its Representatives that was not previously furnished to Udemy. Without limiting the foregoing, Coursera shall promptly (and in any event within 24 hours after such determination) inform Udemy in writing if Coursera determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 6.13(b). Coursera will, and will cause its Representatives and the Coursera Significant Stockholders and their respective officers and directors to, immediately cease and cause to be terminated any activities, discussions or negotiations with any person other than Udemy with respect to any Acquisition Proposal, and immediately (within one (1) Business Day of the date hereof) (1) request the return or destruction of any confidential information previously delivered to any such person pursuant to the terms of any confidentiality agreement to the extent provided by such agreement and (2) terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal by any such person and its Representatives.

(c) Each party will promptly (within twenty-four (24) hours) advise the other party following receipt by any director or officer of such party or by any of such party’s Subsidiaries, or its or their respective Representatives, of any Acquisition Proposal or any inquiry, request for nonpublic information, offer or proposal (written or oral) which could reasonably be expected to lead to an Acquisition Proposal. Such notice shall include the substance of such Acquisition Proposal, inquiry or request (including the terms and conditions of and the identity of the person making such inquiry, request or Acquisition Proposal or the nature of the information requested, as applicable), and such party will provide the other party with an unredacted copy of any such written Acquisition Proposal and any draft agreements, proposals or other materials received in connection with any such inquiry, request or Acquisition Proposal (or, if such Acquisition Proposal is not in writing, a reasonably detailed written description of the material terms and conditions thereof), and will keep the other party apprised on a prompt and current basis of any related material developments, discussions and negotiations, including any actual or proposed amendments to or revisions of the terms of such inquiry, request or Acquisition Proposal (other than actual or proposed amendments or revisions that are immaterial in all respects, with any actual or proposed amendments or revisions with respect to economic terms being deemed material for this purpose). Each party shall enforce any confidentiality, standstill or similar provision in any confidentiality, standstill or other agreements to which it or any of its Subsidiaries is or becomes a party in accordance with the terms thereof; provided that, if a party’s Board of Directors determines in good faith after consultation with such party’s outside legal counsel, that waiving a particular standstill provision, or other provision with similar effect, would be required to comply with its fiduciary duties under applicable Law, such party may, with written notice to the other parties to this Agreement, waive such standstill provision, or other provision with similar effect, solely to the extent necessary to permit the applicable person (if it has not been solicited in breach of this Section 6.13) to make, on a confidential basis to such party’s Board of Directors, an Acquisition Proposal, conditioned upon such person agreeing, if required, to disclosure of such Acquisition Proposal to the other parties to this Agreement, in each case as contemplated by this Section 6.13. As used in this Agreement, “Acquisition Proposal” shall mean, with respect to Udemy or Coursera, as applicable, other than the Merger, any offer or proposal or any third-party indication of interest, by or on behalf of any person (or group of persons) other than Udemy or Coursera, as applicable (such person (or group of persons), a “Third Party”), relating to (i) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of a party and its Subsidiaries or twenty-five percent (25%) or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party (or its affiliates) beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party, which would, in the case of this clause (iii), result in the stockholders of such party prior to such transaction ceasing to own at least seventy-five percent (75%), directly or indirectly, of such party or its applicable Subsidiaries.

(d) Nothing contained in this Agreement shall prevent a party or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

6.14. Public Announcements. Udemy and Coursera agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by the parties. Thereafter, each of the parties agrees that, without limiting Section 6.4, no public release or announcement or other public statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as required by applicable Law or the rules or regulations of any stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance, (b) for releases, announcements or statements made to announce a Recommendation Change, (c) in connection with any dispute between or among the parties regarding this Agreement or the transactions contemplated hereby or (d) for a press release or other public statement that is consistent in all material respects with previous press releases, public disclosures or public statements made by a party in accordance with this Agreement, including in investor conference calls, interviews, SEC Filings, Q&As or other publicly disclosed documents, in each case under this clause (d), to the extent such disclosure is still accurate. Nothing in this Section 6.14 shall limit the ability of any party to make internal announcements to its respective employees that are consistent in all material respects with the prior public disclosures regarding the transactions contemplated by this Agreement.

6.15. Change of Method. At any time prior to the Effective Time, (a) upon the mutual written agreement of Udemy and Coursera if and to the extent they both deem such change to be necessary, appropriate or desirable, Udemy and Coursera shall be empowered to, or (b) if reasonably necessary to cause the combination of Udemy and Coursera to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, as mutually determined by Company Tax Counsel and Wachtell, Lipton, Rosen & Katz in good faith, Udemy and Coursera shall use reasonable best efforts to, change the method or structure of effecting the combination of Udemy and Coursera (including the provisions of Article I) to a merger of a direct wholly owned corporate subsidiary of Coursera with and into Udemy, with Udemy surviving such merger as a wholly owned subsidiary of Coursera, followed by a merger of Udemy with and into a second, direct wholly owned limited liability company subsidiary of Coursera, with the second wholly owned subsidiary of Coursera surviving such merger (together, the “Two-Step Merger”, and such election or obligation (as applicable) described in clause (a) or (b), a “Restructuring Election”). If a Restructuring Election is applicable, Coursera and Udemy shall take all action necessary, and cooperate in good faith, to effect such Restructuring Election, including by making effective amendments to this Agreement (including the provisions of Article I) and to the Form S-4 and revising any filings with Governmental Authorities, in each case, to the extent necessary in connection therewith; provided, however, that no Restructuring Election may be effective if it would (i) alter or change the Exchange Ratio or the number of shares of Coursera Common Stock received by holders of shares of Udemy Common Stock in exchange for each share of Udemy Common Stock, except any change where the economic benefits that are intended to accrue to Coursera’s stockholders and Udemy’s stockholders pursuant to the terms of this Agreement and the transactions contemplated hereby are identical in all but de minimis respects, (ii) adversely affect the Tax treatment of Coursera’s stockholders or Udemy’s stockholders pursuant to this Agreement, (iii) adversely affect the Tax treatment of Udemy, Coursera, the Combined Company or their respective Subsidiaries pursuant to this Agreement in any material respect or otherwise impose any unreimbursed and incremental material costs on Udemy, Coursera, the Combined Company or any of their respective Subsidiaries, as applicable, or (iv) reasonably be expected to prevent the consummation of the transactions contemplated by this Agreement or delay the consummation of such transactions beyond the Termination Date. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.1.

6.16. Takeover Statutes. None of Udemy, Coursera, Merger Sub or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, the Udemy Voting Agreement, the Coursera Voting Agreement or the transactions contemplated thereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger, the Udemy Voting Agreement, the Coursera Voting Agreement and the transactions contemplated thereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the Merger, the Udemy Voting Agreement, the Coursera Voting Agreement and the transactions contemplated thereby, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the Merger, the Udemy Voting Agreement, the Coursera Voting Agreement and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on the Merger, the Udemy Voting Agreement, the Coursera Voting Agreement and the transactions contemplated thereby, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.17. Exemption from Liability Under Section 16(b). Udemy and Coursera agree that, in order to most effectively compensate and retain the officers and directors of Udemy subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Udemy Insiders”), both prior to and after the Effective Time, it is desirable that Udemy Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable Law in connection with the conversion of shares of Udemy Common Stock into shares of Coursera Common Stock in the Merger and the conversion of Udemy Equity Awards into corresponding Coursera Equity Awards in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.17. Udemy shall deliver to Coursera in a reasonably timely fashion prior to the Effective Time accurate information regarding the Udemy Insiders, and the Boards of Directors of Udemy, Coursera, and the Combined Company, as applicable, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of Udemy) any dispositions of Udemy Common Stock or Udemy Equity Awards by the Udemy Insiders, and (in the case of Coursera) any acquisitions of Coursera Common Stock or Coursera Equity Awards by any Udemy Insiders who, immediately following the Merger, will be officers or directors of the Combined Company subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable Law.

6.18. Merger Sub Approval. Promptly following the execution of this Agreement, Coursera shall take all action necessary to cause this Agreement and the transactions contemplated by this Agreement, including the Merger, to be adopted by the sole stockholder of Merger Sub.

6.19. Payoff of Udemy Credit Agreement. Udemy shall deliver all notices and take other actions within its power required to facilitate the termination of commitments in respect of that certain Credit Agreement, dated as of May 30, 2025, among Udemy, as the borrower, the Subsidiaries of Udemy party thereto from time to time, the lenders party thereto from time to time, the issuing banks party thereto from time to time, and Citibank, N.A., as the administrative agent (as amended or otherwise modified, the “Udemy Credit Agreement”), repayment in full of all obligations in respect of the Udemy Credit Agreement (except for customary surviving obligations) and the release of any Liens and guarantees in connection therewith, in each case on the Closing Date. Udemy shall use reasonable best efforts to furnish to Coursera, no later than five (5) Business Days prior to the Closing Date, a customary payoff letter (including customary Lien and guarantee release documents) with respect to the Udemy Credit Agreement (a “Payoff Letter”) in form and substance reasonably satisfactory to Coursera from all financial institutions and other Persons to which the Indebtedness under the Udemy Credit Agreement is owed, or the applicable agent, trustee or other representative on behalf of such Persons, which Payoff Letter shall (x) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or other outstanding and unpaid obligations related to the Udemy Credit Agreement as of the Closing Date (the “Payoff Amount”) and (y) state that all obligations (including guarantees) in respect thereof (except for customary surviving obligations) and Liens in connection therewith on the assets of any of Udemy or its Subsidiaries shall be, substantially concurrently with the receipt of the applicable Payoff Amount on the Closing Date by the Persons holding such Indebtedness, released.

ARTICLE VII

CONDITIONS PRECEDENT

7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approvals. (i) This Agreement shall have been adopted by the stockholders of Udemy by the Requisite Udemy Vote and (ii) the Share Issuance and the Charter Amendment shall have been approved by the stockholders of Coursera by the Requisite Coursera Vote.

(b) Listing. The shares of Coursera Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c) Regulatory Approvals. (i) Any applicable waiting period (or extension thereof) under the HSR Act, and any commitment by the parties (if any) not to consummate the Merger before a certain date under a timing agreement with a Governmental Entity shall have expired or been terminated; and (ii) all other Requisite Regulatory Approvals shall have been obtained or given and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated.

(d) Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued, and no proceedings for such purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition enjoining or preventing the consummation of the Merger shall be in effect. No Law, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity of competent jurisdiction which prohibits or makes illegal the consummation of the Merger.

7.2. Conditions to Obligations of Udemy. The obligation of Udemy to effect the Merger is also subject to the satisfaction, or waiver by Udemy, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Coursera and Merger Sub set forth in Section 3.2(a), Section 3.3(a), Section 3.7(a) and Section 3.19 (in each case after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2(a) and Section 3.3(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of Coursera and Merger Sub set forth in the first and last sentences of Section 3.1(a) and in Section 3.6 (in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of Coursera and Merger Sub set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Coursera.

(b) Performance of Obligations of Coursera. Coursera shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date.

(c) No Material Adverse Effect. Since the date of this Agreement, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Coursera.

(d) Company Tax Opinion. Udemy shall have received the opinion of Wilson Sonsini Goodrich & Rosati (or, if Wilson Sonsini Goodrich & Rosati is unable, or declines, to deliver such opinion, of such other tax counsel of nationally recognized standing reasonably acceptable to Udemy) (“Company Tax Counsel”), in form and substance reasonably satisfactory to Udemy, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income Tax purposes, the Merger (or, if a Restructuring Election is effective, the Two-Step Merger) will be treated as a “reorganization” within the meaning of Section 368(a) of the Code (the “Company Tax Opinion”). In rendering the Company Tax Opinion, Company Tax Counsel may require and rely upon representations contained in certificates of officers of Udemy, Coursera and Merger Sub (and, if a Restructuring Election is effective, a second Merger Sub entity), reasonably satisfactory in form and substance to such counsel.

(e) Coursera Officer Certificate. Udemy shall have received a certificate dated as of the Closing Date and signed on behalf of Coursera by the Chief Executive Officer or the Chief Financial Officer of Coursera, certifying to the effect that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.

7.3. Conditions to Obligations of Coursera and Merger Sub. The obligation of Coursera and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Coursera, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Udemy set forth in Section 4.2(a), Section 4.3(a), Section 4.7(a) and Section 4.19 (in each case, after giving effect to the lead-in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a) and Section 4.3(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of Udemy set forth in the first and last sentences of Section 4.1(a) and in Section 4.6 (in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of Udemy set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Udemy.

(b) Performance of Obligations of Udemy. Udemy shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date.

(c) No Material Adverse Effect. Since the date of this Agreement, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Udemy.

(d) Udemy Officer Certificate. Coursera shall have received a certificate dated as of the Closing Date and signed on behalf of Udemy by the Chief Executive Officer or the Chief Financial Officer of Udemy, certifying to the effect that the conditions set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c) have been satisfied.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1. Termination. This Agreement may be terminated at any time prior to the Effective Time (with any termination by Coursera also being an effective termination by Merger Sub):

(a) by mutual written consent of Udemy and Coursera;

(b) by either Udemy or Coursera if any court or Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree or other legal restraint or prohibition permanently enjoining or preventing the consummation of the Merger; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party whose action or failure to fulfill any obligation under this Agreement has been a principal cause of the issuance of such order, injunction, decree, other legal restraint or prohibition and such action or failure to act constitutes a breach of this Agreement;

(c) by either Udemy or Coursera if the Merger shall not have been consummated on or before December 17, 2026 (the “Termination Date”); provided, however, that (i) if, on the Termination Date, all of the conditions to Closing set forth in Article VII shall have been satisfied or waived (other than those conditions that are to be satisfied by action taken at the Closing but subject to those conditions being capable of being satisfied) other than the conditions set forth in Section 7.1(c) or Section 7.1(e) (to the extent any such order, injunction, decree or legal restraint is in respect of, or any such Law is, the HSR Act or any other Competition Law), then the Termination Date shall be automatically extended to March 17, 2027, and if so extended, such date shall be the “Termination Date;” (ii) if, on the Termination Date, as extended, all of the conditions to Closing set forth in Article VII shall have been satisfied or waived (other than those conditions that are to be satisfied by action taken at the Closing but subject to those conditions being capable of being satisfied) other than the conditions set forth in Section 7.1(c) or Section 7.1(e) (to the extent any such order, injunction, decree or legal restraint is in respect of, or any such Law is, the HSR Act or any other Competition Law), then the Termination Date shall be automatically further extended to June 17, 2027, and if so extended, such date shall be the “Termination Date” and (iii) the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any party whose action or failure to fulfill any obligation under this Agreement has been a principal cause of the failure of the Closing to occur by the Termination Date and such action or failure to act constitutes a breach of this Agreement; provided, further, that the Termination Date may be extended upon the mutual written agreement of Coursera and Udemy;

(d) by Coursera, in the event that (i) Coursera is not then in material breach of this Agreement and (ii) there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Udemy, which breach or failure to be true, either individually or in the aggregate with all other breaches by Udemy (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.3, which is not cured by Udemy before the earlier of (x) the Business Day prior to the Termination Date and (y) the thirtieth (30th) calendar day following receipt of written notice from Coursera to Udemy, or by its nature or timing cannot be cured during such period;

(e) by Udemy, in the event that (i) Udemy is not then in material breach of this Agreement and (ii) there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Coursera, which breach or failure to be true, either individually or in the aggregate with all other breaches by Coursera (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, which is not cured by Coursera before the earlier of (x) the Business Day prior to the Termination Date and (y) the thirtieth (30th) calendar day following receipt of written notice from Udemy to Coursera, or by its nature or timing cannot be cured during such period;

(f) by either Udemy or Coursera if (i) the Udemy Meeting (including any adjournments or postponements thereof, in each case in accordance with Section 6.4) shall have concluded and the Requisite Udemy Vote shall not have been obtained or (ii) the Coursera Meeting (including any adjournments or postponements thereof, in each case in accordance with Section 6.4) shall have concluded and the Requisite Coursera Vote shall not have been obtained;

(g) by Coursera, at any time prior to obtaining the Requisite Udemy Vote, if (i) Udemy or the Board of Directors of Udemy shall have made a Recommendation Change or (ii) there has been a breach by Udemy (including by the Board of Directors of Udemy) of its obligations under Sections 6.4 or 6.13(a) in any material respect; or

(h) by Udemy, at any time prior to obtaining the Requisite Coursera Vote, if (i) Coursera or the Board of Directors of Coursera shall have made a Recommendation Change or (ii) there has been a breach by Coursera (including by the Board of Directors of Coursera) of its obligations under Sections 6.4 or 6.13(b) in any material respect.

8.2. Effect of Termination.

(a) In the event of the valid termination of this Agreement by either Udemy or Coursera as provided in Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made and this Agreement shall forthwith become void and have no effect, and none of Udemy, Coursera, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) the Confidentiality Agreement, the Clean Team Agreement, Section 6.3(b), Section 6.14, this Section 8.2 and Article IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Udemy nor Coursera shall be relieved or released from any liabilities or damages arising out of its intentional (and not reckless) fraud or Willful Breach of any provision of this Agreement. For purposes of this Agreement, “Willful Breach” means, with respect to any party, a breach or failure to perform that is the consequence of an intentional act or intentional omission of such party with the knowledge that such act or omission would, or would be reasonably expected to, cause a material breach of this Agreement.

(b)

(i) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of Coursera or shall have been made directly to the stockholders of Coursera or any person shall have publicly announced an Acquisition Proposal (and not withdrawn at least two (2) Business Days prior to the Coursera Meeting), in each case with respect to Coursera and (A) thereafter (x) this Agreement is terminated by either Udemy or Coursera pursuant to Section 8.1(c) without the Requisite Coursera Vote having been obtained (and all other conditions set forth in Sections 7.1 and 7.3 were satisfied or, with respect to those conditions that by their nature can only be satisfied at the Closing, were capable of being satisfied as of the date of such termination), or (y) this Agreement is terminated by Udemy pursuant to Section 8.1(e) or either Udemy or Coursera pursuant to Section 8.1(f)(ii) and (B) prior to the date that is twelve (12) months after the date of such termination, Coursera enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Coursera shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Udemy, by wire transfer of same-day funds, a fee equal to $40,500,000 (the “Termination Fee”); provided that for purposes of this Section 8.2(b)(i), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%).”

(ii) In the event that this Agreement is terminated by Udemy pursuant to Section 8.1(h), or is terminated by Coursera or Udemy pursuant to Section 8.1(f)(ii) at such time as Udemy was entitled to terminate this Agreement pursuant to Section 8.1(h), then Coursera shall pay Udemy, by wire transfer of same-day funds, the Termination Fee within two (2) Business Days of the date of termination.

(c)

(i) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of Udemy or shall have been made directly to the stockholders of Udemy or any person shall have publicly announced an Acquisition Proposal (and not withdrawn at least two (2) Business Days prior to the Udemy Meeting), in each case with respect to Udemy and (A) thereafter (x) this Agreement is terminated by either Udemy or Coursera pursuant to Section 8.1(c) without the Requisite Udemy Vote having been obtained (and all other conditions set forth in Sections 7.1 and 7.2 were satisfied or, with respect to those conditions that by their nature can only be satisfied at the Closing, were capable of being satisfied as of the date of such termination), or (y) this Agreement is terminated by Coursera pursuant to Section 8.1(d) or either Udemy or Coursera pursuant to Section 8.1(f)(i) and (B) prior to the date that is twelve (12) months after the date of such termination, Udemy enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Udemy shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Coursera, by wire transfer of same-day funds, the Termination Fee; provided that for purposes of this Section 8.2(c)(i), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%).”

(ii) In the event that this Agreement is terminated by Coursera pursuant to Section 8.1(g), or is terminated by Coursera or Udemy pursuant to Section 8.1(f)(i) at such time as Coursera was entitled to terminate this Agreement pursuant to Section 8.1(g), then Udemy shall pay Coursera, by wire transfer of same-day funds, the Termination Fee within two (2) Business Days of the date of termination.

(d) Without limiting Section 8.2(b)(ii), in the event that this Agreement (i) is terminated by Coursera or Udemy pursuant to Section 8.1(f)(ii), or (ii) is terminated pursuant to Section 8.1(b), Section 8.1(c), Section 8.1(e) or Section 8.1(f)(i) and, at such time, Udemy was entitled to terminate this Agreement pursuant to Section 8.1(f)(ii), then Coursera shall pay Udemy, by wire transfer of same-day funds, a transaction expense reimbursement of $8,000,000 within two (2) Business Days of the date of termination; provided that such reimbursement, to the extent paid, shall be credited against any Termination Fee that is payable by Coursera to Udemy pursuant to this Section 8.2.

(e) Without limiting Section 8.2(c)(ii), in the event that this Agreement (i) is terminated by Coursera or Udemy pursuant to Section 8.1(f)(i) or (ii) is terminated pursuant to Section 8.1(b), Section 8.1(c), Section 8.1(d) or Section 8.1(f)(ii) and, at such time, Coursera was entitled to terminate this Agreement pursuant to Section 8.1(f)(i), then Udemy shall pay Coursera, by wire transfer of same-day funds, a transaction expense reimbursement of $8,000,000 within two (2) Business Days of the date of termination; provided that such reimbursement, to the extent paid, shall be credited against any Termination Fee that is payable by Udemy to Coursera pursuant to this Section 8.2.

(f) Except in the case of intentional (and not reckless) fraud or a Willful Breach by Udemy or Coursera, as the case may be, which shall each be subject to Section 8.2(a), following the termination of this Agreement in accordance with its terms, the payment of the Termination Fee by Udemy or Coursera, in circumstances in which it is due pursuant to the terms of this Agreement, together with any amounts payable pursuant to Section 8.2(e) in connection therewith, shall be the sole and exclusive remedy of the other party under this Agreement. Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages to the extent permitted herein, in no event shall either Udemy or Coursera be required to pay the Termination Fee, as applicable, more than once.

(g) Each of Udemy and Coursera acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Udemy or Coursera, as the case may be, fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee, as applicable, or any portion thereof, such non-paying party shall pay the costs and expenses of the other party (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if Udemy or

Coursera, as the case may be, fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” published in the Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1. Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite Udemy Vote or the Requisite Coursera Vote and prior to the Effective Time; provided, however, that after the receipt of the Requisite Udemy Vote or the Requisite Coursera Vote, there may not be, without further approval of the stockholders of Udemy or Coursera, as applicable, any amendment of this Agreement that requires such further approvals under applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and duly approved by the parties’ respective Boards of Directors or a duly authorized committee thereof.

9.2. Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other party hereto, waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by such other party pursuant hereto, and waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein; provided, however, that after the receipt of the Requisite Udemy Vote or the Requisite Coursera Vote, there may not be, without further approval of the stockholders of Udemy or Coursera, as applicable, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable Law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.3. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, obligations, covenants and agreements in this Agreement (or in any certificate delivered pursuant to this Agreement) shall survive the Effective Time, except for Section 3.25, Section 4.25, Section 6.9, Section 9.4 and for those other obligations, covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time, which obligations, covenants and agreements shall survive in accordance with their respective terms.

9.4. Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided that the costs and expenses of filing, printing and mailing the Joint Proxy Statement (including the SEC filing fee payable in connection thereto) and all filing and other fees paid to Governmental Entities in connection with the Merger and the other transactions contemplated hereby shall be borne equally by Coursera and Udemy (and if either party initially pays more than 50% of any such fees, the other party shall promptly reimburse such excess to such party); provided, further, that, for the avoidance of doubt, neither party shall bear or be required to pay any such filing fees and other fees payable by the other party’s stockholders. Except as set forth in Section 2.2(c), subject to the occurrence of the Closing, Coursera will pay or cause to be paid all transfer (including real estate transfer), stamp and documentary Taxes imposed on Coursera, Udemy, the Combined Company or their respective subsidiaries as a result of the consummation of the Merger.

9.5. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (unless the recipient delivers an “out of office” response or other automated notice that such e-mail transmission has been rejected or not been received), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Coursera or Merger Sub, to:

Coursera, Inc.

2440 West El Camino Real, Suite 500

Mountain View, CA 94040

Attention:  *****

E-mail:   *****

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:  David C. Karp

   Ronald C. Chen

   Kyle Diamond

E-mail:   DCKarp@wlrk.com

   RCChen@wlrk.com

   KMDiamond@wlrk.com

and

(b)	if to Udemy, to:

Udemy, Inc.

600 Harrison Street, 3rd Floor

San Francisco, California 94107

Attention:  *****

E-mail:   *****

With a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, CA 94304

Attention:   Remi P. Korenblit

    Martin W. Korman

    Lianna Whittleton

E-mail:    RKorenblit@wsgr.com

    MKorman@wsgr.com

    LWhittleton@wsgr.com

9.6. Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of Coursera means the actual knowledge of any of the persons listed on Section 9.6 of the Coursera Disclosure Letter, in each case, after reasonable inquiry, and the “knowledge” of Udemy means the actual knowledge of any of the persons listed on Section 9.6 of the Udemy Disclosure Letter, in each case, after reasonable inquiry. As used herein, (i) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (ii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (iii) the term “made available” means any document or other information that was (a) provided in writing by one party or its Representatives to the other party and its Representatives at least one (1) Business Day prior to the date hereof, (b) included in the virtual data room of a party at least one (1) Business Day prior to the date hereof, or (c) filed by a party with the SEC and publicly available on EDGAR at least one (1) day prior to the date hereof, and (iv) the term “Business Day” means any day other than Saturday, Sunday or a U.S. federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern time (or, in the case of determining a date when any payment is due, each day (other than a Saturday or Sunday) on which banks are open in New York, New York and San Francisco, California). The Coursera Disclosure Letter and the Udemy Disclosure Letter, as well as all other schedules and all exhibits hereto, shall be included in any reference to this Agreement, but only the body of this Agreement and Exhibit C incorporated by reference herein shall be considered the “agreement of merger,” as such term is used in Section 251 of the DGCL, for purposes of Title 8 of the Delaware Code.

9.7. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8. Entire Agreement. This Agreement (including the documents and instruments referred to herein) together with the Confidentiality Agreement and the Clean Team Agreement, constitute the entire agreement among the parties (but only the body of this Agreement and Exhibit C incorporated by reference herein shall be considered the “agreement of merger,” as such term is used in Section 251 of the DGCL, for the purposes of Title 8 of the Delaware Code) and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9. Governing Law; Jurisdiction .

(a) This Agreement and all claims, causes of action (whether in contract, tort or statute) or other matter that may directly or indirectly result from, arise out of, be in connection with or relate to this Agreement or the other agreements delivered in connection herewith, or the execution or performance of this Agreement or such other agreements, or the Merger (the “Relevant Matters”) shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles that would result in the application of the Law of any other state.

(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to the Relevant Matters exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Law.

9.10. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF THE RELEVANT MATTERS BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH

OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11. Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party (which may be withheld by such other party in its sole discretion). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.9, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto (and their respective successors and permitted assigns) any rights (legal, equitable or otherwise) or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, except (a) for the right of the holders of Udemy Common Stock and Udemy Equity Awards to receive the Merger Consideration pursuant to Article I following the Effective Time in accordance with the terms of this Agreement and (b) subject to Section 8.2, if either party seeks monetary damages in the event of a breach of this Agreement, such damages may include, in addition to any other damages that may be available at law or in equity, (i) in the case that Udemy seeks monetary damages, damages on behalf of holders of Udemy Common Stock and Udemy Equity Awards and (ii) in the case that Coursera seeks monetary damages, damages on behalf of holders of Coursera Common Stock and Coursera Equity Awards, which, in either case, may include damages based on the loss of the economic benefits of the Merger (including any synergies), a decrease in share value or lost premium. The rights granted pursuant to clause (b) of the preceding sentence will only be enforceable on behalf of such holders by Udemy or Coursera, as the case may be, in its sole and absolute discretion, as agent for such applicable holders and, consequently, any damages, settlements or other amounts recovered or received on behalf of such holders may be distributed to such holders, in whole or in part, or retained by Udemy or Coursera, as the case may be, in its sole and absolute discretion. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.12. Specific Performance. The parties hereto agree that (a) irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and (b) the provisions of Section 8.2, including the availability of monetary damages or the Termination Fee are not intended to and do not adequately compensate the Company, on the one hand, or Parent and Merger Sub, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any party’s right to an injunction, specific performance and other equitable relief and (c) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, no party would have entered into this Agreement and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that monetary damages or another remedy at law would be adequate and (b) any requirement under any applicable Law to prove actual damages or post security or a bond as a prerequisite to obtaining equitable relief.

9.13. Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.14. Execution and Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a e-mail delivery of a “.pdf” or similar format data file or a third party electronic signature service, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a e-mail delivery of a “.pdf” or similar format data file or a third party electronic signature service to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a e-mail delivery of a “.pdf” or similar format data file or a third party electronic signature service as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

UDEMY, INC.

By:	/s/ Hugo Sarrazin
Name: Hugo Sarrazin
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

COURSERA, INC.

By:	/s/ Gregory M. Hart
Name: Gregory M. Hart
Title: President and Chief Executive Officer

CHESS MERGER SUB, INC.

By:	/s/ Gregory M. Hart
Name: Gregory M. Hart
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Udemy Voting Agreement

Exhibit B

Coursera Voting Agreement

Exhibit C

Exhibit C

Charter Amendment

Exhibit C

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

COURSERA, INC.

A PUBLIC BENEFIT CORPORATION

Coursera, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), hereby certifies as follows:

FIRST: The name of the corporation is Coursera, Inc.

SECOND: The original certificate of incorporation of the corporation was filed with the Secretary of State of the State of Delaware on October 7, 2011 under the original name of Dkandu, Inc. and most recently amended and restated pursuant to an Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on April 5, 2021 (the “Existing Certificate”).

THIRD: In accordance with the provisions of Section 242 of the General Corporation Law, the board of directors of the Corporation duly adopted resolutions proposing to amend the Existing Certificate as set forth herein (the “Amendment”), declaring the Amendment to be advisable and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor.

FOURTH: Article IV(A) of the Existing Certificate is hereby amended and restated in its entirety to read as follows:

ARTICLE IV

A. Classes of Stock. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is Six Hundred Ten Million (610,000,000), of which Six Hundred Million (600,000,000) shares shall be Common Stock, $0.00001 par value per share (the “Common Stock”), and of which Ten Million (10,000,000) shares shall be Preferred Stock, $0.00001 par value per share (the “Preferred Stock”). The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the then outstanding shares of Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such Preferred Stock holders is required pursuant to the provisions established by the board of directors of the Corporation (the “Board”) in the resolution or resolutions providing for the issue of such Preferred Stock, and if such holders of such Preferred Stock are so entitled to vote thereon, then, except as may otherwise be set forth in the certificate of incorporation of the Corporation, as amended from time to time (this “Certificate” or “Certificate of Incorporation”), the only stockholder approval required shall be the affirmative vote of a majority of the voting power of the Common Stock and the Preferred Stock so entitled to vote, voting together as a single class.

FIFTH: At a special meeting of stockholders called and held in accordance with the provisions of the General Corporation Law, the Amendment was duly approved and adopted by the stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law.

SIXTH: The Amendment shall be effective upon the filing hereof.

[Signature appears on next page]

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of this corporation on this __ day of _________, 2026.

COURSERA, INC.

By:
Name: [ ] Title: [ ]

[Signature Page to Charter Amendment]

Exhibit D

Surviving Company Certificate of Incorporation

Exhibit D

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

of

UDEMY, INC.

ARTICLE I

The name of the corporation is Udemy, Inc. (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, State of Delaware 19808. The name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

Section 1. The Corporation shall be authorized to issue 1,000 shares of capital stock, all of which 1,000 shares shall be shares of common stock, par value $0.00001 per share (the “Common Stock”).

Section 2. Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of the Common Stock shall have one vote, and the Common Stock shall vote together as a single class.

ARTICLE V

The business and affairs of the Corporation shall be managed by or under the direction of the board of directors of the Corporation (the “Board”). Any one or more directors may be removed, with or without cause, by the vote or written consent of the holders of a majority of the issued and outstanding shares of capital stock of the Corporation entitled to be voted in the election of directors.

ARTICLE VI

In furtherance and not in limitation of those powers conferred by law, the Board is expressly authorized and empowered to make, alter and repeal the bylaws of the Corporation (the “Bylaws”).

ARTICLE VII

Meetings of the stockholders shall be held at such place, within or without the State of Delaware, as may be designated by, or in the manner provided in, the Bylaws or, if not so designated, at the registered office of the Corporation in the State of Delaware. Elections of directors need not be by written ballot unless and to the extent that the Bylaws so provide.

ARTICLE VIII

The Corporation reserves the right at any time or from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

ARTICLE IX

Section 1. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended from time to time, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation, as the case may be, shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Section 2. Subject to any provisions in the Bylaws related to indemnification of directors of the Corporation, the Corporation shall indemnify, to the fullest extent permitted by applicable law, any director of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Corporation shall be required to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person only if the Proceeding (or part thereof) was authorized by the Board.

Section 3. The Corporation shall have the power to indemnify, to the extent permitted by applicable law, any officer, employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

Section 4. Neither any amendment nor repeal of any Section of this Article IX, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation or the Bylaws inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any Proceeding accruing or arising or that, but for this Article IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.